Exhibit 2.2

AGREEMENT AND PLAN OF REORGANIZATION

BY AND AMONG

EQUITY BANCSHARES, INC.,

ABE MERGER SUB, INC.

AND

ADAMS DAIRY BANCSHARES, INC.

Dated as of December 16, 2017

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(continued)

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(continued)

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(continued)

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(continued)

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EXHIBITS

Exhibit “A”	Form of Director Support Agreement

Exhibit “B”	Form of Voting Agreement

Exhibit “C”	Form of Bank Merger Agreement

Exhibit “D”	Form of Director Release

Exhibit “E”	Form of Officer Release

SCHEDULES

Adams Confidential Schedule

EQBK Confidential Schedule

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AGREEMENT AND PLAN OF REORGANIZATION

This AGREEMENT AND PLAN OF REORGANIZATION (this “Agreement”) is effective as of December 16, 2017, by and among Equity Bancshares, Inc. (“EQBK”), a Kansas corporation and registered bank holding company under the Bank Holding Company Act of 1956, as amended (the “BHCA”), ABE Merger Sub, Inc. (“Merger Sub”), a Missouri corporation and wholly-owned subsidiary of EQBK, and Adams Dairy Bancshares, Inc. (“Adams”), a Missouri corporation and registered bank holding company under the BHCA.

RECITALS

WHEREAS, EQBK owns all of the common stock of Equity Bank, a Kansas state bank with its principal office in Andover, Kansas (“Equity Bank”);

WHEREAS, Adams owns all of the common stock of Adams Dairy Bank, a Missouri state bank with its principal office in Blue Springs, Missouri (the “Bank”);

WHEREAS, the Board of Directors of EQBK (the “EQBK Board”) and the Board of Directors of Adams (the “Adams Board”) have determined that it is advisable and in the best interests of their respective companies and their shareholders to consummate the strategic business combination transaction provided for in this Agreement, pursuant to which EQBK will, on the terms and subject to the conditions set forth in this Agreement, acquire Adams through the merger of Merger Sub, with and into Adams (the “Merger”), with Adams surviving as a wholly-owned subsidiary of EQBK;

WHEREAS, immediately following, and in connection with, the Merger, EQBK will cause Adams to be merged with and into EQBK, with EQBK surviving the merger (the “Second Step Merger” and together with the Merger, the “Integrated Mergers”), and immediately following the Second Step Merger, or at such later time as EQBK may determine, EQBK will cause the Bank to be merged with and into Equity Bank, with Equity Bank surviving the merger (the “Bank Merger”);

WHEREAS, the aggregate value of the merger consideration that EQBK will pay to shareholders of Adams is equal $15,825,000; provided, however, the aggregate merger consideration may change from such amount and will be calculated and paid in accordance with the terms and conditions of this Agreement;

WHEREAS, concurrently with the execution and delivery of this Agreement, as a condition and inducement for EQBK to enter into this Agreement, certain directors of Adams have entered into Director Support Agreements in the form attached hereto as Exhibit “A” (the “Director Support Agreement”) in connection with the Merger;

WHEREAS, concurrently with the execution and delivery of this Agreement, as a condition and inducement for EQBK to enter into this Agreement, certain shareholders of Adams have each entered into a Voting Agreement in the form attached hereto as Exhibit “B” (the “Voting Agreement”), whereby such shareholders of Adams have agreed to vote the shares of Adams Stock (as defined below) owned by them in favor of this Agreement, the Merger and the transactions contemplated hereby and thereby;

WHEREAS, it is intended that the Integrated Mergers together will be treated as a reorganization under Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”) and the rules and regulations promulgated thereunder and that this Agreement is hereby adopted as a plan of reorganization for the purposes of Code Sections 354 and 361 and the applicable regulations; and

WHEREAS, the parties hereto desire to set forth certain representations, warranties and covenants made by each to the other as an inducement to the execution and delivery of this Agreement and certain additional agreements related to the transactions contemplated hereby:

AGREEMENT

NOW, THEREFORE, for and in consideration of the foregoing and of the mutual representations, warranties, covenants and agreements contained in this Agreement, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and subject to the conditions set forth below, the parties, intending to be legally bound, undertake, promise, covenant and agree with each other as follows:

ARTICLE I

THE MERGER

Section 1.01    Merger of Merger Sub with and into Adams. Subject to the terms and conditions of this Agreement, at the Effective Time, Merger Sub will merge with and into Adams in accordance with the General and Business Corporation Law of Missouri and Chapter 351 of the Missouri Revised Statutes (“MRS”). Adams will be the surviving corporation in the Merger (the “Surviving Corporation”) and will continue its corporate existence under the MRS as a wholly-owned subsidiary of EQBK. Upon consummation of the Merger, the separate corporate existence of Merger Sub shall terminate.

Section 1.02    Effects of the Merger. The Merger will have the effects set forth in the Section 351.450 of the MRS. The name of the Surviving Corporation will be “Adams Dairy Bancshares, Inc.”

Section 1.03    Articles of Incorporation and Bylaws. At the Effective Time, the articles of incorporation and bylaws of Adams, as in effect immediately before the Effective Time, will be the articles of incorporation and bylaws of the Surviving Corporation until thereafter changed or amended as provided by Law.

Section 1.04    Directors and Officers. The directors and officers, respectively, of Merger Sub at the Effective Time will become the directors and officers of the Surviving Corporation and will hold office from the Effective Time until their respective successors are duly elected or appointed and qualified in the manner provided in the articles of incorporation and bylaws of the Surviving Corporation or as otherwise provided by Law.

Section 1.05    Effect on Capital Stock. At the Effective Time, by virtue of the Merger and without any further action on the part of EQBK, Merger Sub, Adams or any holder of record of the following securities:

(a)    Each share of Class A common stock, par value $0.01 per share, of EQBK (“EQBK Class A Stock”) and Class B common stock, par value $0.01 per share of EQBK (“EQBK Class B Stock”), issued and outstanding immediately prior to the Effective Time, shall remain issued and outstanding and shall not be affected by the Merger.

(b)    Each share of common stock, par value $0.01 per share, of Adams (the “Adams Stock”) issued and outstanding immediately prior to the Effective Time, except for the Cancelled Shares and Dissenting Shares, shall cease to be outstanding and shall automatically be converted into and become the right to receive, without interest, the following:

(i)    a number of shares of EQBK Class A Stock equal to the Exchange Ratio; and

(ii)    the Per Share Cash Amount (the aggregate consideration described in clauses (i) and (ii), such per share amount, the “Per Share Merger Consideration,” and in the aggregate for all holders of Adams Stock entitled to receive the Per Share Merger Consideration under the terms of this Agreement, the “Merger Consideration”).

(c)    At the Effective Time, each share of Adams Stock converted into the right to receive the Per Share Merger Consideration pursuant to this Section 1.05 shall no longer be outstanding and shall automatically be cancelled and cease to exist, and each holder of a certificate that immediately prior to the Effective Time represented any such shares of Adams Stock shall thereafter cease to have any rights with respect to such shares of Adams Stock, except the right to receive the Per Share Merger Consideration for such shares.

(d)    Any shares of Adams Stock that are owned immediately prior to the Effective Time by Adams, EQBK or their respective Subsidiaries (other than (i) shares of Adams Stock held, directly or indirectly, in trust accounts, managed accounts and the like or otherwise held in a fiduciary capacity that are beneficially owned by third parties and (ii) shares of Adams Stock held in respect of a debt previously contracted) shall be canceled and extinguished without any conversion thereof or consideration therefor (the “Cancelled Shares”).

(e)    No certificates representing a fractional share shall be issued by EQBK. In lieu of any fractional share, each holder of Adams Stock entitled to a fractional share, upon surrender of such shares of Adams Stock, shall be entitled to receive from EQBK an amount in cash (without interest), payable in accordance with Section 1.07, rounded to the nearest cent, determined by multiplying the fractional share by $34.49.

(f)    Notwithstanding anything to the contrary herein, if, between the date hereof and the Effective Time, the outstanding shares of EQBK Class A Stock or EQBK Class B Stock increase, decrease, change into or are exchanged for a different number or kind of shares or securities as a result of a reorganization, recapitalization, reclassification, stock dividend, stock split, reverse stock split, or other similar change in capitalization (a “Share Adjustment”), then the Exchange Ratio shall be appropriately and proportionately adjusted so that each holder of Adams Stock shall be entitled to receive the Merger Consideration in such proportion as it would have received if the record date for such Share Adjustment had been immediately after the Effective Time; provided, that, for the avoidance of doubt, no such adjustment shall be made with regard to the Exchange Ratio if (a) EQBK issues additional shares of EQBK Capital Stock and receives consideration for such shares in a bona fide third party transaction (including any merger or acquisition), (b) EQBK issues employee or director stock grants or similar equity awards in the ordinary course of business, or (c) shares of EQBK Capital Stock are repurchased by or on behalf of EQBK.

(g)    Each share of common stock, par value $0.01 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted automatically into and become one newly issued, fully paid and non-assessable share of common stock of the Surviving Corporation.

Section 1.06    Calculation of Consideration.

(a)    For purposes of this Agreement, the following terms shall have the meanings set forth below:

(i)    “Adams Merger Costs” means (A) the cost of terminating any employment related agreements and obligations (including any non-competition agreements, option agreements or equity based plans); (B) the transaction costs, fees and expenses (including, without limitation, all legal, accounting, and financial advisory fees and expenses, including any cost to obtain any opinion as to the financial fairness of the Merger) incurred by Adams; (C) the payments owed by Adams to those employees and in such amounts listed on Adams Confidential Schedule 1.06, including, without limitation, any severance, stay-pay or retention bonus amounts or change in control payments (all of which shall be reflected on Adams Confidential Schedule 1.06 including the name of the recipient, the amount of such payment and with respect to any stay-pay or retention bonus arrangements, the date through which the recipient must remain employed by the Surviving Corporation to receive the stay-pay or retention bonus amount); (D) a mutually agreeable estimate of the cost of obtaining a determination letter from the IRS in connection with the termination of any Retirement Plan; (E) any federal or state income Tax obligations, franchise Tax obligations or real property Tax obligations incurred prior to the Effective Time; (F) the accrual or payment of all of the costs, fees, expenses, contract payments, penalties or liquidated damages necessary to be paid by Adams in connection with any contract termination required pursuant to this Agreement, including, without limitation, all costs, fees, expenses, contract payments, penalties or liquidated damages associated with the termination of the contracts required by Section 5.15(a) and the termination of the data processing or technology contracts contemplated by Section 5.15(b) hereof; (G) any unrealized gains or any unrealized losses (as the case may be) in Adams’s securities portfolio due to mark-to-market adjustments required by GAAP as of the Calculation Date; (H) a mutually agreeable estimate of the cost of preparing the federal and state income Tax Returns of Adams for the period from January 1, 2017 through the Closing Date; (I) any unrecorded liabilities regardless of materiality, including, without limitation, accrued paid time-off through the Closing Date; (J) the cost of settling or otherwise resolving all litigation set forth on Adams Confidential Schedule 3.07 or otherwise related thereto, including all amounts paid in settlement, legal fees and any other related cost or expenses; and (K) other amounts mutually agreed upon in writing by EQBK and Adams; provided, further, that any amounts paid or incurred by EQBK on behalf of Adams in the aforementioned categories shall constitute Adams Merger Costs. In addition, any dividends (whether paid or declared) by Adams shall have been recorded by Adams as a reduction of Adjusted Equity. For purposes of the calculation of Adjusted Equity, the amount of the Adjusted Equity shall reflect the after-tax amount of the foregoing adjustments calculated in accordance with GAAP. For the avoidance of doubt any amount by which the Adjusted Equity exceeds the Minimum Equity shall inure to the benefit of EQBK.

(ii)    “Adjusted Equity” means the sum of Adams’s capital, surplus and retained earnings accounts less all intangible assets, calculated as of the Calculation Date and in accordance with GAAP consistently applied, and adjusted to reflect, without duplication, (A) the payment of or accrual for all Adams Merger Costs and (B) any dividends or distributions (whether accrued or paid). Adjusted Equity shall not include any deduction for any severance costs related to a Terminated Employee.

(iii)    “Adjusted Cash Amount” means an amount of cash equal to the difference of (A) $3,956,250, minus (B) the Equity Adjustment.

(iv)    “Calculation Date” means the close of business on the fifth Business Day immediately preceding the Closing Date, or such other date as mutually agreeable to the parties hereto.

(v)    “Equity Adjustment” means the product of (A) 1.64, multiplied by (B) difference of (x) Minimum Equity, minus (y) Adjusted Equity; provided, that if the amount of the Adjusted Equity is greater than the Minimum Equity, then the Equity Adjustment shall be zero.

(vi)    “Exchange Ratio” means 0.4791 shares of EQBK Class A Stock.

(vii)    “Minimum Equity” means $9,666,000.

(viii)    “Per Share Cash Amount” means $5.51; provided, however, that if the Equity Adjustment is greater than zero, then the Per Share Cash Amount shall be equal to the quotient of (A) the Adjusted Cash Amount, divided by (B) the number of the shares of Adams Stock outstanding immediately prior to the Effective Time, except for the Cancelled Shares.

Section 1.07    Exchange Procedures.

(a)    Prior to the Effective Time, EQBK shall appoint an exchange agent (the “Exchange Agent”) to act as the exchange agent hereunder.

(b)    At or prior to the Effective Time, EQBK shall deposit with or make available to the Exchange Agent, for the benefit of the holders of Certificates, for exchange in accordance with this Section 1.07, (i) certificates or, at EQBK’s option, evidence of shares in book entry form, representing the shares of EQBK Class A Stock, to be issued pursuant to Section 1.05(b), and (ii) cash in an amount sufficient to pay (A) the aggregate cash portion of the Merger Consideration and (B) cash in lieu of any fractional shares (collectively, the “Exchange Fund”).

(c)    No later than ten (10) days after the Effective Time or such other date agreed to by the parties, and subject to the receipt by the Exchange Agent of a list of Adams’s shareholders in a format that is reasonably acceptable to the Exchange Agent, the Exchange Agent shall mail to each holder of record of a certificate immediately prior to the Effective Time (other than with respect to Cancelled Shares and Dissenting Shares) representing shares of Adams Stock (each, a “Certificate”, it being understood that any reference herein to “Certificate” shall be deemed to include reference to book-entry account statements relating to the ownership of shares of Adams Stock) as of such date, (i) a letter of transmittal, in a form mutually acceptable to Adams and EQBK (which shall specify that delivery shall be effected, and risk of loss and title to each Certificate shall pass, only upon delivery of such Certificate (or an affidavit of loss in lieu of such Certificate and, if reasonably required by EQBK or the Exchange Agent, the posting by such holder of Adams Stock of a bond in such amount as EQBK may determine is reasonably necessary as indemnity against any claim that may be made against it with respect to such Certificate)) to the Exchange Agent and shall be substantially in such form and have such other provisions as shall be prescribed by the agreement with the Exchange Agent (the “Letter of Transmittal”) and (ii) instructions for use in surrendering each Certificate in exchange for the Per Share Merger Consideration, any cash in lieu of a fractional share of EQBK Class A Stock to be issued or paid in consideration therefor and any dividends or distributions to which such holder is entitled pursuant to this Section 1.07. The Adams shareholders will be entitled to receive their Per Share Merger Consideration only after receipt by the Exchange Agent of a properly completed Letter of Transmittal. If a Letter of Transmittal contains an error, is incomplete or is not accompanied by all appropriate Certificates, then the Exchange Agent will notify that Adams shareholder promptly of the need for further information or documentation.

(d)    Within seven (7) Business Days after surrender to the Exchange Agent of its Certificate or Certificates, accompanied by a properly completed Letter of Transmittal, or within seven (7) Business Days after the Effective Time for any uncertificated shares of Adams Stock held of record in book-entry form (subject to receipt of any customary tax documentation that may be reasonably requested by the Exchange Agent), the Exchange Agent shall deliver to such holder of Adams Stock the Per Share Merger Consideration and any cash in lieu of a fractional share of EQBK Class A Stock to be issued or paid with respect to each share of Adams Stock represented by the Certificate, and each Certificate surrendered will be canceled. EQBK may, at its option, deliver any shares of EQBK Class A Stock in book-entry form. Until so surrendered, each Certificate shall represent after the Effective Time, for all purposes, only the right to receive, without interest, the Per Share Merger Consideration and any cash in lieu of a fractional share of EQBK Class A Stock to be issued or paid in consideration therefor upon surrender of such Certificate in accordance with this Section 1.07, and any dividends or distributions to which such holder is entitled pursuant to this Section 1.07.

(e)    No dividends or other distributions with respect to EQBK Class A Stock shall be paid to the holder of any unsurrendered Certificate with respect to the shares of EQBK Class A Stock represented thereby, in each case unless and until the surrender of such Certificate in accordance with this Section 1.07. Subject to the effect of applicable abandoned property, escheat or similar Laws, following surrender of any such Certificate in accordance with this Section 1.07, the record holder thereof shall be entitled to receive, without interest, (i) the amount of dividends or other distributions with a record date after the Effective Time theretofore payable with respect to the whole shares of EQBK Class A Stock represented by such Certificate and not paid and/or (ii) at the appropriate payment date, the amount of dividends or other distributions payable with respect to shares of EQBK Class A Stock represented by such Certificate with a record date after the Effective Time (but before such surrender date) and with a payment date subsequent to the issuance of the EQBK Class A Stock issuable with respect to such Certificate.

(f)    In the event of a transfer of ownership of a Certificate representing Adams Stock prior to the Effective Time that is not registered in the stock transfer records of Adams, the Per Share Merger Consideration and any cash in lieu of a fractional share of EQBK Class A Stock to be issued or paid in consideration therefor shall be issued or paid in exchange therefor to a person other than the person in whose name the Certificate so surrendered is registered if the Certificate formerly representing such Adams Stock shall be properly endorsed or otherwise be in proper form for transfer and the person requesting such payment or issuance shall pay any transfer or other similar Taxes required by reason of the payment or issuance to a person other than the registered holder of the Certificate or establish to the reasonable satisfaction of EQBK and the Exchange Agent that the Tax has been paid or is not applicable.

(g)    EQBK and the Exchange Agent, as the case may be, shall be entitled to deduct and withhold, if necessary, from any consideration otherwise payable pursuant to this Agreement to any Person such documented and actual amounts as EQBK or the Exchange Agent, as the case may be, is required to deduct and withhold under the Code, or any provision of state, local or foreign tax Law, with respect to the making of such payment. To the extent that amounts are so withheld by EQBK or the Exchange Agent, as the case may be, and remitted to the appropriate Governmental Entity, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to such Person in respect of which such deduction and withholding was made by EQBK or the Exchange Agent, as the case may be.

(h)    Any portion of the Exchange Fund that remains unclaimed by the shareholders of Adams at the expiration of six (6) months after the Effective Time shall be paid to EQBK. In such event, any former shareholders of Adams who have not theretofore complied with this Section 1.07 shall thereafter look only to EQBK with respect to the Per Share Merger Consideration, any cash in lieu of any fractional shares and any unpaid dividends and distributions on the EQBK Class A Stock deliverable in respect of each share represented by a Certificate such shareholder holds as determined pursuant to this Agreement, in each case, without any interest thereon.

(i)    Any other provision of this Agreement notwithstanding, none of EQBK, the Surviving Corporation or the Exchange Agent shall be liable to a holder of Adams Stock for any amounts paid or property delivered in good faith to a public official pursuant to any applicable abandoned property, escheat or similar Law.

Section 1.08    Dissenting Shareholders.

(a)    Notwithstanding anything in this Agreement to the contrary, no Person who has prior to the Effective Time perfected a demand for appraisal rights pursuant to Section 351.455 of the MRS (a “Dissenting Shareholder”) with respect to any shares of Adams Stock held by such Dissenting Shareholder (“Dissenting Shares”) shall be entitled to receive the Per Share Merger Consideration with respect to such Dissenting Shares unless and until such Dissenting Shareholder shall have effectively withdrawn (in accordance with Section 351.455 of the MRS) or lost such Person’s right to appraisal under the MRS with respect to such Dissenting Shares. Unless and until a Dissenting Shareholder shall have effectively so withdrawn or lost such Dissenting Shareholder’s right to appraisal under the MRS with respect to Dissenting Shares, such Dissenting Shareholder shall be entitled to receive only payment of the fair value of such Dissenting Shares as required by Section 351.455 of the MRS (including any interest thereon and related costs, if any, required to be paid in accordance with Section 351.455 of the MRS). Adams shall give EQBK (A) prompt written notice of any written demands for payment of fair value, attempted withdrawals of such demands, and any other instruments served pursuant to applicable Law that are received by Adams prior to the Effective Time pursuant to Section 351.455 of the MRS relating to Adams shareholders’ appraisal rights and (B) the opportunity to participate in and control all negotiations and proceedings with respect to demands for payment of fair value by Adams shareholders under Section 351.455 of the MRS. Adams shall not, except with the prior written consent of EQBK (which shall not be unreasonably withheld, conditioned or delayed), make any payment with respect to any such dissent or demands for payment of fair value, offer to settle or settle any such demands. Any payment required to be made with respect to the Dissenting Shares shall be made by EQBK. From and after the Effective Time, Dissenting Shares shall not be entitled to vote for any purpose or be entitled to the payment of dividends or other distributions (except dividends or other distributions payable by Adams to shareholders of record prior to the Effective Time).

(b)    If any shareholder who holds Dissenting Shares effectively withdraws or loses (through failure to perfect or otherwise) such shareholder’s right to appraisal under the KGCC, then, as of the later of the Effective Time and the occurrence of such effective withdrawal or loss, such shareholder’s shares of Common Stock shall no longer be Dissenting Shares and shall be automatically converted into the right to receive the Per

Share Merger Consideration, without interest, as set forth in this Article I, it being understood that surrender of the Certificate representing such Dissenting Shares shall be a prerequisite to the receipt of payment in respect of any Dissenting Shares represented thereby.

Section 1.09    Second Step Merger. On the Closing Date and as soon as reasonably practicable following the Effective Time, in accordance with the Kansas General Corporations Code (“KGCC”) and the MRS, EQBK shall cause the Surviving Corporation to be merged with and into EQBK in the Second Step Merger, with EQBK surviving the Second Step Merger and continuing its existence under the Laws of the State of Kansas, and the separate corporate existence of the Surviving Corporation ceasing as of the Second Effective Time. In furtherance of the foregoing, EQBK shall cause to be filed with the Secretary of State of the State of Kansas and the Secretary of State of the State of Missouri, in accordance with the KGCC and the MRS, respectively, a certificate of merger relating to the Second Step Merger (the “Second Certificate of Merger”). The Second Step Merger shall become effective as of the date and time specified in the Second Certificate of Merger (such date and time, the “Second Effective Time”). At and after the Second Effective Time, the Second Step Merger shall have the effects set forth in the applicable provisions of the KGCC and the MRS.

Section 1.10    Bank Merger. Immediately following the Second Step Merger, or at such later time as EQBK may determine in its sole discretion, EQBK will cause the Bank Merger on the terms and subject to the terms and conditions set forth in the Bank Merger Agreement attached hereto as Exhibit “C” (the “Bank Merger Agreement”). Equity Bank shall be the surviving entity in the Bank Merger and, following the Bank Merger, the separate corporate existence of the Bank shall cease. The parties agree that the Bank Merger will become effective immediately after the Second Effective Time or at such later time as EQBK may determine. On the date of this Agreement, Equity Bank and the Bank entered into the Bank Merger Agreement. In furtherance of the foregoing, the parties shall execute and cause to be filed applicable articles or certificates of merger and such other documents as are necessary to effectuate the Bank Merger.

Section 1.11    Tax Treatment. For U.S. federal income Tax purposes, it is intended that the Integrated Mergers together be treated as a single integrated transaction that qualifies as a “reorganization” within the meaning of Section 368(a)(1)(A) of the Code, and that this Agreement shall constitute, and is hereby adopted as, a “plan of reorganization” within the meaning of Treasury Regulation Section 1.368-2(g). From and after the date of this Agreement and until the Closing Date, each party hereto shall use its reasonable best efforts to cause the Integrated Mergers to so qualify, and will not knowingly take any action, cause any action to be taken, fail to take any action or cause any action not to be taken, which action or failure to act could reasonably be expected to prevent the Integrated Mergers from qualifying as a “reorganization” within the meaning of Section 368(a)(1)(A) of the Code.

Section 1.12    Modification of Structure. Notwithstanding any provision of this Agreement to the contrary, EQBK may elect, subject to the filing of all necessary applications and the receipt of all required regulatory approvals, to modify the structure of the transactions contemplated hereby so long as (i) there are no adverse federal or state income tax consequences to the holders of Adams Stock as a result of such modification (taken as a whole and not with respect to any individual holder), (ii) the after tax consideration to be paid to the holders of Adams Stock is not changed in kind or reduced in amount in any respect, and (iii) such modification will not materially delay or jeopardize receipt of any required regulatory approvals or the Closing.

ARTICLE II

THE CLOSING AND THE CLOSING DATE

Section 2.01    Time and Place of the Closing and Closing Date.

(a)    On a date mutually acceptable to EQBK and Adams within thirty (30) days after the receipt of all necessary regulatory, corporate and other approvals and the expiration of any mandatory waiting periods (the “Closing Date”), as may be extended by mutual agreement of the parties for a reasonable period to facilitate a Calculation Date on month-end in the event the parties so agree, a meeting will take place at which the parties to this Agreement will exchange certificates, letters and other documents in order to determine whether all of the conditions set forth in Article VII and Article VIII have been satisfied or waived or whether any condition exists that would permit a party to this Agreement to terminate this Agreement. If none of the foregoing conditions then exists or if no party elects to exercise any right it may have to terminate this Agreement, then the parties will execute such documents and instruments as may be necessary or appropriate in order to effect the Merger and the other transactions contemplated by this Agreement (the “Closing”).

(b)    The Merger and other transactions contemplated by this Agreement shall become effective on the date and at the time specified in the certificate of merger, reflecting the Merger, filed with the Secretary of State of the State of Missouri in accordance with the MRS (the “Effective Time”). The parties will use their commercially reasonable efforts to cause the Effective Time to occur on the same date as the Closing Date, but in no event will the Effective Time occur more than one (1) day after the Closing Date.

(c)    The Closing will take place at the offices of Norton Rose Fulbright US LLP located at 2200 Ross Avenue, Suite 3600, Dallas, Texas 75201 at 10:00 a.m. on the Closing Date, or at such other time and place to which the parties may agree.

Section 2.02    Actions to be Taken at the Closing by Adams. At the Closing, Adams will execute and acknowledge, or cause to be executed and acknowledged, and deliver to EQBK such documents and certificates contemplated to be delivered pursuant to this Agreement or reasonably necessary to evidence the transactions contemplated by this Agreement, including the following (all of such actions constituting conditions precedent to the obligations of EQBK to close hereunder):

(a)    True, correct and complete copies of Adams’s articles of incorporation and all amendments thereto, duly certified as of a recent date by the Secretary of State of the State of Missouri;

(b)    True, correct and complete copies of the Bank’s articles of association and all amendments thereto, duly certified as of a recent date by the Missouri Division of Finance (“Missouri DOF”);

(c)    A certificate of good standing from the Secretary of State of the State of Missouri, duly certifying as of a recent date as to the good standing of Adams under the Laws of the State of Missouri;

(d)    A certificate of good standing from the Missouri DOF, duly certifying as of a recent date as to the good standing of the Bank under the Laws of the State of Missouri;

(e)    A certificate, dated as of a recent date, issued by the Federal Deposit Insurance Corporation (the “FDIC”), duly certifying that the deposits of the Bank are insured by the FDIC pursuant to the Federal Deposit Insurance Act, as amended (the “FDIA”);

(f)    A letter, dated as of a recent date, from the Federal Reserve Bank of Kansas City, to the effect that Adams is a registered bank holding company under the BHCA;

(g)    A certificate, dated as of the Closing Date, executed by the secretary or other appropriate executive officer of Adams, pursuant to which such officer will certify: (i) the due adoption by the Adams Board of corporate resolutions attached to such certificate authorizing the execution and delivery of this Agreement and the other agreements and documents contemplated hereby and the taking of all actions contemplated hereby and thereby; (ii) the due adoption and approval by the shareholders of Adams of this Agreement; (iii) the incumbency and true signatures of those officers of Adams duly authorized to act on its behalf in connection with the transactions contemplated by this Agreement and to execute and deliver this Agreement and the other agreements and documents contemplated hereby and thereby; (iv) that the copy of the Bylaws of Adams attached to such certificate is true and correct and such Bylaws have not been amended except as reflected in such copy; and (v) a true and correct copy of the list of the holders of Adams Stock as of the Closing Date;

(h)    A certificate, dated as of the Closing Date, signed by the chief executive officer of Adams, pursuant to which Adams will certify that (i) Adams has satisfied the conditions set forth in Sections 8.01 and 8.02; and (ii) except as expressly permitted by this Agreement, there has been no Material Adverse Change with respect to Adams or any of its Subsidiaries, individually or in the aggregate since September 30, 2017;

(i)    All consents required from third parties to complete the transactions contemplated by this Agreement, including those listed on Adams Confidential Schedule 2.02(i);

(j)    All releases as required under Section 8.06;

(k)    Adams shall have delivered to EQBK (i) a notice to the IRS conforming to the requirements of Treasury Regulation Section 1.897-2(h)(2), in form and substance satisfactory to EQBK, dated as of the Closing Date and executed by Adams, and (ii) a Statement of Non-U.S. Real Property Holding Corporation Status Pursuant to Treasury Regulation Sections 1.1445-2(c)(3) and 1.897-2(h) and Certification of Non-Foreign Status, in form and substance reasonably satisfactory to EQBK, dated as of the Closing Date and executed by Adams;

(l)    A certificate, dated as of the Closing Date, executed by the chief financial officer of Adams certifying the amount of the Adjusted Equity of Adams as of the Calculation Date; and

(m)    All other documents required to be delivered to EQBK under this Agreement, and all other documents, certificates and instruments as are reasonably requested by EQBK or its counsel.

Section 2.03    Actions to be Taken at the Closing by EQBK. At the Closing, EQBK will execute and acknowledge, or cause to be executed and acknowledged, and deliver to Adams such documents and certificates contemplated to be delivered pursuant to this Agreement or reasonably necessary to evidence the transactions contemplated by this Agreement, including the following (all of such actions constituting conditions precedent to the obligations of Adams to close hereunder):

(a)    True, correct and complete copies of EQBK’s articles of incorporation and all amendments thereto, duly certified as of a recent date by the Secretary of State of the State of Kansas;

(b)    True, correct and complete copies of Merger Sub’s articles of incorporation and all amendments thereto, duly certified as of a recent date by the Secretary of State of the State of Missouri;

(c)    A certificate of good standing from the Secretary of State of the State of Kansas, duly certifying as of a recent date as to the good standing of EQBK under the Laws of the State of Kansas;

(d)    A certificate of good standing from the Secretary of State of the State of Missouri, duly certifying as of a recent date as to the good standing of Merger Sub under the Laws of the State of Missouri;

(e)    A letter, dated as of a recent date, from the Federal Reserve Bank of Kansas City, to the effect that EQBK is a registered bank holding company under the BHCA;

(f)    A certificate, dated as of the Closing Date, executed by the secretary or other appropriate executive officer of EQBK, pursuant to which such officer will certify: (i) the due adoption by the EQBK Board of corporate resolutions attached to such certificate authorizing the execution and delivery of this Agreement and the other agreements and documents contemplated hereby, and the taking of all actions contemplated hereby and thereby; (ii) the incumbency and true signatures of those officers of EQBK duly authorized to act on its behalf in connection with the transactions contemplated by this Agreement and to execute and deliver this Agreement and the other agreements and documents contemplated hereby and thereby; (iii) that the copy of the Bylaws of EQBK attached to such certificate is true and correct and such Bylaws have not been amended except as reflected in such copy;

(g)    A certificate, dated as of the Closing Date, signed by the secretary or an assistant secretary of Merger Sub, pursuant to which Merger Sub will certify (i) the due adoption by the Board of Directors of Merger Sub of corporate resolutions attached to such certificate authorizing the Merger and the execution and delivery of this Agreement and the other agreements and documents contemplated hereby and the taking of all actions contemplated hereby and thereby, (ii) the due adoption by the sole shareholder of Merger Sub of resolutions authorizing the Merger, this Agreement and the transactions contemplated by the Merger, (iii) the incumbency and true signatures of those officers of Merger Sub duly authorized to act on its behalf in connection with the Merger and to execute and deliver this Agreement and other agreements and documents contemplated hereby and the taking of all actions contemplated hereby and thereby on behalf of Merger Sub, and (iv) that the copy of the Bylaws of Merger Sub attached to such certificate is true and correct and such Bylaws have not been amended except as reflected in such copy;

(h)    A certificate, dated as of the Closing Date, signed by the chief executive officer of EQBK, pursuant to which EQBK will certify that (i) EQBK has satisfied the conditions set forth in Sections 7.01 and 7.02; and (ii) except as expressly permitted by this Agreement, there has been no Material Adverse Change with respect to EQBK since September 30, 2017;

(i)    All consents required from third parties to complete the transactions contemplated by this Agreement, including those listed on EQBK Confidential Schedule 2.03(i); and

(j)    All other documents required to be delivered to Adams by EQBK under this Agreement, and all other documents, certificates and instruments as are reasonably requested by Adams or its counsel.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF ADAMS

As a material inducement to EQBK and Merger Sub to enter into and perform their obligations under this Agreement, and notwithstanding any examinations, inspections, audits, and other investigations heretofore and hereafter made by EQBK, except as disclosed in the disclosure schedule delivered by Adams to EQBK before the execution of this Agreement (the “Adams Confidential Schedule”) setting forth items of disclosure with specific reference to the particular section of this Agreement to which the information on the Adams Confidential Schedule relates, Adams hereby makes the following representations and warranties to EQBK as of the date of this Agreement; provided, however, that any information set forth in one section of the Adams Confidential Schedule will be deemed to apply to each other section or subsection of this Agreement expressly referenced in such disclosure; provided, further, that, notwithstanding anything in this Agreement to the contrary, (a) reference to any dollar amounts in any representation or warranty will not be deemed to indicate that such amount is material with respect to or otherwise under any provision under this Agreement, and (b) the inclusion of an item in such Adams Confidential Schedule as an exception to a representation or warranty will not be deemed an admission that such item represents a material exception or material fact, event or circumstance or that such item has had or would reasonably be expected to have a Material Adverse Change on Adams.

Section 3.01    Organization and Qualification.

(a)    Adams is a corporation, duly organized, validly existing and in good standing under all Laws of the State of Missouri and is a bank holding company registered under the BHCA. Adams has the corporate power and authority (including all licenses, franchises, permits and other governmental authorizations as are legally required) to carry on its business as now being conducted, to own, lease and operate its properties and assets as now owned, leased or operated and to enter into and carry out its obligations under this Agreement. True and complete copies of the articles of incorporation and bylaws of Adams, as amended to date, have been furnished to EQBK. Adams does not own or control any Affiliate or Subsidiary, other than the Bank. The nature of the business of Adams and its activities do not require it to be qualified to do business in any jurisdiction, except where the failure to obtain such qualification would not have a Material Adverse Change on Adams. Adams has no equity interest, direct or indirect, in any other bank or corporation or in any partnership, joint venture or other business enterprise or entity, other than the Bank or as acquired through settlement of indebtedness, foreclosure, the exercise of creditors’ remedies or in a fiduciary capacity, and the business carried on by Adams has not been conducted through any other direct or indirect Subsidiary or Affiliate of Adams other than the Bank.

(b)    The Bank is a Missouri state bank, duly organized and validly existing under the Laws of the State of Missouri and in good standing under all Laws of the State of Missouri. The Bank has the corporate power and authority (including all licenses, franchises, permits and other governmental authorizations as are legally required) to carry on its business as now being conducted, to own, lease and operate its properties and assets as now owned, leased or operated and to enter into and to carry on the business and activities now conducted by it. True and complete copies of the articles of incorporation and bylaws of the Bank, as amended to date, have been furnished to EQBK. The Bank is an insured depository institution as defined in the FDIA. Except as set forth on Adams Confidential Schedule 3.01(b), the Bank does not own or control any Affiliate or Subsidiary. The nature of the business of the Bank does not require it to be qualified to do business in any jurisdiction, except where the failure to obtain such qualification would not have a Material Adverse Change on the Bank. The Bank has no equity interest, direct or indirect, in any other bank or corporation or in any partnership, joint venture or other business enterprise or entity, except as acquired through settlement of indebtedness, foreclosure, the exercise of creditors’ remedies or in a fiduciary capacity, and the business carried on by the Bank has not been conducted through any other direct or indirect Subsidiary or Affiliate of the Bank.

Section 3.02    Authority; Execution and Delivery. Adams has the corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated herein. Adams has taken all action necessary to authorize the execution, delivery and (provided the required regulatory and shareholder approvals are subsequently obtained) performance of this Agreement and the other agreements and documents contemplated hereby to which it is a party. This Agreement has been, and the other agreements and documents contemplated hereby, have been or at Closing will be, duly executed by Adams, and each constitutes the legal, valid and binding obligation of Adams (assuming due authorization, execution and delivery by each other party hereto or thereto), enforceable in accordance with its respective terms and conditions, except as enforceability may be limited by the Bankruptcy Exception.

Section 3.03    Capitalization.

(a)    The entire authorized capital stock of Adams consists solely of 10,000,000 shares of Adams Stock. As of the date hereof, 718,287 shares are issued and outstanding and 81,713 shares are held as treasury stock. Except as set forth on Adams Confidential Schedule 3.03(a), there are no (i) outstanding equity securities of any kind or character or (ii) outstanding subscriptions, options, convertible securities, rights, warrants, calls or other agreements or commitments of any kind issued or granted by, or binding upon, Adams to purchase or otherwise acquire any security of or equity interest in Adams, obligating Adams to issue any shares of, restricting the transfer of or otherwise relating to shares of its capital stock of any class. All of the issued and outstanding shares of Adams Stock have been duly authorized, validly issued and are fully paid and nonassessable, and have not been issued in violation of the preemptive rights of any Person. Such shares of Adams Stock have been issued in compliance with the securities Laws of the United States and the states in which such shares of Adams Stock were issued. There are no restrictions applicable to the payment of dividends on the shares of Adams Stock except pursuant to Law, and all dividends declared before the date of this Agreement have been paid.

(b)    The entire authorized capital stock of the Bank consists solely of 800,000 shares of common stock, par value $5.00 per share, of the Bank (“Bank Stock”). As of the date hereof, 800,000 shares are issued and outstanding and no shares are held as treasury stock. There are no (i) outstanding equity securities of any kind or character or (ii) outstanding subscriptions, options, convertible securities, rights, warrants, calls or other agreements or commitments of any kind issued or granted by, or binding upon, the Bank to purchase or otherwise acquire any security of or equity interest in the Bank, obligating the Bank to issue any shares of, restricting the transfer of or otherwise relating to shares of its capital stock of any class. All of the issued and outstanding shares of Bank Stock have been duly authorized, validly issued and are fully paid and nonassessable, and have not been issued in violation of the preemptive rights of any person. Such shares of Bank Stock have been issued in compliance with the securities Laws of the United States and the State of Missouri. There are no restrictions applicable to the payment of dividends on the shares of Bank Stock except pursuant to Law, and all dividends declared before the date of this Agreement have been paid.

(c)    Except as set forth on Adams Confidential Schedule 3.03(c), Adams owns, directly or indirectly, all the issued and outstanding shares of capital stock or other equity ownership interests of each of its Subsidiaries, free and clear of any Liens whatsoever, and all such shares or equity ownership interests are duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof. No Subsidiary of Adams has or is bound by any outstanding subscriptions, options, warrants, calls, rights, commitments or agreements of any character calling for the purchase or issuance of any shares of capital stock or any other equity security of such Subsidiary or any securities representing the right to purchase or otherwise receive any shares of capital stock or any other equity security of such Subsidiary.

Section 3.04    Compliance with Laws, Permits and Instruments.

(a)    Adams and each of its Subsidiaries have in all material respects performed and abided by all obligations required to be performed by it to the date hereof, and have complied in all material respects with, and is in material compliance with, and is not in default (and with the giving of notice or the passage of time will not be in default) under, or in violation of, (i) any provision of the articles of incorporation of Adams or any of its Subsidiaries, the bylaws or other governing documents of Adams or any of its Subsidiaries (collectively, the “Adams Constituent Documents”), (ii) any provision of any mortgage, indenture, lease, contract, agreement or other instrument applicable to Adams, its Subsidiaries or their respective assets, operations, properties or businesses, or (iii) any Law or Order of any Governmental Entity applicable to Adams or any of its Subsidiaries or their respective assets, operations, properties or businesses, except in the case of clauses (ii) and (iii), where any such noncompliance, default or violation, in the aggregate, would not have a Material Adverse Change on Adams or any Subsidiary of Adams.

(b)    Except as set forth on Adams Confidential Schedule 3.04(b), the execution, delivery and performance of this Agreement (provided the required regulatory and shareholder approvals are subsequently obtained) and the other agreements contemplated hereby, and the completion of the transactions contemplated hereby and thereby will not conflict in any material respect with, or result, by itself or with the giving of notice or the passage of time, in any material violation of or default or loss of a benefit under, (i) the Adams Constituent Documents, (ii) any material provision of any mortgage, indenture, lease, contract, agreement or other instrument applicable to Adams or any of its Subsidiaries or their respective assets, operations, properties or businesses or (iii) any material Order or Law applicable to Adams or any of its Subsidiaries or their respective assets, operations, properties or businesses.

(c)    None of the representations and warranties in this Section 3.04 shall be deemed to relate to environmental matters (which are governed by Section 3.19), employee benefit plans and obligations to employees (which are governed by Sections

3.28 and 3.29), Tax and Tax Return matters (which are governed by Sections 3.12 and 5.18), fiduciary responsibilities (which are governed by Section 3.24) or any of the specific Laws or statutes covered by Sections 3.32 through 3.36.

Section 3.05    Financial Statements.

(a)    Adams has furnished to EQBK true and complete copies of:

(i)    the unaudited consolidated balance sheets of Adams as of December 31, 2014, 2015 and 2016, the unaudited consolidated statements of income, comprehensive income, changes in shareholders’ equity and cash flows of Adams for the years ended December 31, 2014, 2015 and 2016, and the unaudited consolidated balance sheet of Adams as of September 30, 2017, the unaudited consolidated statements of income and changes in shareholders’ equity of Adams for the nine-month period ended September 30, 2017; and

(ii)    the unaudited balance sheets of the Bank as of December 31, 2014, 2015 and 2016, the unaudited statements of income, comprehensive income, changes in shareholders’ equity and cash flows of the Bank for the years ended December 31, 2014, 2015 and 2016, and the unaudited balance sheet of the Bank as of September 30, 2017, and the unaudited statements of income and changes in shareholders’ equity of the Bank for the nine-month period ended September 30, 2017 (collectively, such financial statements listed in Section 3.05(a)(i) and (ii) the “Adams Financial Statements”).

(b)    The Adams Financial Statements (including the related notes) complied as to form, as of their respective dates, in all material respects with applicable accounting requirements, have been prepared according to generally accepted accounting principles of the United States (“GAAP”) applied on a consistent basis during the periods and at the dates involved (except as may be indicated in the notes thereto), fairly present, in all material respects, the consolidated financial condition of Adams and the Bank at the dates thereof and the consolidated results of operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to notes and normal year-end adjustments that were not material in amount or effect), and the accounting records underlying the Adams Financial Statements accurately and fairly reflect in all material respects the transactions of Adams. The Adams Financial Statements do not contain any items of extraordinary or nonrecurring income or any other income not earned in the ordinary course of business except as expressly specified therein.

(c)    Adams has furnished EQBK true and complete copies of the Reports of Condition and Income as of September 30, 2017 and for the years ended December 31, 2014, 2015 and 2016 (the “Call Reports”), for the Bank. The Call Reports fairly present, in all material respects, the financial position of the Bank and the results of its operations at the date and for the period indicated in that Call Report in conformity with the instructions to the Call Report. The Call Reports do not contain any items of special or nonrecurring income or any other income not earned in the ordinary course of business except as expressly specified therein. The Bank has calculated its allowance for loan losses in accordance with GAAP as applied to banking institutions and in accordance with all applicable rules and regulations. The allowance for loan losses account for the Bank is, and as of the Closing Date will be, adequate in all material respects to provide for all losses, net of recoveries relating to loans previously charged off, on all outstanding loans of the Bank; provided, however, that no representation or warranty is made as to the sufficiency of collateral securing or the collectability of such loans.

(d)    Neither Adams nor any of its Subsidiaries is a party to, or has any commitment to become a party to, any joint venture, off-balance sheet partnership or any similar contract or arrangement (including any contract or arrangement relating to any transaction or relationship between or among Adams and any of its Subsidiaries, on the one hand, and any unconsolidated Affiliate, including any structured finance, special purpose or limited purpose entity or Person, on the other hand, or any “off-balance sheet arrangement”), where the result, purpose or intended effect of such contract or arrangement is to avoid disclosure of any material transaction involving, or material liabilities of, Adams or any of its Subsidiaries in Adams’s or such Subsidiary’s financial statements.

Section 3.06    Undisclosed Liabilities. Except for (a) liabilities and obligations incurred in the ordinary course of business, (b) liabilities and obligations disclosed in accordance with GAAP in the appropriate Call Reports or liabilities and obligations disclosed in accordance with GAAP in the appropriate Adams Financial Statements (and on or prior to the Closing, disclosed in accordance with GAAP in the appropriate Adams Financial Statements), and (c) liabilities and obligations incurred in connection with the Merger or otherwise as contemplated by this Agreement, neither Adams nor any of its Subsidiaries has incurred any liabilities or obligations (whether absolute, accrued, contingent or otherwise and whether due or to become due) and there is no basis for any Proceeding, Order or claim that could give rise to any liability or obligation, whether or not the same would have been required to be reflected or reserved against in the Adams Financial Statements if it had existed on or before the date of the latest balance sheet contained therein.

Section 3.07    Litigation.

(a)    Except as set forth on Adams Confidential Schedule 3.07, neither Adams nor any of its Subsidiaries is a party to any, and there are no pending or, to the Knowledge of Adams, threatened, Proceeding against Adams or any of its Subsidiaries, nor to the Knowledge of Adams, is there any basis for any proceeding, claim or any action against Adams or any of its Subsidiaries. There is no Order imposed upon Adams or any of its Subsidiaries or the assets or Property of Adams or any of its Subsidiaries that has resulted in, or is reasonably likely to result in, a Material Adverse Change as to Adams or any of its Subsidiaries.

(b)    Except as set forth in Adams Confidential Schedule 3.07, the amounts in controversy in each matter described on Adams Confidential Schedule 3.07, and the costs and expenses of defense thereof (including attorneys’ fees) are fully covered by insurance, subject to the deductible set forth on Adams Confidential Schedule 3.07 with respect to each matter and subject to the policy limits set forth on Adams Confidential Schedule 3.07.

(c)    No Proceeding is pending or, to the Knowledge of Adams, threatened against Adams or any of its Subsidiaries that questions or might question the validity of this Agreement or the agreements contemplated hereby or any actions taken or to be taken by Adams or any of its Subsidiaries pursuant hereto or thereto or seeks to enjoin or otherwise restrain the transactions contemplated hereby or thereby.

Section 3.08    Consents and Approvals. The Adams Board (at a meeting duly called and held or by unanimous consent) has resolved to recommend approval and adoption of this Agreement by its shareholders (the “Adams Recommendation”). Except as set forth on Adams Confidential Schedule 3.08, no approval, consent, Order or authorization of, or registration, declaration or filing with, any Governmental Entity or other third party is required on the part of Adams or any of its Subsidiaries in connection with the execution, delivery or performance of this Agreement or the agreements contemplated hereby, or the completion by Adams or any of its Subsidiaries of the transactions contemplated hereby or thereby.

Section 3.09    Title to Assets. Adams Confidential Schedule 3.09 identifies all real property, other than foreclosed Other Real Estate Owned Property (“OREO Property”) that, as of the date of this Agreement is (i) owned by Adams or any of its Subsidiaries (“Owned Real Property”), or (ii) leased pursuant to which Adams or any of its Subsidiaries is a party, either as a lessor or lessee (“Leased Real Property”). Adams or any of its Subsidiaries (a) has good and marketable title to all its Owned Real Property; (b) holds valid and enforceable leases for all its Leased Real Property; (c) owns all of its personal property reflected on the Adams Financial Statements; and (d) holds valid and enforceable leases for all leased personal property used by Adams or any of its Subsidiaries, in each case free and clear of all mortgages and all other Liens, except for such minor imperfections of title, if any, as do not materially detract from the value of or interfere with the present use of the property affected thereby, or which, individually or in the aggregate, would not have a Material Adverse Change on Adams.

Section 3.10    Absence of Certain Changes or Events. Except as set forth on Adams Confidential Schedule 3.10, since September 30, 2017 Adams and each of its Subsidiaries has conducted its business only in the ordinary course and has not:

(a)    other than as set forth in or contemplated by this Agreement, incurred any material obligation or liability, absolute, accrued, contingent or otherwise, whether due or to become due, except deposits taken and federal funds purchased and current liabilities for trade or business obligations, other than in the ordinary course of business and consistent with past practices and safe and sound banking practices;

(b)    discharged or satisfied any material Lien or paid any material obligation or liability, whether absolute or contingent, due or to become due, other than in the ordinary course of business and consistent with past practices and safe and sound banking practices;

(c)    increased the shares of Adams Stock or Bank Stock outstanding or its surplus (as calculated in accordance with the instructions to the Call Report), or declared or made any payment of dividends or other distribution to its shareholders, or purchased, retired or redeemed, or obligated itself to purchase, retire or redeem, any of its shares of capital stock or other securities;

(d)    issued, reserved for issuance, granted, sold or authorized the issuance of any shares of its capital stock or other securities or subscriptions, options, warrants, calls, rights or commitments of any kind relating to the issuance thereto;

(e)    acquired any capital stock or other equity securities or acquired any ownership interest in any bank, corporation, partnership or other entity (except (i) through settlement of indebtedness, foreclosure, or the exercise of creditors’ remedies or (ii) in a fiduciary capacity, the ownership of which does not expose it to any liability from the business, operations or liabilities of such Person);

(f)    mortgaged, pledged or subjected to Lien any of its material property, business or assets, tangible or intangible, except (i) Permitted Encumbrances, (ii) pledges of assets to secure public fund deposits, and (iii) those assets and properties disposed of for fair value since the applicable dates of the Adams Financial Statements or the Call Reports;

(g)    sold, transferred, leased to others or otherwise disposed of any of its material assets (except for assets disposed of for fair value) or canceled or compromised any material debt or claim, or waived or released any material right or claim, other than in the ordinary course of business and consistent with past business practices and prudent banking practices;

(h)    terminated, canceled or surrendered, or received any written notice of or threat of termination or cancellation of any contract, lease or other agreement or suffered any damage, destruction or loss which, individually or in the aggregate, may reasonably be expected to constitute a Material Adverse Change on Adams;

(i)    disposed of, permitted to lapse, transferred or granted any rights under, or entered into any settlement regarding the breach or infringement of, any material license or Proprietary Right or modified any existing rights with respect thereto;

(j)    made any change in the rate of compensation, commission, bonus, vesting or other direct or indirect remuneration payable, or paid or agreed or orally promised to pay any bonus, extra compensation, pension or severance or vacation pay, to or for the benefit of any of its shareholders, directors, officers, employees or agents, other than as provided in any written agreement or normal annual salary increases consistent with past practice that will not exceed 3%, in the aggregate, of the total salaries of such Persons, or entered into any employment or consulting contract or other agreement with any director, officer or employee or adopted, amended in any material respect or terminated any pension, employee welfare, retirement, stock purchase, stock option, stock appreciation rights, termination, severance, income protection, golden parachute, savings or profit-

sharing plan (including trust agreements and insurance contracts embodying such plans), any deferred compensation, or collective bargaining agreement, any group insurance contract or any other incentive, welfare or employee benefit plan or agreement maintained by it for the benefit of its directors, employees or former employees, except to the extent required by Law or as contemplated by this Agreement;

(k)    except for improvements or betterments relating to Properties, made any capital expenditures or capital additions or betterments in excess of an aggregate of $25,000;

(l)    instituted, had instituted against it, settled or agreed to settle any litigation, action or Proceeding prior to any court or governmental body relating to its property other than routine collection suits instituted by it to collect amounts owed or suits in which the amount in controversy is less than $10,000;

(m)    except for the transactions contemplated by this Agreement or as otherwise permitted hereunder, entered into any transaction, or entered into, modified or amended any Contract or commitment, other than in the ordinary course of business and consistent with past business practices and prudent banking practices;

(n)    entered into or given any promise, assurance or guarantee of the payment, discharge or fulfillment of any undertaking or promise made by any Person, other than in the ordinary course of business and consistent with past business practices and prudent banking practices;

(o)    sold, or disposed of, or otherwise divested itself of the ownership, possession, custody or control, of any corporate books or records of any nature that, in accordance with sound business practice, normally are retained for a period of time after their use, creation or receipt, except at the end of the normal retention period;

(p)    made any, or acquiesced with any, change in any accounting methods, principles or practices except as required by GAAP or to the extent required by Law;

(q)    sold (provided, however, that payment at maturity is not deemed a sale) or purchased any investment securities in an aggregate amount of $500,000 or more, other than purchases of obligations of the U.S. Treasury (or any agency thereof) with a duration of four (4) years or less and an AA rating by at least one nationally recognized ratings agency;

(r)    made, renewed, extended the maturity of, or altered any of the terms of any loan to any single borrower and his related interests in excess of the principal amount of $500,000; for the avoidance of doubt, this Section 3.10(r) shall not prohibit any loan or require Adams or any Subsidiary thereof to obtain the consent of EQBK in order to make any loan, and any loans made in excess of the principal amount of $500,000 between the date of this Agreement and the Closing Date and any such loans will be set forth on Adams’s supplemental disclosure schedules provided to EQBK pursuant to Section 5.19;

(s)    renewed, extended the maturity of, or altered any of the terms of any loan classified by Adams as “special mention,” “substandard,” or “impaired” or other words of similar import; or

(t)    entered into any agreement or made any commitment whether in writing or otherwise to take any of the types of action described in subsections (a) through (r) above.

Section 3.11    Leases, Contracts and Agreements.

(a)    Adams Confidential Schedule 3.11(a) sets forth a complete listing, as of September 30, 2017, of all contracts to which Adams or any of its Subsidiaries is a party (collectively, the “Listed Contracts”) that:

(i)    relate to real property used by Adams or any of its Subsidiaries in its operations (such contracts being referred to herein as the “Leases”);

(ii)    relate in any way to the assets or operations of Adams or any of its Subsidiaries and involves payments to or by Adams or any of its Subsidiaries of at least $10,000 per year;

(iii)    contain any right of first refusal or option to purchase in favor of a third party;

(iv)    limits the ability of Adams or any of its Subsidiaries to compete in any line of business or with any Person or in any geographic area or that upon consummation of the Merger will restrict the ability of EQBK or any of its Affiliates to engage in any line of business in which a bank holding company may lawfully engage;

(v)    obligates Adams or its Subsidiaries (or, following the consummation of the transactions contemplated hereby, EQBK and its Subsidiaries) to conduct business with any third party on an exclusive or preferential basis, or that grants any Person other than Adams or any of its Subsidiaries “most favored nation” status or similar rights;

(vi)    relates to a joint venture, partnership, limited liability company agreement or other similar agreement or arrangement, or to the formation, creation or operation, management or control of any partnership or joint venture with any third parties;

(vii)    relates to indebtedness for borrowed money of Adams or any of its Subsidiaries;

(viii)    provides for potential indemnification payments by Adams or any of its Subsidiaries or the potential obligation of Adams or any of its Subsidiaries to repurchase loans;

(ix)    provides any rights to investors in Adams, including registration, preemptive or antidilution rights or rights to designate members of or observers to Adams’s or any of its Subsidiaries’ Board of Directors;

(x)    is a data processing/technology contracts, software programming or licensing contract;

(xi)    requires a consent to, waiver of or otherwise contains a provision relating to a “change of control,” or that would or would reasonably be expected to prevent, delay or impair the consummation of the transactions contemplated by this Agreement;

(xii)    limits the payment of dividends by the Bank or any other Subsidiary of Adams; or

(xiii)    was otherwise not entered into in the ordinary course of business or that is material to Adams or any of its Subsidiaries or its financial condition or results of operations.

(b)    For the purposes of this Agreement, the term “Listed Contracts” does not include (i) loans made by, (ii) unfunded loan commitments made by, (iii) letters of credit issued by, (iv) loan participations of, (v) Federal funds sold or purchased by, (vi) repurchase agreements made by, (vii) bankers acceptances of, or (viii) deposit liabilities of, Adams or the Bank.

(c)    No participations or loans have been sold by Adams or any Subsidiary thereof that have buy back, recourse or guaranty provisions that create contingent or direct liability to Adams or any of its Subsidiaries. All of the Listed Contracts are legal, valid and binding obligations of the parties to the contracts enforceable according to their terms subject to the Bankruptcy Exception.

(d)    True and correct copies of all Listed Contracts, and all amendments thereto, have been furnished to EQBK.

(e)    All rent and other payments by Adams and each of its Subsidiaries under the Listed Contracts are current, there are no existing material defaults by Adams or any of its Subsidiaries under the Listed Contracts and, to the Knowledge of Adams, no termination, condition or other event has occurred that (whether with or without notice, lapse of time or the happening or occurrence of any other event) would constitute a default thereunder.

(f)    Except as set forth on Adams Confidential Schedule 3.11(f), since September 30, 2017, neither Adams nor any of its Subsidiaries has entered into any contracts of the type described under Sections 3.11(a)(i) – (xiii).

Section 3.12    Taxes.

(a)    Adams and each of its Subsidiaries have duly and timely filed all Tax Returns that they were required to file under applicable Laws with the appropriate Governmental Entity. All such Tax Returns were correct and complete in all respects and have been prepared in compliance with all applicable Laws and all Taxes due and owing by Adams and each of its Subsidiaries (whether or not shown on any Tax Return) have been timely and properly paid. Neither Adams nor any of its Subsidiaries is currently the beneficiary of any extension of time within which to file any Tax Return. Since January 1, 2012, no claim has been made by an authority in a jurisdiction where Adams or any of its Subsidiaries does not file Tax Returns that it is or may be subject to taxation by that jurisdiction. Other than Permitted Encumbrances, there are no Liens for Taxes upon any of the assets of Adams or any of its Subsidiaries.

(b)    Adams and each of its Subsidiaries have collected or withheld and duly paid to the appropriate Governmental Entity all Taxes required to have been collected or withheld and so paid in connection with amounts paid or owing to any employee, independent contractor, creditor, shareholder or other third party.

(c)    There is no pending Proceeding, audit, assessment, dispute or claim concerning any Tax liability of Adams or any of its Subsidiaries either (i) claimed or raised by any Governmental Entity in writing or (ii) as to which Adams or any of its Subsidiaries has Knowledge based upon personal contact with any agent of such authority. To the Knowledge of Adams, no taxing authority has threatened to assess additional Taxes for any period for which Tax Returns have been filed.

(d)    True and complete copies of the federal, state and local income Tax Returns of Adams and each of its Subsidiaries, as filed with the taxing authority for the years ended December 31, 2014, 2015, and 2016 have been furnished to EQBK. Neither Adams nor any of its Subsidiaries have waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency, which waiver or extension remains in effect.

(e)    Neither Adams nor any of its Subsidiaries have been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(l)(A)(ii) of the Code.

(f)    Neither Adams nor any of its Subsidiaries is a party to or bound by any tax allocation or sharing agreement, other than those to which only Adams and the Bank are parties.

(g)    Neither Adams nor any of its Subsidiaries have (i) been a member of any group filing a consolidated federal income tax return (other than a group the common parent of which was Adams) nor (ii) any liability for the Taxes of any Person other than Adams and its Subsidiaries under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local, or foreign Law), or as a transferee or successor, by contract or under Law.

(h)    Neither Adams nor any of its Subsidiaries has participated in any reportable transaction within the meaning of the Code Section 6707A or Treasury Regulation Section 1.6011-4(b)(1) or a transaction that is substantially similar to a listed transaction as defined under Code Sections 6011, 6111 and 6112.

(i)    Neither Adams nor any of its Subsidiaries has been required to disclose on its federal income Tax Returns any position that could give rise to a substantial understatement of federal income tax within the meaning of Section 6662 of the Code.

(j)    With respect to any taxable year (or portion thereof) beginning on or after January 1, 2014 and ending on the Closing Date, neither Adams nor any of its Subsidiaries received or sought a private letter ruling or gain recognition agreement with respect to Taxes.

(k)    Neither Adams nor any of its Subsidiaries will be required to include any item of income in, nor will Adams or any of its Subsidiaries be required to exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending on or after the Closing Date as a result of any: (i) change in Adams’s or any of its Subsidiaries’ method of accounting for a taxable period ending on or prior to the Closing Date under Section 481 of the Code (or any corresponding or similar provision of state, local or foreign income Tax law); (ii) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign income Tax law) executed on or prior to the Closing Date by Adams or any of its Subsidiaries; (iii) intercompany transaction or excess loss account of Adams or any of its Subsidiaries described in the Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state, local or foreign Tax law); (iv) installment sale or open transaction disposition made on or prior to the Closing Date by Adams or any of its Subsidiaries; (v) prepaid amount received on or prior to the Closing Date by Adams or any of its Subsidiaries, or (vi) election under Section 108(i) of the Code.

(l)    Neither Adams nor any of its Subsidiaries have distributed stock of another Person or had its stock distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Sections 355 or 361 of the Code.

(m)    Adams Confidential Schedule 3.12 lists and contains an accurate and complete description as to the United States federal and each state net operating and capital loss carryforwards for Adams and each of its Subsidiaries, that exist as of December 31, 2016, and no such net operating or capital loss carryforwards are subject to limitation under Sections 382, 383 or 384 of the Code or the Treasury Regulations, as of the Closing Date.

(n)    Within the past three (3) years, the Internal Revenue Service (the “IRS”) has not challenged the interest deduction on any of Adams’s or any of its Subsidiaries’ debt on the basis that such debt constitutes equity for federal income tax purposes.

(o)    The unpaid Taxes of Adams and each of its Subsidiaries (i) did not, as of September 30, 2017, exceed the current liability accruals for Taxes (excluding any reserves for deferred Taxes established to reflect timing differences between book and Tax income) set forth in the Adams Financial Statements as of September 30, 2017 and (ii) do not exceed such current liability accruals for Taxes (excluding reserves for deferred Taxes established to reflect timing differences between book and Tax income) as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of Adams and its Subsidiaries in filing their respective Tax Returns.

(p)    Adams nor any of its Subsidiaries has taken any action or has no Knowledge of any facts or circumstances that could reasonably be expected to prevent or impede the Integrated Mergers, taken together, from being treated as an integrated transaction that qualifies as a “reorganization” within the meaning of Section 368(a)(1)(A) of the Code.

Section 3.13    Insurance. Adams Confidential Schedule 3.13 sets forth an accurate and complete list of all policies of insurance, including fidelity and bond insurance, relating to Adams and each of its Subsidiaries. All such policies are valid, outstanding and enforceable obligations of Adams according to their terms, subject to the Bankruptcy Exception. No written notice has been received by Adams of the cancellation, or threatened or proposed cancellation, of any such policy. Neither Adams nor any of its Subsidiaries is in default with respect to any such policy and has not failed to give any notice or present any claim thereunder in a due and timely fashion. Neither Adams nor any of its Subsidiaries have been refused any insurance with respect to its assets or operations by any insurance carrier to which Adams or any of its Subsidiaries have applied for any such insurance within the last two (2) years. Each property of Adams and each of its Subsidiaries is insured for an amount deemed adequate by Adams’s management, as applicable, against risks customarily insured against. There have been no claims under any fidelity bonds of Adams or any of its Subsidiaries within the last three (3) years.

Section 3.14    No Material Adverse Change. There has not been any Material Adverse Change with regard to or affecting Adams or any of its Subsidiaries since September 30, 2017, nor, has any event or condition occurred that has resulted, or is reasonably likely to result, in a Material Adverse Change on Adams or any of its Subsidiaries or that could materially affect Adams’s or any of its Subsidiaries’ ability to perform the transactions contemplated by this Agreement or the other agreements contemplated hereby.

Section 3.15    Proprietary Rights. Except as set forth on Adams Confidential Schedule 3.15, neither Adams nor any of its Subsidiaries owns or requires the use of any patent, patent application, patent right, invention, process, trademark (whether registered or unregistered), trademark application, trademark right, trade name, service name, service mark, copyright or any trade secret (“Proprietary Rights”) for its business or operations. To the Knowledge of Adams, neither Adams nor any of its Subsidiaries is infringing upon or otherwise acting adversely to, and have not infringed upon or otherwise acted adversely to, any Proprietary Right owned by any other Person or Persons. There is no claim or action by any such Person pending, or to Adams’s Knowledge, threatened, with respect thereto. To the Knowledge of Adams, no third party has ever gained unauthorized access to any information technology networks controlled by and material to the operation of the business of Adams and its Subsidiaries.

Section 3.16    Transactions with Certain Persons and Entities. Except as set forth on Adams Confidential Schedule 3.16 and excluding deposit liabilities, there are no outstanding amounts payable to or receivable from, or advances by Adams or any of its Subsidiaries to, and neither Adams nor any of its Subsidiaries is otherwise a creditor to, any director or executive officer of Adams or any of its Subsidiaries nor is Adams or any of its Subsidiaries a debtor to any such person other than as part of the normal and customary terms of such person’s employment or service as a director of Adams or any of its Subsidiaries. Neither Adams nor any of its Subsidiaries uses any asset owned by any shareholder or any present or former director or executive officer of Adams or any of its Subsidiaries, or any Affiliate thereof, in the operations (other than personal belongings of such executive officers and directors located in Adams’s or any of its Subsidiaries’ premises the removal of which would not have a material effect on Adams), nor do any of such persons own or have the right to use real property that is adjacent to property on which Adams’s or any of its Subsidiaries’ facilities are located. Except as set forth on Adams Confidential Schedule 3.16 and excluding deposit liabilities, neither Adams nor any of its Subsidiaries is a party to any transaction or contract with any director or executive officer of Adams or any of its Subsidiaries.

Section 3.17    Evidences of Indebtedness. All evidences of indebtedness and Leases included in the Financial Statements are the legal, valid and binding obligations of the respective obligors thereof, enforceable in accordance with their respective terms, subject to the Bankruptcy Exception, and are not subject to any known or threatened defenses, offsets or counterclaims that may be asserted against Adams or any of its Subsidiaries or the present holder thereof. The credit files of Adams and the Bank contain all material information (excluding general, local or national industry, economic or similar conditions) known to Adams that is reasonably required to evaluate in accordance with generally prevailing practices in the banking industry the collectability of the loan portfolio of Adams or the Bank (including loans that will be outstanding if any of them advances funds they are obligated to advance). Neither Adams nor the Bank makes any representations or warranties with respect to the current collectability of the loans, the current value of the collateral securing the loans, or the current creditworthiness of any makers, guarantors or obligors thereof. Adams and the Bank have disclosed all of the special mention, substandard, doubtful, loss, nonperforming or problem loans of Adams and the Bank on the internal watch list of Adams or the Bank as of September 30, 2017, a copy of which has been furnished to EQBK. Neither Adams nor any of its Subsidiaries has received written notice of any past or present conditions, events, activities, practices or incidents that may result in a material violation of any Environmental Law with respect to any real property securing any indebtedness reflected as an asset of Adams. With respect to any loan or other evidence of indebtedness all or a portion of which has been sold to or guaranteed by any Governmental Entity, including the Small Business Administration, each of such loans was made in material compliance and conformity with all relevant Laws and procedures such that such Governmental Entity’s guaranty of such loan is effective during the term of such loan in all material respects.

Section 3.18    Condition of Assets. The Owned Real Property and the regularly used personal property that is owned by Adams or the Bank has been reasonably maintained and is in good and serviceable condition, ordinary wear and tear excepted.

Section 3.19    Environmental Compliance.

(a)    Adams and each of its Subsidiaries, operations and Properties are in material compliance with all Environmental Laws. Adams is not aware of, nor has Adams or any of its Subsidiaries received written notice of any past, present, or future conditions, events, activities, practices or incidents that may interfere with or prevent the material compliance of Adams or any of its Subsidiaries with all Environmental Laws.

(b)    Adams and each of its Subsidiaries have obtained all material permits, licenses and authorizations that are required by it under all Environmental Laws, all such permits are in full force and effect, there exists no basis for revocation or suspension of the permits, and the permits will not be affected by the transactions contemplated herein.

(c)    To the Knowledge of Adams, no Hazardous Materials exist on, about or within any of the Properties, nor has any Hazardous Materials previously existed on, under, about or within or have been used, generated, stored, or transported from any of the Properties in violation of Environmental Laws. The use that Adams and each of its Subsidiaries makes of the Properties will not result in the use, generation, storage, transportation or accumulation of any Hazardous Material on, in or from any of the Properties in violation of Environmental Laws.

(d)    There is no Proceeding by any Governmental Entity pending or, to Adams’s Knowledge, threatened against Adams, any of its Subsidiaries or, to Adams’s Knowledge, pending or threatened against any other Person in connection with any Property, arising in any way under any Environmental Law. To the Knowledge of Adams, neither Adams nor any of its Subsidiaries have any liability for remedial action under any Environmental Law. Neither Adams nor any of its Subsidiaries received any written request for information by any Governmental Entity with respect to the condition, use or operation of any of the Properties, nor has Adams or any of its Subsidiaries received any written notice from any Governmental Entity or other Person with respect to any violation of or claimed or potential liability under any Environmental Law.

(e)    To the Knowledge of Adams, no Hazardous Materials have been disposed of on, or released to, or from, any of the Properties by Adams, and, to Adams’s Knowledge, no Hazardous Materials are present in or on the soil, sediments, surface water or ground water on, under, or migrating from any of the Properties in concentrations that would give rise to an obligation to conduct a remedial action pursuant to Environmental Laws.

(f)    To the Knowledge of Adams, none of the following exists at any property or facility owned or operated by Adams or any of its Subsidiaries: (i) under or above-ground storage tanks, (ii) friable asbestos-containing material in damaged condition, (iii) materials or equipment containing polychlorinated biphenyls which are in damaged condition and causing releases to the environment, or (iv) landfills, surface impoundments, or disposal areas for Hazardous Materials.

(g)    None of the Properties currently owned or operated by Adams or any of its Subsidiaries is encumbered by a Lien arising or imposed under any Environmental Law.

(h)    The transactions contemplated by this Agreement will not result in any liabilities for site investigation or cleanup imposed by any Governmental Entity pursuant to Environmental Laws, or required the consent of any Person, pursuant to any of the so-called “transaction triggered” or “responsible property transfer” Environmental Laws.

(i)    Neither Adams nor any of its Subsidiaries, either expressly or by operation of Law, has assumed or undertaken any Hazardous Materials-related obligation for investigation, remedial action, or ongoing monitoring of any other Person under any Environmental Law.

(j)    Adams has furnished to EQBK copies of reports in its possession discussing the environmental condition of any Property and any violations of Environmental Law relating to any Property.

Section 3.20    Regulatory Compliance. All reports, records, registrations, statements, notices and other documents or information required to be filed by Adams and any of its Subsidiaries with any Regulatory Agency, including the Federal Reserve, FDIC and the Missouri DOF, have been duly and timely filed and all information and data contained in such reports, records or other documents are true, accurate, correct and complete in all material respects. Neither Adams nor any of its Subsidiaries is or has been within the last five (5) years subject to any commitment letter, memorandum of understanding, cease and desist Order, written agreement or other formal or informal administrative action with any such Regulatory Agency. There are no actions or Proceedings pending or, to the Knowledge of Adams, threatened against Adams or any of its Subsidiaries by or before any such Regulatory Agency. Except for normal examinations conducted by bank regulatory agencies in the ordinary course of business, no Regulatory Agency has initiated any Proceeding or, to Adams’s Knowledge, investigation into the business or operations of Adams or any of its Subsidiaries. There is no unresolved violation, criticism or exception by any Regulatory Agency with respect to any report or statement relating to any examinations of Adams or the Bank. As of the date of this Agreement, Adams is “well-capitalized” (as that term is defined in 12 C.F.R. § 225.2(r)) and “well managed” (as that term is defined is 12 C.F.R. § 225.2(s)). As of the date of this Agreement, the Bank is an “eligible depository institution” (as that term is defined in 12 C.F.R. § 303.2(r)). Notwithstanding the foregoing, neither Adams nor the Bank shall be required to take any action under this Agreement that would cause such party to violate 12 C.F.R. §309.6.

Section 3.21    Absence of Certain Business Practices. To the Knowledge of Adams, neither Adams nor any of its Subsidiaries or any officer, employee or agent of Adams any of its Subsidiaries, or any other Person acting on their behalf, has, directly or indirectly, within the past five (5) years, given or agreed to give any gift or similar benefit to any customer, supplier, governmental employee or other Person who is or may be in a position to help or hinder the business of Adams any of its Subsidiaries (or assist Adams any of its Subsidiaries in connection with any actual or proposed transaction) that (a) would subject Adams or any of its Subsidiaries to any damage or penalty in any Proceeding, (b) if not given in the past, would have resulted in a Material Adverse Change, or (c) if not continued in the future would result in a Material Adverse Change or would subject Adams any of its Subsidiaries to suit or penalty in any private or governmental litigation or Proceeding.

Section 3.22    Books and Records. The minute books, stock certificate books and stock transfer ledgers of Adams and each of its Subsidiaries (a) have been maintained in accordance with sound business practices and applicable regulations, (b) are complete and correct in all material respects, (c) the transactions entered therein represent bona fide transactions, and (d) do not fail to reflect any material transactions involving the business of Adams or any of its Subsidiaries that properly should have been set forth therein and that have not been accurately so set forth.

Section 3.23    Forms of Instruments, Etc. Adams has made, and will make, available to EQBK copies of all standard forms of notes, mortgages, deeds of trust and other routine documents of a like nature used on a regular and recurring basis by Adams and its Subsidiaries in the ordinary course of its business.

Section 3.24    Fiduciary Responsibilities. Adams and each of its Subsidiaries have performed in all material respects all of its duties as a trustee, custodian, guardian or as an escrow agent in a manner that complies in all material respects with all applicable Laws.

Section 3.25    Guaranties. Except for items in the process of collection in the ordinary course of business and according to prudent business practices and in compliance with applicable Law, neither Adams nor any of its Subsidiaries have guaranteed the obligations or liabilities of any other Person.

Section 3.26    Voting Trust, Voting Agreements or Shareholders’ Agreements. Except as set forth on Adams Confidential Schedule 3.26, there is no existing voting trust, voting agreement or shareholders’ agreement relating to a right of first refusal with respect to the purchase, sale or voting of any shares of Adams Stock.

Section 3.27    Employee Relationships. Adams and each of its Subsidiaries have complied in all material respects with all Laws relating to its relationships with their employees, and Adams believes that the relationships between Adams’s and each of its Subsidiaries’ employees are good. Except as set forth on Adams Confidential Schedule 3.27, to the Knowledge of Adams, no executive officer or manager of any of the operations of Adams or any of its Subsidiaries or of any group of employees of Adams or any of its Subsidiaries have any present plans to terminate their employment with Adams or any of its Subsidiaries. Adams is not a party to any oral or written contracts or agreements granting benefits or rights to employees or any collective bargaining agreement or to any conciliation agreement with the Department of Labor, the Equal Employment Opportunity Commission or any federal, state or local agency that requires equal employment opportunities or affirmative action in employment. There are no unfair labor practice complaints pending against Adams or any of its Subsidiaries before the National Labor Relations Board and no similar claims pending before any similar state or local or foreign agency. To the Knowledge of Adams, there is no activity or proceeding of any labor organization (or representative thereof) or employee group to organize any employees of Adams or any of its Subsidiaries, nor of any strikes, slowdowns, work stoppages, lockouts or threats thereof, by or with respect to any such employees. Adams and each of its Subsidiaries is in compliance in all material respects with all applicable Laws respecting employment and employment practices, terms and conditions of employment and wages and hours, and neither Adams nor any of its Subsidiaries is engaged in any unfair labor practice.

Section 3.28    Employee Benefit Plans.

(a)    Set forth on Adams Confidential Schedules 3.28(a) is a complete and accurate list of all “employee benefit plans” (as defined in the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) (whether or not such plan is subject to ERISA), all multiple employer and “multiemployer plans” (as defined in the Code or ERISA), all specified material fringe benefit plans as defined in Code § 6039D, and all other bonus, incentive, compensation, deferred compensation, profit sharing, stock option, phantom stock, stock appreciation right, stock bonus, stock purchase, employee stock ownership, savings, severance, supplemental unemployment, layoff, salary continuation, retirement, pension, health, life insurance, disability, group insurance, vacation, holiday, sick leave, fringe benefit or welfare plan or any other similar plan, agreement, policy or understanding (qualified or nonqualified, funded or unfunded, currently effective or terminated), and any trust, escrow or other agreement related thereto, which (i) are sponsored, maintained, administered or contributed to, by Adams or any of its Subsidiaries, or with respect to which Adams or any of its Subsidiaries has, or had, at any time during the last five (5) years any liability, contingent or otherwise, and (ii) provide benefits, or describe policies or procedures applicable to, or for the welfare of, any current of former officer, director, independent contractor, employee, or service provider of Adams or any of its Subsidiaries, or the dependents or spouses of any such person, regardless of whether funded (the “Employee Plans”). True, accurate and complete copies of the documents comprising each Employee Plan, including each award agreement, trust, funding arrangements (including all annuity contracts, insurance contracts, and other funding instruments), the most current determination, opinion or advisory letter issued by the Internal Revenue Service, Form 5500 Annual Reports (including all schedules and attachments) for the three (3) most recent plan years, documents, records, policies, procedures or other materials related thereto, have been furnished to EQBK. No unwritten amendment exists with respect to any written Employee Plan.

(b)    Neither Adams nor any of its Subsidiaries has ever maintained, contributed to, had an obligation to contribute to, or incurred any liability with respect to, either (i) a “multiemployer plan” (as defined in the Code or ERISA) or (ii) an employee pension benefit plan (as defined in ERISA) that is or was subject to Title IV of ERISA or Code §412 or Code §430. Neither Adams nor any of its Subsidiaries has ever participated in any union-sponsored multiemployer welfare benefit fund maintained pursuant to any “employee welfare benefit plan” (as defined in ERISA). Except as set forth on Adams Confidential Schedule 3.28(b), neither Adams nor any of its Subsidiaries has ever maintained, had an obligation to contribute to or incurred any liability with respect to a voluntary employees beneficiary association that is or was intended to satisfy the requirements of Code §501(c)(9). Each of the Employee Plans is subject only to the Laws of the United States or a political subdivision thereof.

(c)    There have been no prohibited transactions (as defined in Code §4975(c)(1)), breaches of fiduciary duty or any other breaches or violations of any Law applicable to the Employee Plans that would directly or indirectly subject Adams, any of its Subsidiaries or any Employee Plan to any taxes, penalties, or other liabilities. Each Employee Plan that is intended to be qualified under Code §401(a) has received a current favorable determination or opinion letter, as applicable. Each such Employee Plan has been operated in compliance in all material respects with applicable Law and its terms, any related trust is exempt from federal income Tax under Code §501(a), and no event has occurred that will or reasonably could result in the loss of such tax exemption or to liability for any Tax under Code § 511. There are no pending claims, lawsuits or actions relating to any Employee Plan (other than ordinary course claims for benefits) and, to Adams’s Knowledge, none are threatened.

(d)    No Employee Plan provides medical, surgical, hospitalization or life insurance benefits (whether or not insured) for employees, former employees, partners or any other person for periods extending beyond their retirements or other terminations of service or relationship with Adams or any of its Subsidiaries, other than coverage mandated by Code §4980B of and the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”) and other similar applicable Law, and neither Adams nor any of its Subsidiaries has made any commitment to provide retiree medical, surgical, hospitalization or life insurance coverage for any current or former employee or partner of Adams or other person (except as required by COBRA and other similar applicable Law). With respect to each Employee Plan that is a group health plan, Adams and its Subsidiaries have complied with (i) the applicable health care continuation and notice provisions of COBRA and the applicable COBRA regulations, (ii) the applicable requirements of the Health Insurance Portability and Accountability Act of 1996 and the regulations thereunder, and (iii) the Patient Protection and Affordable Care Act of 2010, as amended (“PPACA”) and the regulations thereunder, and neither Adams nor any of its Subsidiaries has incurred any liability under Code §4980 or the excise Tax or penalty provisions of PPACA.

(e)    The completion of the transactions contemplated by this Agreement will not cause a termination or partial termination, or otherwise accelerate the time of payment, exercise, or vesting, or increase the amount of compensation due to any employee, officer, former employee or former officer of Adams or any of its Subsidiaries except (i) as required by the terms of any Employee Plan provided to EQBK or by applicable Law in connection with a qualified plan or (ii) as contemplated by this Agreement. There are no material surrender charges, penalties, or other costs or fees under an insurance, annuity, or investment contracts or any other similar investment contract that would be imposed by any Person against Adams or any of its Subsidiaries, an Employee Plan, or any other Person, if any insurance, annuity, or investment contract or any other similar investment held by any Employee Plan were liquidated as of the Closing Date.

(f)    All contributions to any Employee Plan (including all employer contributions, employee salary reduction contributions and all premiums or other payments (other than claims)) that are due and payable by Adams any of its Subsidiaries on or before the Closing Date have been timely paid to or made with respect to each Employee Plan and, to the extent not presently payable, appropriate reserves have been established for the payment and properly accrued in accordance with GAAP.

(g)    No participant, beneficiary or non-participating employee has been denied any benefit due or to become due under any Employee Plan. All obligations required to be performed by Adams and any of its Subsidiaries under any Employee Plan have been performed in all material respects and neither Adams nor any of its Subsidiaries is in default under or in violation of any provision of any Employee Plan. To Adams’s knowledge no event has occurred that would constitute grounds for an enforcement action by any party against Adams, any of its Subsidiaries or any fiduciary of any Employee Plan under part 5 of Title I of ERISA under any Employee Plan.

(h)    With respect to each “employee benefit plan” (as defined in ERISA) maintained or contributed to or required to be contributed to, currently or within the last six (6) years, by any corporation or trade or business, the employees of which, together with the employees of Adams or any of its Subsidiaries, are required to be treated as employed by a single employer under any of the rules contained in ERISA or Code §414 (the “Controlled Group Plans”):

(i)    All Controlled Group Plans that are “group health plans” (as defined in Code §5000(b)(1) and ERISA §733(a)) have been operated up to the Closing in a manner so as to not subject Adams or any of its Subsidiaries to any liability under Code §4980B, §4980D or §4980H;

(ii)    No Controlled Group Plan is a “multiemployer plan” (as defined in the Code or ERISA), an employee pension benefit plan (as defined in ERISA) that is or was subject to Title IV of ERISA or Code §412 or Code §430, or a “multiple employer plan” (as defined in ERISA); and

(iii)    Each Controlled Group Plan that provides (or has provided within the past five (5) years) for health, dental, vision, life, disability or similar coverage is fully funded by one or more third-party insurance policies and neither Adams nor any of its Subsidiaries is liable for self-insuring any claims arising under any such Controlled Group Plan.

Each such Controlled Group Plan is included in the listing of Employee Plans on Adams Confidential Schedule 3.28(a).

(i)    All Employee Plan documents, annual reports or returns, audited or unaudited financial statements, actuarial valuations, summary annual reports, and summary plan descriptions issued with respect to the Employee Plans are correct, complete, and current in all material respects, have been timely filed or distributed to the extent required by Law.

(j)    No Employee Plan holds any stock or other securities of Adams or any of its Subsidiaries or provides the opportunity for the grant, purchase or contribution of any such security.

(k)    Adams or any of its Subsidiaries may, at any time amend or terminate any Employee Plan that it sponsors or maintains and may withdraw from any Employee Plan to which it contributes (but does not sponsor or maintain), without obtaining the consent of any third party, other than an insurance company in the case of any benefit underwritten by an insurance company, and without incurring liability except for unpaid premiums or contributions due for the pay period that includes the effective date of such amendment, withdrawal or termination.

(l)    Each Employee Plan that is a “nonqualified deferred compensation plan” within the meaning of Code §409A(d)(1) (a “Nonqualified Deferred Compensation Plan”) has, since January 1, 2005, been maintained in good faith operational compliance with Code §409A and each Nonqualified Deferred Compensation Plan is in documentary compliance with Code §409A. Neither Adams nor any of its Subsidiaries is a party to, or otherwise obligated under, any contract, agreement, plan or arrangement that provides for the gross-up of taxes imposed by Code §409A(a)(1)(B). No currently outstanding stock option or other right to acquire Adams Stock or other equity security of Adams or any of its any of its Subsidiaries under any Employee Plan, or the payment of cash based on the value thereof, (A) has, as to any employee of Adams or any of its Subsidiaries, an exercise price that was less than the fair market value of the underlying equity security as of the date such stock option or right was granted, as determined by Adams in good faith and in compliance with the relevant IRS guidance in effect on the date of grant (including, IRS Notice 2005-1 and § 1.409A-1 (b)(5)(iv) of the Treasury Regulations), (B) has any feature for the deferral of compensation other than the deferral of recognition of income until the later of exercise or disposition of such option or right, or (C) has been granted after December 31, 2004, with respect to any class of stock of Adams or any of its Subsidiaries that is not “service recipient stock” (within the meaning of applicable Treasury Regulations under Code §409A).

Section 3.29    Obligations to Employees. All accrued obligations and liabilities of Adams, each of its Subsidiaries and all Employee Plans, for payments to trusts (including grantor trusts) or other funds, to any government agency or authority, or to any present or former director, officer, employee or agent (or his or her heirs, legatees or legal representatives) with respect to any of the matters listed below have been timely paid to the extent required by applicable Law or the terms of such plan, contract program, policy, or other governing instruments: (a) withholding taxes, unemployment compensation or social security benefits; (b) all pension, profit-sharing, savings, stock purchase, stock bonus, stock ownership, stock option, phantom stock and stock appreciation rights plans and agreements; (c) all employment, deferred compensation (whether funded or unfunded), salary continuation, consulting, retirement, early retirement, severance, reimbursement, bonus or collective bargaining plans and agreements; (d) all executive and other incentive compensation plans, programs, or agreements; (e) all group insurance and health contracts, policies and plans; and (f) all other incentive, welfare (including vacation and sick pay), retirement or employee benefit plans or agreements maintained or sponsored, participated in, or contributed to, by Adams or any of its Subsidiaries for its current or former directors, officers, employees and agents. To the extent that payment of any obligation or liability under any of the foregoing is not currently required, adequate actuarial accruals and reserves for such payments have been and are being made by Adams or its Subsidiaries according to GAAP and applicable Law applied on a consistent basis. All obligations and liabilities of Adams and each of its Subsidiaries for all other forms of compensation that are or may be payable to their current or former directors, officers, employees or agents, or pursuant to any Employee Plan, have been and are being paid to the extent required by applicable Law or by the plan or contract, and adequate actuarial accruals and reserves for payment therefor have been and are being made by Adams and each of its Subsidiaries according to GAAP and generally accepted actuarial principles. All accruals and reserves referred to in this Section are correctly and accurately reflected and accounted for in the Adams Financial Statements and the books, statements and records of Adams and each of its Subsidiaries.

Section 3.30    Interest Rate Risk Management Instruments. Neither Adams nor any of its Subsidiaries has any interest rate swaps, caps, floors and option agreements and other interest rate risk management arrangements, whether entered into for the account of Adams or any of its Subsidiaries or for the account of a customer of Adams or any of its Subsidiaries.

Section 3.31    Internal Controls. Adams and each of its Subsidiaries maintains in all material respects accurate books and records reflecting its assets and liabilities and maintains in all material respects adequate internal accounting controls that are designed to provide reasonable assurance that (a) transactions are executed with management’s authorization; (b) transactions are recorded as necessary to permit preparation of the consolidated financial statements of Adams and to maintain accountability for Adams’s and its Subsidiaries’ assets; (c) access to Adams’s and its Subsidiaries’ assets is permitted only in accordance with management’s authorization; (d) the reporting of Adams’s and its Subsidiaries’ assets is compared with existing assets at regular intervals; and (e) extensions of credit and other receivables are recorded accurately. None of Adams’s or any of its Subsidiaries’ systems, controls, data or information are recorded, stored, maintained, operated or otherwise wholly or partly dependent on or held by any means (including any electronic, mechanical or photographic process, whether computerized or not) which (including all means of access thereto and therefrom) are not under the exclusive ownership and direct control of Adams, any of its Subsidiaries or their accountants, except as would not, individually or in the aggregate, reasonably be expected to result in a materially adverse effect on the system of internal accounting controls described in the preceding sentence. Adams has not identified any significant deficiencies or material weaknesses in the design or operation of its internal control over financial reporting. Since December 31, 2016, Adams has not experienced or effected any material change in internal control over financial reporting.

Section 3.32    Community Reinvestment Act. The Bank is in material compliance with the Community Reinvestment Act (the “CRA”) and all regulations issued thereunder, and Adams has furnished to EQBK copies of the Bank’s current CRA Statement and all support papers therefor. The Bank has a rating of not less than “satisfactory” as of its most recent CRA compliance examination and Adams has no Knowledge of any reason why the Bank would not receive a rating of “satisfactory” or better in its next CRA compliance examination or why the FDIC or any other Governmental Entity may seek to restrain, delay or prohibit the transactions contemplated hereby as a result of any act or omission of the Bank under the CRA.

Section 3.33    Fair Housing Act, Home Mortgage Disclosure Act, Real Estate Settlement Procedures Act and Equal Credit Opportunity Act. The Bank is in material compliance with the Fair Housing Act, the Home Mortgage Disclosure Act, the Real Estate Settlement Procedures

Act and the Equal Credit Opportunity Act and all regulations issued thereunder. The Bank has not received any written notice of any violation of those acts or any of the regulations issued thereunder, and the Bank has not received any written notice of, nor does Adams have any Knowledge of, any threatened Proceeding with respect to the Bank’s non-compliance with such acts.

Section 3.34    Usury Laws and Other Consumer Compliance Laws. All loans of the Bank have been made in material compliance with all applicable statutes and regulatory requirements at the time of such loan or any renewal thereof, including the Missouri usury statutes as they are interpreted as of the date of this Agreement, Regulation Z issued by the Federal Reserve, the Federal Consumer Credit Protection Act and all statutes and regulations governing the operation of banks chartered under the Laws of the State of Missouri.

Section 3.35    Bank Secrecy Act, Foreign Corrupt Practices Act and U.S.A. Patriot Act. Adams and the Bank are in compliance with the Bank Secrecy Act, the United States Foreign Corrupt Practices Act and the International Money Laundering Abatement and Anti-Terrorist Financing Act, otherwise known as the U.S.A. Patriot Act, and all regulations issued thereunder, and the Bank has properly certified all foreign deposit accounts. The Bank has timely and properly filed and maintained all requisite Currency Transaction Reports and other related forms, including any requisite Custom Reports required by any agency of the United States Treasury Department, including the IRS, and the Bank has timely filed all Suspicious Activity Reports with the Financial Institutions - Financial Crimes Enforcement Network (U.S. Department of the Treasury) required to be filed by it under the Laws referenced in this Section.

Section 3.36    Unfair, Deceptive or Abusive Acts or Practices. Neither Adams nor any of its Subsidiaries has engaged in any unfair, deceptive or abusive acts or practices, as such terms are defined under §1031 of the Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”). There are no allegations, claims or disputes to which Adams or any of its Subsidiaries is a party that allege, or to the Knowledge of Adams, no Person has threatened to allege, that Adams or any of its Subsidiaries has engaged in any unfair or deceptive acts or practices.

Section 3.37    Securities Not Publicly Traded. No security or interest in Adams or any of its Subsidiaries is, or has been, publicly traded, quoted or traded on any security exchange, over-the-counter market or any interdealer quotation system including the New York Stock Exchange, Inc., The NASDAQ Stock Market LLC, the American Stock Exchange, Inc. or the Over-the-Counter Bulletin Board. Neither Adams nor any of its Subsidiaries has ever filed a registration statement with the Securities and Exchange Commission (“SEC”) under the Securities Act or been required to file, or has voluntarily filed, periodic reports with the SEC pursuant to Section 13 or 15(d) of the Exchange Act. Neither Adams nor any of its Subsidiaries has obtained a CUSIP number for any of its securities. The consummation of the transactions contemplated hereby will not require any notification or filing pursuant to Rule 10b-17 promulgated by the SEC or Rule 6490 promulgated by the Financial Industry Regulatory Authority.

Section 3.38    Proxy Statement/Prospectus. None of the information supplied or to be supplied by Adams or any of its Subsidiaries or any of its directors, officers, employees or agents for inclusion in the Proxy Statement/Prospectus shall, at the date the Proxy Statement/Prospectus is mailed to the shareholders of Adams and, as the Proxy Statement/Prospectus may be amended or supplemented, at the time of the Shareholders’ Meeting, contain any untrue statement of a material fact or omit to state any material fact with respect to Adams or any of its Subsidiaries necessary in order to make the statements therein with respect to Adams and any of its Subsidiaries, in light of the circumstances under which they are made, not misleading or necessary to correct any statement in any earlier communication with respect to the solicitation of any proxy for the Shareholders’ Meeting.

Section 3.39    Agreements Between Adams and its Subsidiaries; Claims. Except as set forth on Adams Confidential Schedule 3.39, there are no written or oral agreements or understandings between Adams and any of its Subsidiaries. All past courses of dealings between Adams and each of its Subsidiaries have been conducted in the ordinary course of business, on arms-length terms consistent with applicable Law and prudent business practices. Adams has no Knowledge of any Claims that Adams has against any of its Subsidiaries or of any facts or circumstances that would give rise to any such Claim.

Section 3.40    Representations Not Misleading. No representation or warranty by Adams contained in this Agreement, nor, to the Knowledge of Adams, any written statement, exhibit or schedule furnished to EQBK by Adams under and pursuant to, or in anticipation of this Agreement, contains or will contain on the Closing Date any untrue statement of a material fact or omits or will omit to state a material fact necessary to make the statements contained herein or therein, in light of the circumstances under which it was or will be made, not misleading and such representations and warranties continue to be true and correct following disclosure to any Governmental Entity having jurisdiction over Adams or its properties of the facts and circumstances upon which they were based.

Section 3.41    State Takeover Laws. The Adams Board has approved this Agreement and the transactions contemplated hereby as required to render inapplicable to such agreements and transactions any applicable provisions of the takeover Laws of any state, including any “moratorium,” “control share,” “fair price,” “takeover” or “interested stockholder” Law.

Section 3.42    Fairness Opinion. Prior to the execution of this Agreement, the Adams Board has received an opinion (which, if initially rendered verbally, has been or will be confirmed by a written opinion, dated the same date) from its financial advisor, to the effect that, as of the date thereof, and based upon and subject to the factors, assumptions and limitations set forth therein, determined that the Merger Consideration pursuant to this Agreement is fair, from a financial point of view, to the holders of Adams Stock. Such opinion has not been amended or rescinded in any material respect as of the date of this Agreement.

Section 3.43    No Other Representations or Warranties. The representations and warranties of Adams contained in this Article III as qualified by the Adams Confidential Schedule (and any updates thereto) constitute the sole and exclusive representations and warranties of Adams to EQBK in connection with the transactions contemplated hereby, and all other representations and warranties of any kind or nature expressed or implied (including any relating to the future or historical financial condition, results of operations, prospects, business, assets or liabilities of Adams or the Bank), whether made by Adams, the Bank or any of their Affiliates or any of their respective shareholders, directors, officers, employees, agents, representatives, advisors, or consultants are specifically disclaimed by Adams.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF EQBK

As a material inducement to Adams to enter into and perform their obligations under this Agreement, and notwithstanding any examinations, inspections, audits, and other investigations heretofore and hereafter made by Adams, except as disclosed in the disclosure schedule delivered by EQBK to Adams before the execution of this Agreement (the “EQBK Confidential Schedule”) setting forth items of disclosure with specific reference to the particular section of this Agreement to which the information on the EQBK Confidential Schedule relates, EQBK hereby makes the following representations and warranties to Adams as of the date of this Agreement; provided, however, that any information set forth in one section of the EQBK Confidential Schedule will be deemed to apply to each other section or subsection of this Agreement expressly referenced in such disclosure; provided, further, that, notwithstanding anything in this Agreement to the contrary, (a) reference to any dollar amounts in any representation or warranty will not be deemed to indicate that such amount is material with respect to or otherwise under any provision under this Agreement, and (b) the inclusion of an item in such EQBK Confidential Schedule as an exception to a representation or warranty will not be deemed an admission that such item represents a material exception or material fact, event or circumstance or that such item has had or would reasonably be expected to have a Material Adverse Change on Adams.

Section 4.01    Organization and Qualification.

(a)    EQBK is a corporation, duly organized, validly existing and in good standing under all Laws of the State of Kansas and is a bank holding company registered under the BHCA. EQBK has the corporate power and authority (including all licenses, franchises, permits and other governmental authorizations as are legally required) to carry on its business as now being conducted, to own, lease and operate its properties and assets as now owned, leased or operated and to enter into and carry out its obligations under this Agreement. True and complete copies of the articles of incorporation and bylaws of EQBK, as amended to date, have been made available to Adams.

(b)    Equity Bank is a Kansas state bank, duly organized and validly existing under the Laws of the State of Kansas and in good standing under all Laws of the State of Kansas. Equity Bank has the corporate power and authority (including all licenses, franchises, permits and other governmental authorizations as are legally required) to carry on its business as now being conducted, to own, lease and operate its properties and assets as now owned, leased or operated and to enter into and to carry on the business and activities now conducted by it. True and complete copies of the articles of incorporation and bylaws of Equity Bank, as amended to date, have been made available to Adams. Equity Bank is an insured depository institution as defined in the FDIA.

(c)    Merger Sub is a corporation, duly organized, validly existing and in good standing under all Laws of the State of Kansas and is wholly-owned by EQBK. Merger Sub has the corporate power and authority (including all licenses, franchises, permits and other governmental authorizations as are legally required) to carry on its business as now being conducted, to own, lease and operate its properties and assets as now owned, leased or operated and to enter into and carry out its obligations under this Agreement. True and complete copies of the articles of incorporation and bylaws of Merger Sub, as amended to date, have been made available to Adams.

Section 4.02    Authority; Execution and Delivery.

(a)    EQBK has the corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated herein. EQBK has taken all action necessary to authorize the execution, delivery and (provided the required regulatory approvals are subsequently obtained) performance of this Agreement and the other agreements and documents contemplated hereby to which it is a party. This Agreement has been, and the other agreements and documents contemplated hereby, have been or at Closing will be, duly executed by EQBK, and each constitutes the legal, valid and binding obligation of EQBK (assuming due authorization, execution and delivery by each other party hereto), enforceable in accordance with its respective terms and conditions, except as enforceability may be limited by the Bankruptcy Exception.

(b)    Merger Sub has the corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated herein. Merger Sub has taken all action necessary to authorize the execution, delivery and (provided the required regulatory approvals are subsequently obtained) performance of this Agreement and the other agreements and documents contemplated hereby to which it is a party. At or prior to the date hereof, the sole stockholder of Merger Sub has (i) determined that this Agreement and the transactions contemplated hereby, including the Merger, are advisable, fair to and in the best interest of the sole stockholder of Merger Sub, and (ii) approved and adopted this Agreement and the transactions contemplated by this Agreement, including the Merger, and such approval and adoption is the only approval of holders of any class of securities of Merger Sub which is required to adopt this Agreement and effect the transactions contemplated hereby. This Agreement has been, and the other agreements and documents contemplated hereby, have been or at Closing will be, duly executed by Merger Sub, and each constitutes the legal, valid and binding obligation of Merger Sub (assuming due authorization, execution and delivery by each other party hereto), enforceable in accordance with its respective terms and conditions, except as enforceability may be limited by the Bankruptcy Exception.

Section 4.03    Capitalization.

(a)    The entire authorized capital stock of EQBK consists solely of (i) 45,000,000 shares of EQBK Class A Stock, of which 14,605,607 shares are issued and outstanding, as of December 4, 2017; (ii) 5,000,000 shares of EQBK Class B Stock, of which no shares are issued and outstanding, as of December 4, 2017; and (iii) 10,000,000 shares of EQBK preferred stock (“EQBK Preferred Stock” and together with EQBK Class A Stock and EQBK Class B Stock, “EQBK Capital Stock”), none of which are issued and outstanding.

(b)    At the Effective Time, the shares of EQBK Class A Stock issued pursuant to the Merger will be duly authorized, validly issued, fully paid and nonassessable, will not be issued in violation of any preemptive rights or any applicable federal or state securities Laws, and will not be subject to any restrictions on transfer arising under the Securities Act.

Section 4.04    SEC Filings; Financial Statements.

(a)    Except as set forth on EQBK Confidential Schedule 4.04, EQBK has timely filed and made available to Adams all forms, reports, and documents required to be filed by EQBK with the SEC since its initial public offering (collectively, the “EQBK SEC Reports”). The EQBK SEC Reports, including any EQBK SEC Reports filed after the date of this Agreement until the Effective Time (i) at the time filed, complied or will comply in all material respects with the applicable requirements of the Securities Act and the Exchange Act, as the case may be, and (ii) did not or will not at the time they were filed (or if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing) contain any untrue statement of a material fact or omit to state a material fact required to be stated in such EQBK SEC Reports or necessary in order to make the statements in such EQBK SEC Reports, in light of the circumstances under which they were made, not misleading. Except for any Subsidiaries of EQBK that are registered as a broker, dealer or investment advisor or filings required due to fiduciary holdings of such Subsidiaries of EQBK, no Subsidiary of EQBK is required to file any forms, reports or other documents with the SEC.

(b)    The financial statements of EQBK contained in the EQBK SEC Reports (“EQBK Financial Statements”), including any EQBK SEC Reports filed after the date of this Agreement until the Effective Time, complied or will comply as to form in all material respects with the applicable published rules and regulations of the SEC with respect thereto, was or will be prepared in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes to such financial statements or, in the case of unaudited statements, as permitted by Form 10-Q of the SEC), and fairly presented or will fairly present the consolidated financial position of EQBK and its Subsidiaries as at the respective dates and the consolidated results of its operations and cash flows for the periods indicated, except that the unaudited interim financial statements were or are subject to normal and recurring year-end adjustments which were not or are not expected to be material in amount or effect.

Section 4.05    Compliance with Laws, Permits and Instruments.

(a)    Each of EQBK, Equity Bank and Merger Sub holds all material licenses, registrations, franchises, permits and authorizations necessary for the lawful conduct of its business and is not in violation of any applicable Law or Order of any Governmental Entity, which is reasonably likely to result in a Material Adverse Change as to EQBK, individually or in the aggregate, or to the Knowledge of EQBK is reasonably likely to materially and adversely affect, prevent or delay the obtaining of any regulatory approval for the consummation of the transactions contemplated by this Agreement.

(b)    Each of EQBK, Equity Bank and Merger Sub has in all material respects performed and abided by all obligations required to be performed by it to the date hereof, and has complied in all material respects with, and is in material compliance with, and is not in default (and with the giving of notice or the passage of time will not be in default) under, or in violation of, (i) any provision of the articles of incorporation or bylaws of EQBK, Equity Bank or Merger Sub or other governing documents of EQBK, Equity Bank or Merger Sub, as applicable (collectively, the “EQBK Constituent Documents”), (ii) any material provision of any mortgage, indenture, lease, contract, agreement or other instrument applicable to EQBK or any Subsidiary of EQBK, or their respective assets, operations, properties or businesses, or (iii) any material Law or Order of any Governmental Entity applicable to EQBK or any Subsidiary of EQBK or their respective assets, operations, properties or businesses, except in the case of clauses (ii) and (iii), where any such noncompliance, default or violation, in the aggregate, would not have a Material Adverse Change on EQBK or any Subsidiary of EQBK.

(c)    The execution, delivery and (provided the required regulatory approvals are subsequently obtained) performance of this Agreement and the other agreements contemplated hereby, and the completion of the transactions contemplated hereby and thereby will not conflict in any material respect with, or result, by itself or with the giving of notice or the passage of time, in any material violation of or default or loss of a benefit under, (i) the EQBK Constituent Documents, (ii) any material provision of any mortgage, indenture, lease, contract, agreement or other instrument applicable to EQBK or any Subsidiary of EQBK, or their respective assets, operations, properties or businesses or (iii) any material Order or Law applicable to EQBK or any Subsidiary of EQBK or their respective assets, operations, properties or businesses.

Section 4.06    Undisclosed Liabilities. Except for (a) liabilities and obligations incurred in the ordinary course of business since the date of the most recent EQBK Financial Statements, (b) liabilities and obligations disclosed in the appropriate EQBK SEC Reports, and (c) liabilities and obligations incurred in connection with the Merger or otherwise as contemplated by this Agreement, neither EQBK nor any of its Subsidiaries has incurred any liabilities or obligations that would be required to be reflected or reserved against in a consolidated balance sheet of EQBK and its Subsidiaries prepared in accordance with GAAP.

Section 4.07    Litigation.

(a)    Except as disclosed in EQBK’s SEC Reports, neither EQBK, Equity Bank or Merger Sub is a party to any, and there are no pending or, to the Knowledge of EQBK, threatened, Proceeding of any nature against EQBK, Equity Bank or Merger Sub which are reasonably likely, individually or in the aggregate, to result in a Material Adverse Change as to EQBK, Equity Bank or Merger Sub, nor, to the Knowledge of EQBK, is there any basis for any Proceeding against EQBK, Equity Bank or Merger Sub that would be reasonably likely, individually or in the aggregate, to result in a Material Adverse Change as to EQBK, Equity Bank or Merger Sub. There is no Order imposed upon

EQBK, Equity Bank or Merger Sub or the assets or Property of EQBK, Equity Bank or Merger Sub that has resulted in, or is reasonably likely to result in, a Material Adverse Change as to EQBK, Equity Bank or Merger Sub.

(b)    No Proceeding is pending or, to the Knowledge of EQBK, threatened against EQBK, Equity Bank or Merger Sub that questions or would question the validity of this Agreement or the agreements contemplated hereby or any actions taken or to be taken by EQBK or Merger Sub pursuant hereto or thereto or seeks to enjoin or otherwise restrain the transactions contemplated hereby or thereby.

Section 4.08    Consents and Approvals. The EQBK Board (at a meeting duly called and held) has approved and adopted this Agreement. Except as set forth on EQBK Confidential Schedule 4.08 and (a) the filing of applications, filings and notices, as applicable, with the NASDAQ, (b) the filing of applications, filings and notices, as applicable, with the Federal Reserve under the BHCA and approval of such applications, filings and notices, (c) the filings of applications, filings and notices, as applicable, with the FDIC, and approval of such applications, filings and notices, (d) the filing of applications, filings and notices, as applicable, with the OSBC in connection with the Bank Merger, and approval of such applications, filings and notices, (e) the filing with the SEC of (i) any filings under applicable requirements of the Exchange Act, including the filing of the Proxy Statement/Prospectus and (ii) the Form S-4 and declaration of effectiveness of the Form S-4, (f) the filing of the certificates of merger with the Kansas Secretary of State pursuant to the requirements of the KGCC and the Missouri Secretary of State pursuant to the requirements of the MRS, and (g) such filings and approvals as are required to be made or obtained under the securities or “Blue Sky” Laws of various states in connection with the issuance of shares of EQBK Class A Stock pursuant to this Agreement and the approval of the listing of such EQBK Class A Stock on the NASDAQ, no consents or approvals of or filings or registrations with any Governmental Entity are necessary in connection with (i) the execution and delivery by EQBK and Merger Sub of this Agreement or (ii) the consummation by EQBK and Merger Sub of the transactions contemplated by this Agreement. As of the date of this Agreement, EQBK knows of no reason why all regulatory approvals from any Governmental Entity or Regulatory Agency required for the consummation of the transactions contemplated hereby should not be obtained on a timely basis and EQBK has no Knowledge of any fact or circumstance that would materially delay receipt of any such required regulatory approval.

Section 4.09    Regulatory Compliance.

(a)    Neither EQBK nor Equity Bank is or has been within the last five (5) years subject to any cease-and-desist or other Order or other formal or informal enforcement action issued by, or is a party to any written agreement, consent agreement or memorandum of understanding with, or is a party to any commitment letter or similar undertaking to, or is subject to any Order or directive by, or has been ordered to pay any civil penalty by, or is a recipient of a supervisory letter from, or has adopted any board resolutions at the request or suggestion of any Regulatory Agency or other Governmental Entity that restricts the conduct of its business or that relates to its capital adequacy, its ability to pay dividends, its credit or risk management policies, its management or its business. There is no unresolved violation, criticism or exception by any Regulatory

Agency or other Governmental Entity with respect to any report or statement relating to any examinations of EQBK or Equity Bank. There are no Proceeding pending or, to the Knowledge of EQBK, threatened against EQBK, Equity Bank or other Subsidiary of EQBK by any Regulatory Agency. As of the date of this Agreement, EQBK is “well-capitalized” (as that term is defined in 12 C.F.R. § 225.2(r)) and “well managed” (as that term is defined is 12 C.F.R. § 225.2(s)). As of the date of this Agreement, Equity Bank is an “eligible bank” (as that term is defined in 12 C.F.R. § 303.2(r). Notwithstanding the foregoing, neither party shall be required to take any action under this Agreement that would cause such party to violate 12 C.F.R. §309.6.

(b)    All material reports, records, registrations, statements, notices and other documents or information required to be filed by EQBK or Equity Bank with any Regulatory Agency, have been duly and timely filed and all information and data contained in such reports, records or other documents are accurate and complete.

Section 4.10    Proxy Statement/Prospectus. None of the information supplied or to be supplied by EQBK or to EQBK’s Knowledge any of its directors, officers, employees or agents for inclusion in the Proxy Statement/Prospectus shall, at the date the Proxy Statement/Prospectus is mailed to the shareholders of Adams and, as the Proxy Statement/Prospectus may be amended or supplemented, at the time of the Shareholders’ Meeting, contain any untrue statement of a material fact or omit to state any material fact with respect to EQBK or any Subsidiary of EQBK necessary in order to make the statements therein with respect to EQBK or any Subsidiary of EQBK, in light of the circumstances under which they are made, not misleading or necessary to correct any statement in any earlier communication with respect to the solicitation of any proxy for the Shareholders’ Meeting. All documents that EQBK or Equity Bank is responsible for filing with any Regulatory Agency in connection with the Merger or the Bank Merger shall comply with respect to EQBK and Equity Bank in all material respects with the provisions of applicable Law.

Section 4.11    Absence of Certain Changes. Except as disclosed in the EQBK SEC Reports, since September 30, 2017, (a) EQBK has conducted its business in the ordinary course (excluding the incurrence of expenses related to this Agreement and the transactions contemplated hereby), and (b) no event has occurred or circumstance arisen that, individually or in the aggregate, had or is reasonably likely to have, a Material Adverse Change on EQBK or Equity Bank.

Section 4.12    Internal Controls. Except as set forth on EQBK Confidential Schedule 4.12, none of EQBK’s records, systems, controls, data or information, are recorded, stored, maintained and operated wholly or partly dependent on or held by any means (including any electronic, mechanical or photographic process, whether computerized or not) which (including all means of access thereto and therefrom) are not under the exclusive ownership and direct control of EQBK or its accountants. EQBK has devised, established and maintained a system of internal accounting controls sufficient to provide reasonable assurances regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP (except as otherwise required by RAP).

Section 4.13    Sufficiency of Funds. EQBK has sufficient cash on hand or other sources of immediately available funds to enable it to timely pay the Per Share Cash Amount and consummate the transactions contemplated by this Agreement. At the Effective Time, EQBK shall have sufficient authorized but unissued shares of EQBK Class A Common Stock to consummate the Merger.

Section 4.14    Representations Not Misleading. No representation or warranty by EQBK contained in this Agreement, nor to the Knowledge of EQBK, any written statement, exhibit or schedule furnished to Adams by EQBK under and pursuant to, or in anticipation of this Agreement, contains or will contain on the Closing Date any untrue statement of a material fact or omits or will omit to state a material fact necessary to make the statements contained herein or therein, in light of the circumstances under which it was or will be made, not misleading and such representations and warranties would continue to be true and correct following disclosure to any Governmental Entity having jurisdiction over EQBK or their properties of the facts and circumstances upon which they were based.

Section 4.15    No Other Representations or Warranties. The representations and warranties of EQBK contained in this Article IV as qualified by the EQBK Confidential Schedule (and any updates thereto) constitute the sole and exclusive representations and warranties of EQBK to Adams in connection with the transactions contemplated hereby, and all other representations and warranties of any kind or nature expressed or implied (including any relating to the future or historical financial condition, results of operations, prospects, business, assets or liabilities of EQBK or Equity Bank), whether made by EQBK, Equity Bank or any of their Affiliates or any of their respective shareholders, directors, officers, employees, agents, representatives, advisors, or consultants are specifically disclaimed by EQBK.

ARTICLE V

COVENANTS OF ADAMS

Section 5.01    Commercially Reasonable Efforts. Adams will use commercially reasonable efforts to perform and fulfill all conditions and obligations on its part to be performed or fulfilled under this Agreement and to cause the consummation of the transactions contemplated hereby in accordance with this Agreement.

Section 5.02    Shareholders’ Meeting.

(a)    Subject to a Change in Recommendation in accordance with Section 5.22, Adams, acting through the Adams Board, shall, in accordance with applicable Law:

(i)    duly call, give notice of, convene and hold a meeting of its shareholders (the “Shareholders’ Meeting”) as soon as practicable after the Registration Statement and the Proxy Statement/Prospectus (forming a part of the Registration Statement) become effective with the SEC for the purpose of approving and adopting this Agreement, the Merger, and the transactions contemplated hereby and the termination of all voting trusts, voting agreements, shareholders’ agreements or similar arrangements listed on Adams Confidential Schedule 3.26;

(ii)    require no greater than the minimum vote of the capital stock of Adams required by applicable Law in order to approve this Agreement, the Merger and the transactions contemplated hereby and the termination of all voting trusts, voting agreements, shareholders’ agreements or similar arrangements listed on Adams Confidential Schedule 3.26;

(iii)    include in the Proxy Statement/Prospectus the recommendation of the Adams Board that the shareholders of Adams vote in favor of the approval and adoption of this Agreement, the Merger and the transactions contemplated hereby; and

(iv)    cause the Proxy Statement/Prospectus to be mailed to the shareholders of Adams as soon as practicable after the Registration Statement and the Proxy Statement/Prospectus (forming a part of the Registration Statement) become effective with the SEC, and use its commercially reasonable efforts to obtain the approval and adoption of this Agreement, the Merger and the transactions contemplated hereby by shareholders holding at least the minimum number of shares of Adams Stock entitled to vote at the Shareholders’ Meeting necessary to approve the foregoing under applicable Law. The letter to shareholders, notice of meeting, proxy statement of Adams and form of proxy to be distributed to shareholders in connection with the Merger shall be in form and substance reasonably satisfactory to EQBK and are collectively referred to herein as the “Proxy Statement/Prospectus”.

(b)    Notwithstanding anything to the contrary contained in this Agreement, Adams shall not be required to hold the Shareholders’ Meeting if this Agreement is terminated pursuant to Section 9.01 prior to the scheduled time of the Shareholders’ Meeting.

Section 5.03    Information Furnished by Adams. Adams shall promptly following receipt of a written request from EQBK furnish or cause to be furnished to EQBK, all information concerning Adams, including but not limited to financial statements, required for inclusion in any statement or application made or filed by EQBK to any governmental body in connection with the transactions contemplated by this Agreement or in connection with any unrelated transactions during the pendency of this Agreement. Adams represents and warrants that all information so furnished shall be true and correct in all material respects and shall not omit any material fact required to be stated therein or necessary to make the statements made, in light of the circumstances under which they were made, not misleading. Adams shall otherwise fully cooperate with EQBK in the filing of any applications or other documents necessary to consummate the transactions contemplated by this Agreement.

Section 5.04    Required Acts. Between the date of this Agreement and the Closing, Adams will, and will cause of each of its Subsidiaries including the Bank to, unless otherwise permitted in writing by EQBK:

(a)    operate (including the making of, or agreeing to make, any loans or other extensions of credit) only in the ordinary course of business and consistent with past practices and safe and sound banking principles;

(b)    except as required by prudent business practices, use all commercially reasonable efforts to preserve its business organization intact and to retain its present directors, officers, employees, key personnel and customers, depositors and goodwill and to maintain all assets owned, leased or used by it (whether under its control or the control of others), in good operating condition and repair, ordinary wear and tear excepted and unavoidable casualty;

(c)    perform all of its obligations under any material contracts, leases and documents relating to or affecting its assets, properties and business, except such obligations as Adams or any of its Subsidiaries may in good faith reasonably dispute;

(d)    except as required by prudent business practices, use all commercially reasonable efforts to maintain in full force and effect all insurance policies now in effect or renewals thereof and give all notices and present all claims under all insurance policies in due and timely fashion;

(e)    timely file, subject to extensions, all reports required to be filed with governmental authorities and observe and conform, in all material respects, to all applicable Laws, except those being contested in good faith by appropriate Proceedings;

(f)    timely file, subject to extensions, all Tax Returns required to be filed by it and promptly pay all Taxes, assessments, governmental charges, duties, penalties, interest and fines that become due and payable, except those being contested in good faith by appropriate Proceedings;

(g)    withhold from each payment made to each of its employees, independent contractors, creditors and other third parties the amount of all Taxes required to be withheld therefrom and pay the same to the proper Tax receiving officers;

(h)    account for all transactions and prepare all financial statements in accordance with GAAP;

(i)    promptly classify and charge off loans and make appropriate adjustments to loss reserves in accordance with the instructions to the Call Report and the Uniform Retail Credit Classification and Account Management Policy;

(j)    maintain the allowance for loan losses account in accordance with GAAP and in an amount reasonably estimated to be adequate in all material respects to provide for all losses, net of recoveries relating to loans previously charged off, on all outstanding loans and in compliance with applicable regulatory requirements, and not reduce the amount of the Bank’s allowance for loan losses; provided, further, that such allowance for loan losses account shall be an amount not less than 1.15% of aggregate loans (excluding loans held for sale) and shall include the estimated cost of carrying and disposing of non-performing loans and OREO Property including any specific reserve required for the ownership or sale of such OREO Property;

(k)    pay or accrue all costs, expenses and other charges to be incurred by Adams or any Subsidiary thereof in connection with the Merger, including, but not limited to, all legal fees, accounting fees, consulting fees and brokerage fees, prior to the Calculation Date; and

(l)    ensure that all accruals for Taxes are accounted for in the ordinary course of business, consistent with past practices and in accordance with GAAP.

Section 5.05    Prohibited Acts. Between the date of this Agreement and the Closing, Adams will not, and will not permit any of its Subsidiaries including the Bank to, without the prior written consent of EQBK, except as set forth on Adams Confidential Schedule 5.05:

(a)    merge into, consolidate with or sell any assets to any other Person or entity, change Adams’s or any of its Subsidiaries’ articles of incorporation or bylaws, increase the number of shares of Adams Stock or any of its Subsidiaries’ stock outstanding or increase the amount of the Bank’s surplus (as calculated in accordance with the instructions to the Call Report);

(b)    except as explicitly permitted hereunder or in accordance with applicable Law or pursuant to a contract existing as of the date of this Agreement, engage in any transaction with any affiliated Person or allow such Persons to acquire any assets from Adams or any of its Subsidiaries, except (i) in the form of wages, salaries, fees for services, reimbursement of expenses and benefits already granted or accrued under the Employee Plans currently in effect, or (ii) any deposit (in any amount) made by an officer, director or employee;

(c)    declare, set aside or make any payment of dividends or make any other distribution to its shareholders, whether in cash, shares or other property, provided, that, Bank may pay cash dividends to Adams to fund Adams’s payment of Adams Merger Costs;

(d)    obligate itself to purchase, retire or redeem, any of its capital shares or other securities;

(e)    discharge or satisfy any material Lien, charge or encumbrance or pay any material obligation or liability, whether absolute or contingent, due or to become due, except in the ordinary course of business consistent with past practices and except for liabilities incurred in connection with the transactions contemplated hereby;

(f)    issue, reserve for issuance, grant, sell or authorize the issuance of any shares of its capital stock or other securities or subscriptions, options, warrants, calls, rights or commitments of any kind relating to the issuance thereto;

(g)    accelerate the vesting of pension or other benefits in favor of employees of Adams or any of its Subsidiaries, except according to the Employee Plans or as otherwise contemplated by this Agreement or as required by applicable Law;

(h)    acquire any capital stock or other equity securities or acquire any equity or ownership interest in any bank, corporation, partnership or other entity (except (i) through settlement of indebtedness, foreclosure, or the exercise of creditors’ remedies or (ii) in a fiduciary capacity, the ownership of which does not expose it to any material liability from the business, operations or liabilities of such Person);

(i)    mortgage, pledge or subject to Lien any of its property, business or assets, tangible or intangible, except (i) Permitted Encumbrances and (ii) pledges of assets to secure public funds deposits;

(j)    enter into any employment or consulting contract (other than as contemplated by the terms of the Employee Plans or this Agreement) or other agreement with any current or proposed director, officer or employee or adopt, amend in any material respect or terminate any pension, employee welfare, retirement, stock purchase, stock option, phantom stock, stock appreciation rights, termination, severance, income protection, golden parachute, savings or profit-sharing plan (including trust agreements and insurance contracts embodying such plans), any deferred compensation, or collective bargaining agreement, any group insurance contract or any other incentive, welfare or employee benefit plan or agreement for the benefit of its directors, employees or former employees, except as required by applicable Law or by this Agreement;

(k)    make any capital expenditures or capital additions or betterments, except for such capital expenditures or capital additions that are set forth in writing in the budget provided to EQBK or that are reasonably necessary to prevent deterioration of the condition of a property;

(l)    sell or dispose of, or otherwise divest itself of the ownership, possession, custody or control, of any corporate books or records of any nature that, in accordance with sound business practice, normally are retained for a period of time after their use, creation or receipt, except at the end of the normal retention period;

(m)    except as required by any applicable Regulatory Agency or applicable Law. make any, or acquiesce with any, (i) material change in any credit underwriting standards or practices, including loan loss reserves, (ii) material change in any asset liability management techniques, (iii) change in any accounting methods, principles or material practices, or (iv) Tax election, change in taxable year, material amendment of a Tax Return, settlement of any Tax claim or assessment relating to Adams or any of its Subsidiaries, or surrender any claim to a Tax refund;

(n)    sell (but payment at maturity is not a sale) or purchase any investment securities, other than purchases of obligations of the U.S. Treasury (or any agency thereof) with a duration of four (4) years or less and an AA rating by at least one nationally recognized ratings agency;

(o)    renewed, extended the maturity of, or altered any of the terms of any loan classified by Adams as “special mention,” “substandard,” or “impaired” or other words of similar import; or

(p)    enter into any acquisitions or leases of real property, including new leases and lease extensions, other than in the ordinary course of business consistent with past practice or through settlement of indebtedness, foreclosure or the exercise of creditors’ remedies;

Section 5.06    Access; Pre-Closing Investigation.

(a)    Subject to the provisions of the Confidentiality Agreement, Adams will afford the officers, directors, employees, attorneys, accountants, investment bankers and authorized representatives of EQBK reasonable access during normal business hours, to the extent legally permissible, to the properties, books, contracts and records of Adams and each of its Subsidiaries, permit EQBK to make such inspections (including with regard to such properties physical inspection of the surface and subsurface thereof and any structure thereon pursuant to Section 5.12) as they may reasonably require and furnish to EQBK, to the extent legally permissible, during such period all such information concerning Adams, each of its Subsidiaries and its affairs as EQBK may reasonably request, in order that EQBK may have an opportunity to make such reasonable investigation as it desires to make of the affairs of Adams and each of its Subsidiaries, including access sufficient to verify the value of the assets and the liabilities of Adams and each of its Subsidiaries and the satisfaction of the conditions precedent to EQBK’s obligations described in Article VIII of this Agreement. EQBK will use its commercially reasonable efforts not to disrupt the normal business operations of Adams or any of its Subsidiaries. Adams agrees at any time, and from time to time, to furnish to EQBK as soon as reasonably practicable, any additional information that EQBK may reasonably request. Neither Adams nor any of its Subsidiaries shall be required to provide access to or to disclose information where such access or disclosure would, in the reasonable judgment of Adams, cause significant competitive harm to it or its Subsidiaries if the transactions contemplated by this Agreement are not consummated, violate or prejudice the rights of Adams’s or any of its Subsidiaries’ customers, jeopardize the attorney-client privilege of the institution in possession or control of such information (after giving due consideration to the existence of any common interest, joint defense or similar agreement between the parties) or contravene any Law, Order, judgment, decree, fiduciary duty or binding agreement entered into prior to the date of this Agreement.

(b)    No investigation by either party of the business and affairs of the other shall affect or be deemed to modify or waive any representation, warranty, covenant or agreement in this Agreement, or the conditions to either party’s obligation to consummate the transactions contemplated by this Agreement.

Section 5.07    Additional Financial Statements and Tax Returns. Adams will promptly furnish to EQBK true and complete copies of (a) each Call Report prepared after the date of this Agreement promptly after such reports are made available to the FDIC, (b) each Tax Return for

Adams and any of its Subsidiaries prepared after the date of this Agreement promptly after such returns are made available to the IRS, (c) the consolidated balance sheet of Adams as of December 31, 2017, the consolidated statement of income and changes in shareholders’ equity of Adams for the year ended December 31, 2017, and the consolidated statement of cash flows of Adams for the year ended December 31, 2017, promptly after such each such financial statement is made available to Adams, and (d) unaudited month-end financial statements of Adams.

Section 5.08    Untrue Representations. Adams will promptly notify EQBK in writing if Adams becomes aware of any fact or condition that makes untrue, or shows to have been untrue, in any material respect, any representation or warranty made in or pursuant to this Agreement or that results in the failure of Adams or any of its Subsidiaries to comply with any covenant, condition or agreement contained in this Agreement in all material respects.

Section 5.09    Litigation and Claims.

(a)    Adams will promptly notify EQBK in writing of any litigation, or of any claim, controversy or contingent liability that might be reasonably expected to become the subject of litigation, against Adams or any of its Subsidiaries or affecting any of their properties, and Adams will promptly notify EQBK of any Proceeding, pending or, to the Knowledge of Adams, threatened against Adams or any of its Subsidiaries that questions or might question the validity of this Agreement or the agreements contemplated hereby or any actions taken or to be taken by Adams or any of its Subsidiaries pursuant hereto or thereto or seeks to enjoin or otherwise restrain the transactions contemplated hereby or thereby.

(b)    Adams shall have finally and completely resolved all litigation set forth on Adams Confidential Schedule 3.07 or otherwise related thereto and Adams shall obtain a written settlement agreement, release or other agreement, unconditionally, irrevocably and completely waiving, releasing, discharging and acquitting Adams and its Subsidiaries from any liability or obligation from the matters set forth on Adams Confidential Schedule 3.07 or otherwise related thereto.

(c)    In the event that the litigation set forth on Adams Confidential Schedule 3.07, is not resolved prior to the Calculation Date, Adams shall deposit, or cause to be deposited, into an escrow account with an escrow agent reasonably acceptable to EQBK an amount equal to 150% of all alleged liabilities, obligations, losses, costs, fees and expenses associated and expected to be incurred with such litigation. For the purposes of the calculation of the Adams Merger Cost pursuant to Section 1.06(a)(i), the amount deposited into the escrow account shall be deemed an Adams Merger Cost and shall reduce the amount of the Adjusted Equity in accordance with to Section 1.06. Such funds shall remain in escrow until such litigation is finally and definitively resolved. Following resolution of such litigation and after paying all settlements, liabilities, obligations, losses, costs, fees and expenses associated with such litigation, including, without limitation, any attorneys fees, any remaining funds shall be distributed as follows: (i) if there was an Equity Adjustment, to the former shareholders of Adams in proportion to their ownership as of the Effective Time, and (ii) if there was no Equity Adjustment, to EQBK.

Section 5.10    Material Adverse Changes. Adams will promptly notify EQBK in writing if any change or development has occurred or, to the Knowledge of Adams, been threatened (or any development has occurred or been threatened involving a prospective change) that (a) is reasonably likely to have, individually or in the aggregate, a Material Adverse Change on Adams and its Subsidiaries, taken as a whole, (b) would adversely affect, prevent or delay the obtaining of any regulatory approval for the consummation of the transactions contemplated by this Agreement in any material respect, or (c) would cause the conditions in Article VIII not to be satisfied.

Section 5.11    Consents and Approvals. Adams will use its commercially reasonable efforts to obtain all consents and approvals from third parties, including those listed on Adams Confidential Schedule 2.02(i), necessary to consummate the transactions contemplated by this Agreement.

Section 5.12    Environmental Investigation.

(a)    EQBK and its consultants, agents and representatives will have the right, to the same extent that Adams has the right, if any, but not the obligation or responsibility, to inspect any Property, including conducting asbestos surveys and sampling, environmental assessments and investigations, and other environmental surveys and analyses including soil and ground sampling (“Environmental Inspections”) at any time on or prior to the date that is forty-five (45) days after the date of this Agreement. EQBK will notify Adams prior to any physical inspections of the Property, and Adams may place reasonable restrictions on the time of such inspections. If, as a result of any such Environmental Inspection, further investigation (“Secondary Investigation”) including, test borings, soil, water and other sampling is deemed desirable by EQBK, EQBK will (i) notify Adams of any Property for which it intends to conduct such a Secondary Investigation and the reasons for such Secondary Investigation, and (ii) commence such Secondary Investigation, on or prior to the date that is seventy-five (75) days after the date of this Agreement. EQBK will give reasonable notice to Adams of such Secondary Investigations, and Adams may place reasonable time and place restrictions on such Secondary Investigations. After completing the Environmental Inspections and Secondary Investigation contemplated by this Agreement, EQBK shall remove the equipment and restore any part of the Property that was affected by its activities to a condition that is reasonably similar to the condition of the Property at the time immediately preceding the commencement of said activities.

(b)    Adams agrees to make available to EQBK and its consultants, agents and representatives all documents and other material relating to environmental conditions of any Property including the results of other Environmental Inspections and surveys. Adams also agrees that all engineers and consultants who prepared or furnished such reports may discuss such reports and information with EQBK and will be entitled to certify the same in favor of EQBK and its consultants, agents and representatives and make all other data available to EQBK and its consultants, agents and representatives.

Section 5.13    Registration Statement and Proxy Statement/Prospectus.

(a)    Adams agrees to cooperate and assist EQBK in (i) preparing a Registration Statement on Form S-4 (the “Registration Statement”), relating to the shares of EQBK Class A Stock to be issued as part of the Merger Consideration provided for herein, and the Proxy Statement/Prospectus, and (ii) filing the Registration Statement and the Proxy Statement/Prospectus (forming a part of the Registration Statement) with the SEC, including furnishing to EQBK all information concerning Adams and each of its Subsidiaries that EQBK may reasonably request in connection with preparation of such Registration Statement and Proxy Statement/Prospectus; provided, however, that if the Adams Board effects a Change in Recommendation, Adams may cease to use such efforts. A Change in Recommendation effected in accordance with the provisions of Section 5.22 will not constitute a breach by Adams of this Agreement. None of the information supplied or to be supplied by Adams or any of its directors, officers, employees or agents for inclusion in the Registration Statement or the Proxy Statement/Prospectus shall, at the date the Proxy Statement/Prospectus is mailed to the shareholders of Adams and, as the Registration Statement and the Proxy Statement/Prospectus may be amended or supplemented, at the time of the Shareholders’ Meeting, contain any untrue statement of a material fact or omit to state any material fact with respect to Adams necessary in order to make the statements therein with respect to Adams, in light of the circumstances under which they are made, not misleading or necessary to correct any statement in any earlier communication with respect to the solicitation of any proxy for the Shareholders’ Meeting. All documents that Adams is responsible for filing with any Regulatory Agency in connection with the Merger shall comply with respect to Adams in all material respects with the provisions of applicable Law.

(a)    The Adams Board has resolved to recommend to the Adams shareholders that they approve this Agreement and the Merger and, subject to a Change in Recommendation in accordance with Section 5.22, shall submit to its shareholders this Agreement and any other matters required to be approved by its shareholders in order to carry out the purposes of this Agreement. Subject to a Change in Recommendation in accordance with Section 5.22, the Adams Board shall (i) include in the Proxy Statement/Prospectus the recommendation of the Adams Board that the shareholders of Adams vote in favor of this Agreement, the Merger and the transactions contemplated hereby, (ii) use its commercially reasonable efforts to obtain such shareholder approval of this Agreement, the Merger and the transactions contemplated hereby, (iii) perform such other acts as may reasonably be requested by EQBK to ensure that such shareholder approval of this Agreement, the Merger and the transactions contemplated hereby are obtained, and (iv) cause the Proxy Statement/Prospectus to be mailed to the shareholders of Adams as soon as practicable after the Registration Statement becomes effective with the SEC.

(b)    If Adams becomes aware prior to the Effective Time of any information that would cause any of the statements in the Proxy Statement/Prospectus to be false or misleading with respect to any material fact, or to omit to state any material fact necessary to make the statements therein not false or misleading, Adams shall promptly inform EQBK thereof and take the necessary steps to correct the Proxy Statement/Prospectus.

Section 5.14    Benefit Plans.

(a)    Adams will take, and will cause each of its Subsidiaries to take, all action necessary to terminate any Employee Plan that is a Code section 401(a) qualified retirement plan (each a “Retirement Plan”) and related trust sponsored by Adams or any of its Subsidiaries, effective no later than the date immediately before the Closing Date. Adams will provide EQBK evidence or such other confirmation from Adams which EQBK deems appropriate that (i) each such Retirement Plan has been terminated as set forth in this paragraph pursuant to duly authorized corporate action and (ii) at the request of EQBK, Adams has prepared the documentation required to submit to the IRS an application for determination of the tax-qualified status of any qualified plan relating to its termination. Adams may amend any Retirement Plan to include any provisions that are necessary or desirable in connection with the termination of such Retirement Plan; provided, that any cost associated with such amendment shall be paid by Adams. Any costs incurred prior to the Closing related to such termination shall be paid (including all related legal, administrative and other costs and expenses unless specifically set forth otherwise in this subsection) solely by Adams and reflected in the calculation of Adjusted Equity.

(b)    At the direction of EQBK, Adams will take, and will cause each of its Subsidiaries to take, all action necessary to terminate any Employee Plan that is an employee welfare benefit plan, as defined in ERISA § 3(1) (“Welfare Plan”), effective not later than immediately before the Closing. Adams will provide EQBK evidence or such other confirmation from Adams which EQBK deems appropriate that each such Welfare Plan has been terminated as set forth in this paragraph pursuant to duly authorized corporate action. Notwithstanding the foregoing, without the consent of EQBK, Adams shall not take, or permit any of its Subsidiaries to take, any action to terminate any Welfare Plan that is a group medical plan.

Section 5.15    Termination of Contracts.

(a)    Adams and each of its Subsidiaries will, with regard to any contract to which Adams or any Subsidiary is a party identified by EQBK prior to the Calculation Date, cooperate with and take such actions as reasonably requested by EQBK to terminate any such contract on a date to be determined by EQBK, in its sole discretion; provided, that, except for those contracts set forth on Adams Confidential Schedule 5.15(a) which EQBK shall be responsible for the costs, fees, expenses, contract payments, penalties or liquidated damages necessary to be paid in connection with the termination of such contract, any and all costs, fees, expenses, contract payments, penalties or liquidated damages necessary to be paid by Adams or any of its Subsidiaries in connection with the termination of any contract, regardless of whether such contract is identified by EQBK, shall be accrued or paid by Adams or its Subsidiaries on or prior to the Calculation Date in accordance with this Section 5.15(a) and shall be reflected in the calculation of Adjusted Equity as contemplated by Section 1.06(a). For the avoidance of doubt, EQBK will not pay or be responsible for the payment of any costs, fees, expenses, contract payments, penalties or liquidated damages in connection with the termination of any contract except those contracts explicitly set forth on Adams Confidential Schedule 5.15(a).

(b)    Adams and each of its Subsidiaries will cooperate with EQBK in EQBK’s commercially reasonable efforts to negotiate a settlement of the termination of Adams’s and/or each of its Subsidiaries’ data processing/technology contracts listed on Adams Confidential Schedule 5.15(b); provided, that, unless such data processing and technology contracts are set forth on Adams Confidential Schedule 5.15(a), any and all costs, fees, expenses, contract payments, penalties or liquidated damages necessary to be paid by Adams or any of its Subsidiaries in connection with the termination of such data processing and technology contracts shall be accrued or paid by Adams or its Subsidiaries on or prior to the Calculation Date in accordance with this Section 5.15(b) and shall be reflected in the calculation of Adjusted Equity as contemplated by Section 1.06(a).

(c)    Any such notice and actions by Adams and/or each of its Subsidiaries pursuant to this Section 5.15 will be in accordance with the terms of such contracts.

Section 5.16    Conforming Accounting Adjustments. Adams and each of its Subsidiaries shall, if reasonably requested by EQBK, consistent with GAAP, immediately prior to Closing, make such accounting entries as EQBK may reasonably request in order to conform the accounting records of Adams and each of its Subsidiaries to the accounting policies and practices of EQBK; provided, however, that no such adjustment shall (a) constitute or be deemed to be a breach, violation or failure to satisfy any representation, warranty, covenant, condition or other provision or constitute grounds for termination of this Agreement (except to the extent that a certain representation, warranty, covenant or other provision is breached and thus, requires the adjustment), (b) require any prior filing with any governmental agency or regulatory authority, (c) violate any Law applicable to Adams or any of its Subsidiaries, or (d) be an acknowledgment by Adams (i) of any adverse circumstances for purposes of determining whether the conditions to EQBK’s obligations under this Agreement have been satisfied, or (ii) that such adjustment is required for purposes of determining satisfaction of the condition to EQBK’s obligations under this Agreement set forth in Section 8.07.

Section 5.17    Regulatory and Other Approvals. Adams, at its own expense, will promptly file or cause to be filed applications for all regulatory approvals required to be obtained by Adams in connection with this Agreement and the other agreements contemplated hereby. Adams will promptly furnish EQBK with copies of all such regulatory filings and all correspondence for which confidential treatment has not been requested. Adams will use its commercially reasonable efforts to obtain all such regulatory approvals and any other approvals from third parties listed on Adams Confidential Schedule 3.08 prior to the Closing.

Section 5.18    Tax Matters.

(a)    All transfer, documentary, sales, use, stamp, registration and other such Taxes and all conveyance fees, recording charges and other fees and charges (including any penalties and interest) incurred in connection with the consummation of the transactions contemplated by this Agreement, if any, shall be paid by Adams when due, and Adams will, at its own expense, file all necessary Tax Returns and other documentation with respect to all such Taxes, fees and charges, and, if required by applicable Law, EQBK will, and will cause its Affiliates to, join in the execution of any such Tax Returns and other documentation.

(b)    Adams and its Subsidiaries shall comply with the recordkeeping and information reporting requirements imposed on them, including but not limited to those set forth in Treasury Regulation Section 1.368-3(a).

(c)    Adams and its Subsidiaries further agree, upon request, to use their commercially reasonable efforts to obtain any certificate or other document from any Governmental Entity or any other Person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed (including, but not limited to, with respect to the transactions contemplated hereby).

(d)    Adams and its Subsidiaries will not take any action or omit to take any action that would prevent or impede the Integrated Mergers taken together from qualifying as a reorganization described in Section 368(a)(1)(A) of the Code or satisfying the “continuity of business enterprise” requirement for a “reorganization” as provided in Treasury Regulation Section 1.368-1(d).

(e)    In the event of any audit of Adams’s federal or state Tax Returns (i) prior to the consummation of the Integrated Mergers, EQBK and Adams shall cooperate regarding any such audit and Adams shall not settle the same without the consent of EQBK, which consent will not be unreasonably withheld; and (ii) after the Effective Time, EQBK may settle any such audit in any matter that it determines is appropriate and shall pay all amounts due with respect to any such settlement.

Section 5.19    Disclosure Schedules. At least five (5) Business Days prior to the Closing, Adams agrees to provide EQBK with supplemental disclosure schedules reflecting any material changes thereto between the date of this Agreement and the date that such supplemental disclosure schedules are provided (the “Initial Supplement Date”), and, at least one (1) Business Day prior to the Closing, Adams agrees to provide EQBK with supplemental disclosure schedules reflecting material changes (if any) thereto between the Initial Supplement Date and the Closing Date. Delivery of such supplemental disclosure schedules shall not cure a breach or modify a representation or warranty of this Agreement.

Section 5.20    Transition.

(a)    The senior officers of Adams and the Bank agree to meet with senior officers of EQBK as reasonably requested by EQBK to review the financial and operational affairs of the Bank, and to the extent permitted by applicable Law, each of Adams and the Bank agrees to give due consideration to EQBK’s input on such matters, consistent with this Section 5.20, with the understanding that EQBK shall in no event be permitted to exercise control of Adams or the Bank prior to the Effective Time and, except as specifically provided under this Agreement, Adams and the Bank shall have no obligation to act in accordance with EQBK’s input. Commencing after the date hereof and to the extent permitted by applicable Law, EQBK, Adams and the Bank shall use their commercially reasonable efforts to plan the integration of Adams and the Bank with the businesses of EQBK and their respective Affiliates to be effective as much as practicable as of the Closing Date; provided, however, that in no event shall EQBK or its Affiliates be entitled to control Adams or the Bank prior to the Effective Time. Without limiting the generality of the foregoing, from the date hereof through the Effective Time and consistent with the performance of their day-to-day operations and the continuous operation of Adams and the Bank in the ordinary course of business, Adams’s and the Bank’s employees and officers shall use their commercially reasonable efforts to provide support, including, at the expense of EQBK, support from Adams’s and the Bank’s outside contractors, and to assist EQBK in performing all tasks reasonably required to result in a successful integration at the Closing. EQBK shall provide such assistance of its personnel as Adams and the Bank shall request to permit Adams and the Bank to comply with their obligations under this Section 5.20.

(b)    Following receipt of all regulatory approvals required for the consummation of the transactions contemplated by this Agreement, each of Adams and the Bank shall use its commercially reasonable efforts, and shall use its commercially reasonable efforts to cause its agents to, permit EQBK to take all reasonable actions that EQBK deems necessary or appropriate, and to cooperate and to use its commercially reasonable efforts to cause its agents to cooperate in the taking of such actions, to enable EQBK, after the Closing, to satisfy the applicable obligations under §§302, 404 and 906 of the Sarbanes-Oxley Act of 2002 (the “SOA”) and the other requirements of the SOA with respect to Adams and the Bank, including establishing and maintaining adequate disclosure controls and procedures and internal controls over financial reporting as such terms are defined in the SOA. Any such actions shall be at the expense of EQBK.

Section 5.21    Execution of Releases. Adams shall use its best efforts to cause the persons set forth on Adams Confidential Schedule 8.06 to take such action as they are required to, in order to execute the releases as described in Section 8.06.

Section 5.22    No Solicitation of Other Acquisition Proposals.

(a)    Subject to the provisions of this Section 5.22, Adams will not, and will cause its Subsidiaries not to, and will cause Adams’s and its Subsidiaries’ respective officers, directors, employees, Affiliates, agents and representatives not to, directly or indirectly, (i) initiate or solicit or knowingly encourage any inquiries with respect to, or the making of, any Acquisition Proposal or (ii) except as permitted below, (A) engage in negotiations or discussions with or provide any information or data to, any Person relating to an Acquisition Proposal, (B) approve, endorse or recommend, or propose publicly to approve, endorse or recommend, any Acquisition Proposal or (C) execute or enter into any letter of intent, agreement in principle, merger agreement, acquisition agreement or other similar agreement relating to any Acquisition Proposal (other than a confidentiality agreement contemplated by Section 5.22(b)). Adams shall, and shall cause each of its officers, directors, employees, Affiliates, agents and representatives to, (i) immediately cease any solicitations, discussions or negotiations with any Person (other than EQBK or Merger Sub) conducted heretofore with respect to any Acquisition

Proposal and promptly request return or destruction of confidential information related thereto, (ii) not terminate, waive, amend, release or modify any provision of any confidentiality or standstill agreement relating to any Acquisition Proposal to which it or any of its officers, directors, employees, Affiliates, agents and representatives is a party and (iii) use its commercially reasonable efforts to enforce any confidentiality or similar agreement relating to any Acquisition Proposal.

(b)    Notwithstanding anything to the contrary in this Agreement, at any time prior to obtaining the approval of the Adams shareholders, in the event that Adams receives a bona fide Acquisition Proposal that is not received in violation of this Section 5.22, Adams and its Board may participate in discussions or negotiations with, or furnish any information to, any Person making such Acquisition Proposal and its agents and representatives or potential sources of debt financing that need to be involved in such discussion if Adams’s Board determines in good faith, after consultation with its counsel and financial advisor, that such Person is reasonably likely to submit to Adams a Superior Proposal and that failure to take such action would reasonably be expected to be inconsistent with the board of directors’ fiduciary duties; provided, however, that, prior to providing any nonpublic information to such Person or participating in discussions or negotiations with such Person, Adams shall have entered into a confidentiality agreement with such Person on terms that are substantially similar to the confidentiality provisions of the Confidentiality Agreement and that any nonpublic information concerning Adams and its Subsidiaries provided to such Person, to the extent not previously provided to EQBK, is promptly provided to EQBK. In addition, nothing herein shall restrict Adams from complying with its disclosure obligations with regard to any Acquisition Proposal under applicable Law.

(c)    Adams will promptly (and in any event within 48 hours) notify EQBK of the receipt by Adams of any Acquisition Proposal, which notice shall include the material terms of and identity of the Person(s) making such Acquisition Proposal. Adams will (subject to the fiduciary duties of the board of directors) keep EQBK reasonably informed of the status and material terms and conditions of any such Acquisition Proposal and of any material amendments or proposed material amendments thereto and will promptly notify EQBK of any determination by Adams’s Board that such Acquisition Proposal constitutes a Superior Proposal.

(d)    Adams’s Board may, at any time prior to obtaining the approval of the Adams shareholders, (i) approve, endorse or recommend a Superior Proposal or enter into a definitive agreement with respect to a Superior Proposal or (ii) modify or amend in a manner adverse to EQBK or withdraw Adams Recommendation ((i) or (ii) above being referred to as a “Change in Recommendation”), provided that (x) prior to such Change in Recommendation, Adams’s Board shall determine, in good faith (after consultation with its counsel), that the failure to take such action would be inconsistent with the directors’ fiduciary duties under applicable Law and (y) such Change in Recommendation is in connection with a Superior Proposal or an Intervening Event and such Superior Proposal has been made and has not been withdrawn and continues to be a Superior Proposal after taking into account any action taken by EQBK pursuant to Section 5.22(e).

(e)    Notwithstanding anything to the contrary contained in this Agreement, Adams may not terminate this Agreement to enter into a definitive agreement with respect to a Superior Proposal unless (i) it notifies EQBK in writing of its intention to take such action at least five (5) Business Days prior to taking such action, specifying the material terms of any applicable Superior Proposal, identifying the Person(s) making such Superior Proposal and providing EQBK an unredacted copy of all of the agreements with the party making such Superior Proposal, (ii) EQBK does not make, after being provided with reasonable opportunity to negotiate with Adams and its agents and representatives, within such five (5) Business Day period, irrevocable adjustments in the terms and conditions of this Agreement that Adams’s Board determines, in good faith after consultation with its counsel and financial advisors, is at least as favorable to Adams’s shareholders as such Superior Proposal and (iii) Adams is not in material breach of this Section 5.22.

Section 5.23    Tax-free Reorganization. Officers of Adams and its Subsidiaries shall execute and deliver to Stinson Leonard Street LLP and Norton Rose Fulbright US LLP, respectively, certificates containing appropriate representations and covenants, reasonably satisfactory in form and substance to each counsel, at such time or times as may be reasonably requested by each counsel, including prior to the effective date of the Proxy Statement/Prospectus and the Closing Date, in connection with each counsel’s delivery of an opinion with respect to the Tax treatment of the Integrated Mergers pursuant to Section 7.11 and Section 8.15.

ARTICLE VI

COVENANTS OF EQBK

Section 6.01    Commercially Reasonable Efforts. EQBK shall use its commercially reasonable efforts to perform and fulfill all conditions and obligations on its part to be performed or fulfilled under this Agreement and to cause the consummation of the transactions contemplated hereby in accordance with this Agreement.

Section 6.02    Regulatory Filings; Registration Statement.

(a)    EQBK and Merger Sub, at their own expense, with the cooperation of Adams, at its own expense, shall promptly file or cause to be filed within thirty (30) days of the date of this Agreement applications for all regulatory approvals required to be obtained by EQBK or Merger Sub in connection with this Agreement and the transactions contemplated hereby, including the necessary applications for the prior approval of the Merger by the Federal Reserve and the OSBC.

(b)    EQBK shall, at EQBK’s expense, reserve and make available for issuance in connection with the Merger, and in accordance with the terms of this Agreement, the shares of EQBK Class A Stock to be issued hereunder and shall, with the cooperation of Adams and the Bank, at EQBK’s expense, file with the SEC the Registration Statement, which Registration Statement will contain the Proxy Statement/Prospectus, and EQBK shall use its commercially reasonable efforts to cause the Registration Statement to become effective at the earliest practicable time. At the time the Registration Statement becomes effective, the Registration Statement shall comply in all material respects with the provisions of the Securities Act and the published rules and regulations thereunder, and shall not contain any untrue statement of material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not false or misleading, and at the time of the mailing thereof to the Adams shareholders at the time of the Shareholders’ Meeting and on the Effective Time, the Proxy Statement/Prospectus included as part of the Registration Statement, as amended or supplemented by any amendment or supplement, shall not contain any untrue statement of a material fact or omit to state any material fact necessary to make the statements therein not false or misleading.

(c)    EQBK shall timely file all documents required to obtain all necessary Blue Sky permits and approvals, if any, or any notice filings required to carry out the transactions contemplated by this Agreement, shall pay all expenses incident thereto and shall use its commercially reasonable efforts to obtain such permits and approvals, or make such notice filings, on a timely basis.

(d)    EQBK shall promptly and properly prepare and file any filings required under the Securities Act or Exchange Act, relating to the Merger and the transactions contemplated herein.

(e)    EQBK shall keep Adams reasonably informed as to the status of such applications and filings and shall notify Adams promptly of any developments that reasonably could be expected to significantly delay the completion of the Merger. Adams shall have the right to review in advance, subject to applicable Laws relating to the exchange of information, all material non-confidential written information to be submitted to the Regulatory Agencies in connection with the transactions contemplated by this Agreement.

(f)    If EQBK becomes aware prior to the Effective Time of any information that would cause any of the statements in the Proxy Statement/Prospectus to be false or misleading with respect to any material fact, or to omit to state any material fact necessary to make the statements therein not false or misleading, EQBK shall promptly inform Adams thereof and take the necessary steps to correct the Proxy Statement/Prospectus.

Section 6.03    Untrue Representations. EQBK shall promptly notify Adams in writing if EQBK becomes aware of any fact or condition that makes untrue, or shows to have been untrue, in any material respect, any representation or warranty made in or pursuant to this Agreement or that results in the failure of EQBK to comply with any covenant, condition or agreement contained in this Agreement in all material respects.

Section 6.04    Litigation and Claims. EQBK shall promptly notify Adams of any Proceeding, pending or, to the Knowledge of EQBK, threatened against EQBK or any Subsidiary of EQBK that questions or might question the validity of this Agreement or the agreements contemplated hereby, or any actions taken or to be taken by EQBK or any Subsidiary of EQBK pursuant hereto or thereto or seeks to enjoin or otherwise restrain the transactions contemplated hereby or thereby.

Section 6.05    Material Adverse Changes. EQBK shall promptly notify Adams in writing if any change or development shall have occurred or, to the Knowledge of EQBK, been threatened (or any development shall have occurred or been threatened involving a prospective change) that (a) is reasonably likely to have, individually or in the aggregate, a Material Adverse Change on EQBK, (b) would adversely affect, prevent or delay the obtaining of any regulatory approval for the consummation of the transactions contemplated by this Agreement in any material respect or (c) would cause the conditions in Article VII not to be satisfied.

Section 6.06    Consents and Approvals. EQBK shall use its commercially reasonable efforts to obtain at the earliest practicable time all consents and approvals from third parties necessary to consummate the transactions contemplated by this Agreement at the earliest practicable time.

Section 6.07    Employee Matters.

(a)    At the Effective Time, EQBK may, in its sole and absolute discretion, either discontinue the employment of one or more current employees of Adams or any of its Subsidiaries (each a “Terminated Employee”), or continue the employment of one or more current employees of Adams or any of its Subsidiaries (each a “Continuing Employee”) and provide benefits to such Continuing Employee as described in this Section 6.07; provided, however, that EQBK shall continue the employment of at least 50% of the employees of Adams as of the Effective Time for a period of at least three (3) months after the Closing Date. EQBK shall consult with the President of Adams with respect to the termination of any such employees in connection with the Closing. Subject to the right of subsequent amendment, modification, replacement or termination in the sole discretion of EQBK, each Continuing Employee shall be entitled, as an employee of EQBK or its Subsidiaries, to participate in the employee benefit plans of EQBK provided to similarly situated employees of EQBK or its Subsidiaries, if such Continuing Employee shall be eligible under such plans and, if required, selected for participation therein under the terms thereof and makes any required contributions. All such participation shall be subject to such terms of such plans as may be in effect from time to time and this Section 6.07 is not intended to give any Continuing Employee any rights or privileges superior to those of other similarly situated employees of EQBK or its Subsidiaries. The provisions of this Section 6.07 shall not be deemed or construed so as to provide duplication of similar benefits but, subject to that qualification, EQBK shall, for purposes of vesting and any age or period of service requirements for commencement of participation with respect to any employee benefit plans in which a Continuing Employee may participate (excluding any defined benefit pension plan), credit each Continuing Employee with his or her term of service with Adams or any of its Subsidiaries to the extent such service was recognized under the analogous Employee Plan of Adams or any of its Subsidiaries. Notwithstanding the foregoing, EQBK shall use commercially reasonable efforts to cause (i) all Continuing Employees to eligible to participate on the first day of the month beginning after the Closing Date in EQBK’s or its Subsidiaries’ health and welfare plans, and (ii) for purposes of each EQBK plan providing medical, dental, pharmaceutical and/or vision benefits to any Continuing Employee, to waive all pre-existing condition exclusions and actively-at-work requirements of such EQBK plan for such Continuing Employee and his or her covered dependents, to the extent such conditions were inapplicable or waived under the comparable Employee Plan in which such Continuing Employee participated immediately prior to the Closing.

(b)    Terminated Employees and Continuing Employees will be eligible to receive the severance set forth on EQBK Confidential Schedule 6.07, subject to the satisfaction of the terms and condition set forth on such schedule.

(c)    Nothing in this Agreement shall confer upon any employee, officer, director, independent contractor or consultant of Adams or any of its Subsidiaries or Affiliates any right to continue in the employ or service of the Surviving Corporation, EQBK, or any Subsidiary or Affiliate thereof, or shall interfere with or restrict in any way the rights of the Surviving Corporation, Adams, EQBK or any Subsidiary or Affiliate thereof to discharge or terminate the services of any employee, officer, director or consultant of Adams or any of its Subsidiaries or Affiliates at any time for any reason whatsoever, with or without cause. Nothing in this Agreement shall be deemed to (i) establish, amend, or modify any Employee Plan or any other benefit or employment plan, program, agreement or arrangement, or (ii) alter or limit the ability of the Surviving Corporation or any of its Subsidiaries or Affiliates to amend, modify or terminate any particular Employee Plan or any other benefit or employment plan, program, agreement or arrangement after the Effective Time. Without limiting the generality of Section 10.18, nothing in this Agreement, express or implied, is intended to or shall confer upon any Person, including any current or former employee, officer, director, independent contractor or consultant (or any spouse or dependent of such individual) of Adams or any of its Subsidiaries or Affiliates, any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

Section 6.08    Conduct of Business in the Ordinary Course. Except as specifically provided for in this Agreement, EQBK shall conduct its business in the ordinary course as heretofore conducted. For purposes of this Section 6.08, the ordinary course of business shall consist of the banking and related business as presently conducted by EQBK and its Subsidiaries, and engaging in acquisitions and assisting in the management of its Subsidiaries.

Section 6.09    Access to Properties and Records. Subject to the Confidentiality Agreement, to the extent permitted by applicable Law, and solely for the purposes of verifying the representations and warranties of EQBK and preparing for the Merger and the other matters contemplated by this Agreement, EQBK shall, and shall cause each of its Subsidiaries to, upon reasonable notice from Adams to EQBK (a) afford the employees and officers and authorized representatives (including legal counsel, accountants and consultants) of Adams reasonable access to the properties, books and records of EQBK and its Subsidiaries during normal business hours in order that Adams may have the opportunity to make such reasonable investigation of the affairs of EQBK and its Subsidiaries, and (b) furnish Adams with such additional financial and operating data and other information as to the business and properties of EQBK as Adams shall, from time to time, reasonably request. Adams shall use commercially reasonable efforts to minimize any interference with EQBK’s business operations during any such access. EQBK agrees at any time, and from time to time, to furnish to Adams as soon as reasonably practicable, any additional information that Adams may reasonably request. Neither EQBK nor any of its Subsidiaries shall be required to provide access to or to disclose information where such access or disclosure would violate or prejudice the rights of EQBK’s customers, jeopardize the attorney-client privilege of the institution in possession or control of such information (after giving due consideration to the existence of any common interest, joint defense or similar agreement between the parties) or contravene any Law, Order, fiduciary duty or binding agreement entered into prior to the date of this Agreement.

Section 6.10    Nasdaq Listing. EQBK shall file all documents required to be filed to have the shares of EQBK Class A Stock to be issued pursuant to this Agreement included for listing on the Nasdaq Global Select Market and use its commercially reasonable efforts to affect said listing.

Section 6.11    Disclosure Schedules. At least five (5) Business Days prior to the Closing, EQBK agrees to provide Adams with supplemental disclosure schedules reflecting any material changes thereto between the date of this Agreement and the Closing Date. Delivery of such supplemental disclosure schedules shall not cure a breach or modify a representation or warranty of this Agreement.

Section 6.12    No Control of Adams’s Business. Nothing contained in this Agreement gives EQBK or any of their representatives or Affiliates, directly or indirectly, the right to control or direct the operations of Adams or the Bank prior to the Effective Time. Prior to the Effective Time, Adams shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over the operations of Adams and the Bank.

Section 6.13    Directors’ and Officers’ Indemnification and Insurance.

(a)    By virtue of the occurrence of the Integrated Mergers, EQBK and Equity Bank shall, from and after the Effective Time, succeed to Adams’s and the Bank’s obligations with respect to indemnification or exculpation now existing in favor of the directors, officers, employees and agents of Adams and the Bank, respectively, as provided in their articles of incorporation, Bylaws, indemnification agreements or otherwise in effect as of the date of this Agreement with respect to matters occurring prior to the Effective Time (collectively, the “Existing Indemnification Obligation”). EQBK hereby guaranties Adams’s indemnification obligations.

(b)    Except to the extent prohibited by applicable Law, following the Effective Time and for a period of six (6) years thereafter, EQBK shall indemnify, defend, and hold harmless any Person who has rights to indemnification from the Bank or Adams, under the Existing Indemnification Obligation.

(c)    Prior to Closing, EQBK and Equity Bank shall obtain, at the expense of EQBK, a six (6) year tail insurance coverage policy relating to the policies of directors’ and officers’ liability insurance currently maintained by Adams and the Bank as of the date hereof with respect to claims arising from facts or events that occurred on or prior to the Effective Time (including the transactions contemplated hereby) as currently maintained by Adams (“Tail Policy”), on terms no less advantageous than those contained in Adams’s existing directors’ and officers’ and company’s liability insurance policy; provided, however, that EQBK shall not be obligated to expend, on an annual basis, an amount in excess of 200% of the current annual premium paid as of the date hereof by Adams for such insurance.

(d)    If EQBK or Equity Bank or any of their successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving entity of such consolidation or merger, or (ii) transfers or conveys all or substantially all of its properties or assets to any Person, then, and in each such case, to the extent necessary, provision shall be made so that the successors and assigns of EQBK or Equity Bank expressly assume the obligations set forth in this Section 6.13.

(e)    The provisions of this Section 6.13 are intended to be for the benefit of, and shall be enforceable by, each Person who is now, or has been at any time prior to the date of this Agreement or who becomes prior to the Effective Time, an officer or director of Adams or the Bank (the “Indemnified Parties”) and his or her heirs and representatives and are in addition to, and not in substitution for, any other rights to indemnification or contribution that any such person may have by contract or otherwise.

Section 6.14    Tax Matters. Following the Closing:

(a)    EQBK and its counsel shall control any audit of Adams’ federal or state Tax Returns for any taxable period whether before or after the Closing Date, and EQBK may settle any such audit in any matter that it determines is appropriate and shall pay all amounts due with respect to any such settlement.

(b)    EQBK shall comply with the recordkeeping and information reporting requirements imposed on them, including but not limited to those set forth in Treasury Regulation Section 1.368-3(a).

(c)    EQBK will not take any action or omit to take any action that would prevent or impede the Integrated Mergers taken together from qualifying as a reorganization described in Section 368(a) of the Code or satisfying the “continuity of business enterprise” requirement for a “reorganization” as provided in Treasury Regulation Section 1.368-1(d).

Section 6.15    Tax-free Reorganization. Officers of EQBK and Merger Sub shall execute and deliver to Norton Rose Fulbright US, LLP and to Stinson Leonard Street LLP, respectively, certificates containing appropriate representations and covenants, reasonably satisfactory in form and substance to each counsel, at such time or times as may be reasonably requested by each counsel, including prior to the effective date of the Proxy Statement/Prospectus and the Closing Date, in connection with each counsel’s delivery of an opinion with respect to the Tax treatment of the Integrated Mergers pursuant to Section 7.11 and Section 8.15.

ARTICLE VII

CONDITIONS PRECEDENT TO THE OBLIGATIONS OF ADAMS

The obligations of Adams under this Agreement are subject to the satisfaction, prior to or at the Closing, of each of the following conditions, which may be waived in whole or in part by Adams:

Section 7.01    Representations and Warranties. (i) Each of the representations and warranties of the EQBK set forth in Sections 4.01, 4.02, 4.03 (other than inaccuracies that are de minimis in amount and effect) shall be true and correct in all respects at and as of the date of this Agreement and at and as of the Closing Date as though made at and as of the Closing Date (unless any such representation or warranty is made only as of a specific date, in which case as of such specific date) and (ii) each of the other representations and warranties made by EQBK in this Agreement or in any document or schedule delivered to Adams in connection with this Agreement being true and correct in all material respects (except to the extent such representations and warranties are qualified by their terms by reference to “material,” “materiality,” “in all material respects,” “Material Adverse Change,” or the like, in which case such representations and warranties as so qualified are true and correct in all respects) when made and as of the Closing with the same force and effect as if such representations and warranties were made at and as of the Closing, except with respect to those representations and warranties specifically made as of an earlier date (in which case such representations and warranties must have been true and correct as of such earlier date).

Section 7.02    Performance of Obligations. EQBK and Merger Sub have, or have caused to be, performed or observed, in all material respects, all obligations and agreements required to be performed or observed by EQBK and Merger Sub under this Agreement on or prior to the Closing Date.

Section 7.03    Shareholder Approvals. Each of this Agreement and the Merger having been approved by the requisite vote of the holders of the outstanding shares of Adams Stock as and to the extent required by the MRS (the “Requisite Adams Vote”).

Section 7.04    Government and Other Approvals. Adams and EQBK having received approvals, acquiescences or consents of the transactions contemplated by this Agreement from all necessary Governmental Entities and from the third parties listed on Adams Confidential Schedule 2.02(i) and EQBK Confidential Schedule 2.03(i), respectively, and all applicable waiting periods having expired. Further, the approvals and the transactions contemplated hereby not having been contested or threatened to be contested by any federal or state Governmental Entity or by any other third party by formal Proceedings.

Section 7.05    No Litigation. No action having been taken, and no statute, rule, regulation or Order being promulgated, enacted, entered, enforced or deemed applicable to this Agreement or the transactions contemplated hereby by any federal, state or foreign government or Governmental Entity or by any court, including the entry of a preliminary or permanent injunction, which, if successful, would (a) make the Agreement or any other agreement contemplated hereby, or the transactions contemplated hereby or thereby illegal, invalid or unenforceable, (b) impose material limits on the ability of any party to this Agreement to complete the Agreement or any other agreement contemplated hereby, or the transactions contemplated hereby or thereby, or (c) if the Agreement or any other agreement contemplated hereby, or the transactions contemplated hereby or thereby are completed, subject Adams or any Subsidiary thereof or any officer, director, shareholder or employee of Adams or any Subsidiary thereof to criminal or civil liability. Further, no action or Proceeding prior to any court or Governmental Entity, by any government or Governmental Entity or by any other Person is threatened, instituted or pending that would reasonably be expected to result in any of the consequences referred to in clauses (a) through (c) above.

Section 7.06    Delivery of Closing Documents. Adams shall have received all documents required to be received from EQBK on or prior to the Closing Date as set forth in Section 2.03 hereof, all in form and substance reasonably satisfactory to Adams.

Section 7.07    No Material Adverse Change. There having been no Material Adverse Change with respect to EQBK since September 30, 2017.

Section 7.08    Registration Statement. The Registration Statement, including any amendments or supplements thereto, shall be effective under the Securities Act and no stop order suspending the effectiveness of the Registration Statement shall be in effect or Proceedings for such purpose pending before or threatened by the SEC. All state securities permits or approvals required by applicable state securities Laws to consummate the transactions contemplated by this Agreement shall have been received and remain in effect.

Section 7.09    Nasdaq Listing. The shares of EQBK Class A Stock to be issued pursuant to this Agreement shall have been approved by Nasdaq for listing on the Nasdaq Global Select Market.

Section 7.10    Tail Policy. EQBK shall have procured the Tail Policy in accordance with the terms and subject to the conditions of Section 6.13(c).

Section 7.11    Federal Tax Opinion. Adams shall have received the written opinion of Stinson Leonard Street LLP, in form and substance reasonably satisfactory to Adams, dated as of the Closing Date, to the effect that, on the basis of facts, representations and assumptions set forth or referred to in such opinion, that are consistent with the state of facts existing at the Effective Time, that the Integrated Mergers shall together be treated as an integrated transaction that qualifies as a “reorganization” within the meaning of the Code Section 368(a)(1)(A). In rendering such opinion, such counsel may require and rely upon the certificates, representations and covenants referred to in Section 5.23 and Section 6.15.

ARTICLE VIII

CONDITIONS PRECEDENT TO THE OBLIGATIONS OF EQBK AND MERGER SUB

All obligations of EQBK and Merger Sub under this Agreement are subject to the satisfaction, prior to or at the Closing, of each of the following conditions, which may be waived in whole or in part by such parties.

Section 8.01    Representations and Warranties. (i) Each of the representations and warranties of the Adams set forth in Sections 3.01, 3.02, 3.03 (other than inaccuracies that are de minimis in amount and effect) and 3.14 shall be true and correct in all respects at and as of the date of this Agreement and at and as of the Closing Date as though made at and as of the Closing Date (unless any such representation or warranty is made only as of a specific date, in which case as of such specific date) and (ii) each of the other representations and warranties made by Adams in this Agreement or in any document or schedule delivered to EQBK in connection with this Agreement being true and correct in all material respects (except to the extent such representations and warranties are qualified by their terms by reference to “material,” “materiality,” “in all material respects,” “Material Adverse Change,” or the like, in which case such representations and warranties as so qualified are true and correct in all respects) when made and as of the Closing with the same force and effect as if such representations and warranties were made at and as of the Closing, except with respect to those representations and warranties specifically made as of an earlier date (in which case such representations and warranties must have been true and correct as of such earlier date).

Section 8.02    Performance of Obligations. Adams has, or has caused to be, performed or observed, in all material respects, all obligations and agreements required to be performed or observed by Adams under this Agreement on or prior to the Closing Date.

Section 8.03    Shareholder Approvals. Each of this Agreement and the Merger having been approved by the Requisite Adams Vote. The requisite vote of the holders of Adams Stock necessary to terminate any voting trusts, voting agreements, shareholders’ agreements or similar arrangements listed on Adams Confidential Schedule 3.26 having been obtained and such voting trusts, voting agreements, shareholders’ agreements or similar arrangements having been terminated on or prior to the Closing Date.

Section 8.04    Government and Other Approvals. EQBK and Adams having received approvals, acquiescences or consents of the transactions contemplated by this Agreement from all necessary Governmental Entities and from the third parties listed on EQBK Confidential Schedule 2.03(i) and Adams Confidential Schedule 2.02(i), respectively, and all applicable waiting periods having expired. Further, the approvals and the transactions contemplated hereby not having been contested or threatened to be contested by any federal or state Governmental Entity or by any other third party by formal Proceedings.

Section 8.05    No Litigation. No action having been taken, and no statute, rule, regulation or Order being promulgated, enacted, entered, enforced or deemed applicable to this Agreement or the transactions contemplated hereby by any federal, state or foreign government or Governmental Entity or by any court, including the entry of a preliminary or permanent injunction, which, if successful, would (a) make the Agreement or any other agreement contemplated hereby, or the transactions contemplated hereby or thereby illegal, invalid or unenforceable, (b) require the divestiture of a material portion of the assets of EQBK or its Subsidiaries, (c) impose material limits on the ability of any party to this Agreement to complete the Agreement or any other agreement contemplated hereby, or the transactions contemplated hereby or thereby, or (d) if the Agreement or any other agreement contemplated hereby, or the transactions contemplated hereby or thereby are completed, subject EQBK or any Subsidiary thereof or any officer, director, shareholder or employee of EQBK or any Subsidiary thereof to criminal or civil liability. Further, no action or Proceeding prior to any court or Governmental Entity, by any government or Governmental Entity or by any other Person is threatened, instituted or pending that would reasonably be expected to result in any of the consequences referred to in clauses (a) through (d) above.

Section 8.06    Releases. EQBK having received from each of the directors of Adams an instrument dated as of the Closing Date releasing Adams, its Subsidiaries and each of its Affiliates, successors and assigns, from any and all claims of such directors (except to certain matters described therein), the form of which is attached as Exhibit ”D”. Further, EQBK having received from each of the officers of Adams, as listed on Adams Confidential Schedule 8.06, an instrument dated as of the Closing Date releasing Adams, its Subsidiaries and each of its Affiliates, successors and assigns, from any and all claims of such officers (except as to certain matters described therein), the form of which is attached as Exhibit “E”.

Section 8.07    No Material Adverse Change. There will have been no Material Adverse Change to Adams since September 30, 2017.

Section 8.08    Termination of Employee Plans. EQBK having received evidence reasonably satisfactory to EQBK that, as of the Effective Time, all Employee Plans (other than such Employee Plans EQBK elects not to terminate) have been terminated in accordance with the terms of such Employee Plans, the Code, ERISA and all other applicable Laws on a basis satisfactory to EQBK in its reasonable discretion and that, to the extent required by the Employee Plans or applicable Law, affected participants have been notified of such terminations.

Section 8.09    Registration Statement. The Registration Statement, including any amendments or supplements thereto, shall be effective under the Securities Act and no stop order suspending the effectiveness of the Registration Statement shall be in effect or proceedings for purpose pending before or threatened by the SEC. All state securities permits or approvals required by applicable state securities Laws to consummate the transactions contemplated by this Agreement shall have been received and remain in effect.

Section 8.10    Dissenting Shareholders. Holders of not more than 5% of the outstanding shares of Adams Stock having demanded or be entitled to demand payment of the fair value of their shares as dissenting shareholders under applicable provisions of the MRS.

Section 8.11    Delivery of Closing Documents. EQBK shall have received all documents required to be received from Adams on or prior to the Closing Date as set forth in Section 2.02 hereof, all in form and substance reasonably satisfactory to EQBK.

Section 8.12    Minimum Adjusted Equity. Adams’s Adjusted Equity shall be equal to or greater than $5,709,750.

Section 8.13    FIRPTA Certificate. Adams shall have delivered to EQBK (i) a notice to the IRS conforming to the requirements of Treasury Regulation Section 1.897-2(h)(2), in form and substance satisfactory to EQBK, dated as of the Closing Date and executed by Adams, and (ii) a Statement of Non-U.S. Real Property Holding Corporation Status Pursuant to Treasury Regulation Sections 1.1445-2(c)(3) and 1.897-2(h) and Certification of Non-Foreign Status, in form and substance satisfactory to EQBK, dated as of the Closing Date and executed by Adams.

Section 8.14    Federal Tax Opinion. EQBK shall have received an opinion of Norton Rose Fulbright US LLP, in form and substance reasonably satisfactory to EQBK, dated as of the Closing Date and based on facts, representations and assumptions described in such opinion, to the effect that the Integrated Mergers shall together be treated as an integrated transaction that qualifies as a “reorganization” within the meaning of Section 368(a)(1)(A) of the Code. In rendering such opinion, such counsel may require and rely upon the certificates, representations and covenants, referred to in Section 5.23 and Section 6.15.

ARTICLE IX

TERMINATION

Section 9.01    Right of Termination. This Agreement and the transactions contemplated hereby may be terminated at any time, notwithstanding the approval thereof by the shareholders of Adams, prior to the Effective Time as follows, and in no other manner:

(a)    by the mutual written consent of EQBK and Adams;

(b)    by either Adams or EQBK (as long as the terminating party is not in material breach of any representation, warranty, covenant or other agreement contained herein) if the conditions precedent to such parties’ obligations to close specified in Article VII and Article VIII, respectively, hereof have not been met or waived by June 30, 2018; provided, that such date may be extended to such later date as agreed upon by the parties hereto;

(c)    by either EQBK or Adams if any of the transactions contemplated by this Agreement are disapproved by any Regulatory Agency whose approval is required to complete such transactions or if any court of competent jurisdiction in the United States or other federal or state governmental body has issued an Order, decree or ruling or taken any other action restraining, enjoining, invalidating or otherwise prohibiting the Agreement or the transactions contemplated hereby and such disapproval, Order, decree, ruling or other action is final and nonappealable; provided, however, that the party seeking to terminate this Agreement pursuant to this Section 9.01(c) shall have used its commercially reasonable efforts to contest, appeal and remove such Order, decree, ruling or other action but such obligation shall not apply to Adams’s termination right in the event of disapproval by any Regulatory Agency.

(d)    by either EQBK or Adams if there has been any Material Adverse Change with respect to the other party;

(e)    by EQBK, if there shall have been a breach of any of the covenants or agreements or any of the representations or warranties (or any such representation or warranty shall cease to be true and correct) set forth in this Agreement on the part of Adams, which breach or failure to be true and correct, either individually or in the aggregate with all other breaches (or failures of such representations and warranties to be true and correct), would constitute, if occurring or continuing on the Closing Date, the failure of the conditions set forth in Section 8.01 or Section 8.02, as the case may be; provided, that the right to terminate this Agreement under this Section 9.01(e) shall not be available to EQBK if it or Merger Sub is then in material breach of any of its representations, warranties, covenants or agreements set forth in this Agreement. If EQBK desires to terminate this Agreement because of an alleged breach or failure to be true and correct as provided in this Section 9.01(e), then it must notify Adams in writing of its intent to terminate stating the reason therefor. Adams shall have thirty (30) days from the receipt of such notice to cure the alleged breach or failure to be true and correct, if the breach or failure to be true and correct is capable of being cured;

(f)    by Adams, if there shall have been a breach of any of the covenants or agreements or any of the representations or warranties (or any such representation or warranty shall cease to be true and correct) set forth in this Agreement on the part of EQBK or Merger Sub, which breach or failure to be true and correct, either individually or in the aggregate with all other breaches (or failures of such representations and warranties to be true and correct), would constitute, if occurring or continuing on the Closing Date, the failure of the conditions set forth in Section 7.01 or Section 7.02, as the case may be; provided, that the right to terminate this Agreement under this Section 9.01(f) shall not be available to Adams if it is then in material breach of any of its representations, warranties, covenants or agreements set forth in this Agreement. If Adams desires to terminate this Agreement because of an alleged breach or failure to be true and correct as provided in this Section 9.01(f), then it must notify EQBK in writing of its intent to terminate stating the reason therefor. EQBK shall have thirty (30) days from the receipt of such notice to cure the alleged breach or failure to be true and correct, if the breach or failure to be true and correct is capable of being cured;

(g)    by EQBK or Adams, if this Agreement and the Merger are not approved by the Requisite Adams Vote at the Shareholders’ Meeting, or at any adjournment or postponement thereof; provided, however, that Adams may not terminate this Agreement pursuant to this Section 9.01(g) if Adams has breached in any material respect any of its obligations under this Agreement, in each case in a manner that caused the failure to obtain the approval of the Adams shareholders at the Shareholders’ Meeting, or at any adjournment or postponement thereof;

(h)    by Adams prior to obtaining the approval of the Adams shareholders at the Shareholders’ Meeting, and subject to the terms and conditions of Section 5.22(e), in order to accept a Superior Proposal;

(i)    by EQBK if Adams’s Board shall have effected a Change in Recommendation; or

(j)    by EQBK if Adams or the Bank enter into any formal or informal administrative action with a Governmental Entity or any such action is threatened by a Governmental Entity.

(k)    by Adams if EQBK or Equity Bank enter into any formal or informal administrative action with a Governmental Entity or any such action is threatened by a Governmental Entity; or

(l)    by Adams, not later than the end of the second Business Day following the Calculation Date, in the event that as of the Calculation Date, both of the following conditions are satisfied:

(i)    the EQBK Closing VWAP is less than 80% of the EQBK Starting Price; and

(ii)    the quotient of (A) the EQBK Closing VWAP, divided by (B) the EQBK Starting Price, is less than the product of (X) the Index Change Ratio, multiplied by (Y) 0.80.

If Adams elects to terminate pursuant to this Section 9.01(l) and provides such written notice to EQBK, then within two (2) Business Days following EQBK’s receipt of such notice, EQBK may elect by written notice to Adams to reinstate the Merger and the other transactions contemplated by this Agreement and (A) adjust the Exchange Ratio to equal a number equal to the lesser of (i) a quotient (rounded to the nearest one-thousandth), the numerator of which is $13.22 and the denominator of which is the EQBK Closing VWAP, and (ii) a quotient (rounded to the nearest one-thousandth), the numerator of which is $13.22 multiplied by the Index Change Ratio, and the denominator of which is the EQBK Closing VWAP, or (B) in the alternative, not adjust the Exchange Ratio, and, in lieu of thereof, add an amount in cash to the Per Share Cash Amount such that each holder of Adams Stock would be entitled to receive, in respect of each share of Adams Stock, the equivalent value, based on the EQBK Closing VWAP for each share of Adams Stock as such holder would have received had the Exchange Ratio been adjusted in accordance with clause (A), provided that such additional cash amount will not prevent or impede the Merger from qualifying as a reorganization as described in Section 368(a) of the Code. If EQBK makes such election to reinstate the Merger and the other transactions contemplated by this Agreement, no termination will occur pursuant to this Section 9.01(l) and this Agreement will remain in effect according to its terms (except as the Merger Consideration has been adjusted). The calculations pursuant to this Section 9.01(l) shall be appropriately adjusted to reflect any stock split, reverse stock split, stock dividend (including any dividend or distribution of securities convertible into EQBK Class A Stock, as applicable), reorganization, recapitalization, reclassification, combination, exchange of shares or other like change with respect to the number of shares of EQBK Class A Stock outstanding after the date hereof and prior to the Calculation Date.

Section 9.02    Notice of Termination. The power of termination provided for by Section 9.01 hereof may be exercised only by a notice given in writing, as provided in Section 10.08 of this Agreement.

Section 9.03    Effect of Termination.

(a)    If this Agreement is terminated pursuant to the provisions of Section 9.01 hereof, then no party to this Agreement will have any further liability or obligation under this Agreement; provided, however, that:

(i)    no such termination shall relieve any party hereto of any liability or damages resulting from any willful breach of this Agreement or actual fraud;

(ii)    the provisions of this Section 9.03, and Article X (other than Section 10.06) shall survive any such termination; and

(iii)    the Confidentiality Agreement shall survive any such termination in accordance with its terms.

(b)    If this Agreement is terminated:

(i)    by EQBK or Adams pursuant to Section 9.01(g), Adams pursuant to Section 9.01(h), or by EQBK pursuant to Section 9.01(i), then Adams shall pay to EQBK, by wire transfer of same day funds, a termination fee equal to $850,000 (the “Termination Fee”), within two (2) Business Days of receipt of such written notice of termination from EQBK;

(ii)    In the event that after the date of this Agreement and prior to the termination of this Agreement, a bona fide Acquisition Proposal shall have been made known to senior management of Adams, the Adams Board or directly to Adams’s shareholders generally or any person shall have publicly announced (and not withdrawn) an Acquisition Proposal with respect to Adams and (A) thereafter (I) this Agreement is terminated by either EQBK or Adams pursuant to Section 9.01(b) and Adams shall have failed to obtain the Requisite Adams Vote at the duly convened Shareholders’ Meeting of Adams or any adjournment or postponement thereof at which a vote on the adoption of this Agreement was taken, or (II) this Agreement is terminated by EQBK pursuant to Section 9.01(e), and (B) prior to the date that is twelve (12) months after the date of such termination, Adams enters into a definitive agreement or consummates a transaction with respect to an Acquisition Proposal (whether or not the same Acquisition Proposal as that referred to above), then Adams shall, on the earlier of the date it enters into such definitive agreement and the date of consummation of such transaction, pay EQBK, by wire transfer of same day funds, the Termination Fee; provided, that, solely for the purposes of this Section 9.03(b)(ii), the term “Acquisition Proposal” shall have the meaning ascribed thereto in Section 10.11, except that all references in such definition to 15% shall be changed to 50%.

(c)    Each of the parties hereto acknowledges and hereby agrees that the provisions of Section 9.03(b) are an integral part of the transactions contemplated by this Agreement, that such amounts do not constitute a penalty, and that, without such provisions, the parties would not have entered into this Agreement. If Adams shall fail to pay in a timely manner any amount due to EQBK pursuant to this Section 9.03, then Adams (i) shall pay to EQBK the reasonable costs and expenses of EQBK (including its reasonable attorneys’ fees and expenses) incurred or accrued in connection EQBK’s efforts to obtain payment of any amounts due to EQBK and (ii) shall pay all interest accrued on any amount due to EQBK pursuant to this Section 9.03, which shall accrue at the prime lending rate prevailing during such period as published in The Wall Street Journal. Any interest payable hereunder shall be calculated on a daily basis from the date such amounts were required to be paid until (but excluding) the date of actual payment, and on the basis of a 360-day year.

(d)    The fees described in this Section 9.03 shall be the exclusive remedy for a termination of the Agreement as specified in Section 9.03(b) and shall be in lieu of damages incurred in the event of any such termination of this Agreement.

ARTICLE X

MISCELLANEOUS

Section 10.01    Non Survival of Representations, Warranties, Covenants and Agreements. The representations, warranties, covenants and agreements of the parties hereto contained in this Agreement shall terminate at the Effective Time or upon termination of this Agreement pursuant to Article IX, except that the agreements set forth in Article I, Section 6.07 and Section 6.13 shall survive the Effective Time indefinitely, and those set forth in Section 9.03 and this Article X hereof shall survive termination indefinitely.

Section 10.02    Expenses. Except as specifically provided in this Agreement, each of the parties to this Agreement is obligated to pay all of its expenses and costs (including all counsel fees and expenses) incurred in connection with this Agreement and the consummation of the transactions contemplated hereby.

Section 10.03    Brokerage Fees and Commissions.

(a)    Except as set forth on EQBK Confidential Schedule 10.03(a), EQBK hereby represents to Adams that no agent, representative or broker has represented EQBK in connection with the transactions described in this Agreement.

(b)    Except as set forth on Adams Confidential Schedule 10.03(b), Adams hereby represents to EQBK that no agent, representative or broker has represented Adams in connection with the transactions described in this Agreement.

Section 10.04    Entire Agreement. This Agreement, the Director Support Agreements, Voting Agreement, the EQBK Confidential Schedules, the Adams Confidential Schedules, the Confidentiality Agreement and the other agreements, documents, schedules and instruments signed and delivered by the parties to each other at the Closing are the full understanding of the parties, a complete allocation of risks between them and a complete and exclusive statement of the terms and conditions of their agreement relating to the subject matter hereof and supersede any and all prior agreements, whether written or oral, that may exist between the parties with respect thereto. Except as otherwise specifically provided in this Agreement, no conditions, usage of trade, course of dealing or performance, understanding or agreement purporting to modify, vary, explain or supplement the terms or conditions of this Agreement is binding unless hereafter made in writing and signed by the party to be bound, and no modification will be effected by the acknowledgment or acceptance of documents containing terms or conditions at variance with or in addition to those set forth in this Agreement.

Section 10.05    Binding Effect; Assignment. All of the terms, covenants, representations, warranties and conditions of this Agreement are binding upon, and inure to the benefit of and are enforceable by, the parties and their respective successors, representatives and permitted assigns. No party to this Agreement may assign this Agreement, by operation of law or otherwise, in whole or in part, without the prior written consent of the other parties, and any purported assignment made or attempted in violation of this Section shall be null and void.

Section 10.06    Further Cooperation. The parties agree that they will, at any time and from time to time after the Closing, upon request by the other and without further consideration, do, perform, execute, acknowledge and deliver all such further acts, deeds, assignments, assumptions, transfers, conveyances, powers of attorney, certificates and assurances as may be reasonably required in order to complete the transactions contemplated by this Agreement or to carry out and perform any undertaking made by the parties hereunder.

Section 10.07    Severability. If any provision of this Agreement is held to be illegal, invalid or unenforceable under present or future Laws, then (a) this Agreement is to be construed and enforced as if such illegal, invalid or unenforceable provision were not a part hereof; and (b) the remaining provisions of this Agreement will remain in full force and effect and will not be affected by such illegal, invalid or unenforceable provision or by its severance from this Agreement.

Section 10.08    Notices. Any and all payments (other than payments at the Closing), notices, requests, instructions and other communications required or permitted to be given under this Agreement after the date of this Agreement by any party hereto to any other party may be delivered personally or by nationally recognized overnight courier service or sent by U.S. mail or (except in the case of payments) by facsimile transmission, at the respective addresses or transmission numbers set forth below and is deemed delivered (a) in the case of personal delivery or facsimile transmission, when received; (b) in the case of mail, upon the earlier of actual receipt or five (5) Business Days after deposit in the United States Postal Service, first class certified or registered mail, postage prepaid, return receipt requested; and (c) in the case of an overnight courier service, one (1) Business Day after delivery to such courier service with and instructions for overnight delivery. The parties may change their respective addresses and transmission numbers by written notice to all other parties, sent as provided in this Section. All communications must be in writing and addressed as follows:

If to Adams or Shareholders’ Representative:

David Charles Chinnery

Chairman and Chief Executive Officer

Adams State Bancshares, Inc.

651 NE Coronado Drive

Blue Springs, MO 64014

Facsimile: (816) 200-4498

With a copy (which shall not constitute notice) to:

Bob Monroe, Esq.

Stinson Leonard Street LLP

1201 Walnut Street, Suite 2900

Kansas City, MO 64106-2150

Facsimile: (816) 412-8117

If to EQBK or Merger Sub:

Brad S. Elliott

Chairman and Chief Executive Officer

Equity Bancshares, Inc.

7701 East Kellogg Drive, Suite 300

Wichita, Kansas 67207

Facsimile: (316) 681-0839

With a copy (which shall not constitute notice) to:

Michael G. Keeley, Esq.

Norton Rose Fulbright US LLP

2200 Ross Avenue, Suite 3600

Dallas, Texas 75201-7932

Facsimile: (214) 855-8200

Section 10.09    GOVERNING LAW. THIS AGREEMENT IS TO BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF KANSAS, WITHOUT REGARD FOR THE PROVISIONS THEREOF REGARDING CHOICE OF LAW THAT WOULD APPLY THE LAW OF A DIFFERENT JURISDICTION. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND, THEREFORE, EACH SUCH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LEGAL ACTION ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY TO THIS AGREEMENT CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT SEEK TO ENFORCE THE FOREGOING WAIVER IN THE EVENT OF A LEGAL ACTION, (B) SUCH PARTY HAS

CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (D) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

Section 10.10    Multiple Counterparts. For the convenience of the parties hereto, this Agreement may be signed in multiple counterparts, each of which will be deemed an original, and all counterparts hereof so signed by the parties hereto, whether or not such counterpart will bear the execution of each of the parties hereto, will be deemed to be, and is to be construed as, one and the same Agreement. A facsimile or electronic scan in “PDF” format of a signed counterpart of this Agreement will be sufficient to bind the party or parties whose signature(s) appear thereon.

Section 10.11    Definitions. For purposes of this Agreement, the following terms have the meanings specified or referred to in this section:

“Acquisition Proposal” means any of the following: (a) a merger, consolidation, or any similar transaction of any entity with Adams or any of its Subsidiaries, (b) a purchase, lease or other acquisition of 15% or more of the assets of Adams or any of its Subsidiaries, (c) a purchase or other acquisition of “beneficial ownership” by any “person” or “group” (as such terms are defined in Section 13(d)(3) of Exchange Act) (including by way of merger, consolidation, share exchange, or otherwise) that would cause such person or group to become the beneficial owner of 15% or more of the securities of Adams or any of its Subsidiaries after the date of this Agreement, (d) a tender or exchange offer to acquire 15% or more of the securities of Adams or any of its Subsidiaries, (e) a public proxy or consent solicitation made to the shareholders of Adams or any of its Subsidiaries seeking proxies in opposition to any proposal relating to any of the transactions contemplated by this Agreement, or (f) the making of a bona fide offer or proposal to the board of directors or shareholders of Adams or any of its Subsidiaries to engage in one or more of the transactions referenced in clauses (a) through (e) above.

“Adams” shall have the meaning set forth in the preamble.

“Adams Board” shall have the meaning set forth in the Recitals.

“Adams Confidential Schedule” is defined in the first paragraph of Article III.

“Adams Constituent Documents” shall have the meaning set forth in Section 3.04(a).

“Adams Financial Statements” shall have the meaning set forth in Section 3.05(a)(ii).

“Adams Merger Costs” shall have the meaning set forth in Section 1.06(a)(i).

“Adams Recommendation” shall have the meaning set forth in Section 3.08.

“Adams Stock” shall have the meaning set forth in Section 1.05(b).

“Adjusted Cash Amount” shall have the meaning set forth in Section 1.06(a)(iii).

“Adjusted Equity” shall have the meaning set forth in Section 1.06(a)(ii).

“Affiliate” means any Person that, directly or indirectly, through one or more intermediaries, (a) owns or controls another Person, (b) is owned or controlled by another Person, or (c) is under common control or ownership with another Person, and ownership means the direct or indirect beneficial ownership of more than fifty percent (50%) of the equity securities of a Person, or, in the case of a Person that is not a corporation, more than fifty percent (50%) of the voting and/or equity interest, and control means, to the extent not included in the definition of ownership, the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of another Person, whether through ownership of voting securities or by contract or otherwise.

“Agreement” shall have the meaning set forth in the preamble.

“Bank” shall have the meaning set forth in the Recitals.

“Bank Merger” shall have the meaning set forth in the Recitals.

“Bank Merger Agreement” shall have the meaning set forth in Section 1.10.

“Bank Stock” shall have the meaning set forth in Section 3.03(b).

“Bankruptcy Exception” means, in respect of any agreement, contract, commitment or obligation, any limitation thereon imposed by any bankruptcy, insolvency, fraudulent conveyance, reorganization, receivership, moratorium or similar Law affecting creditors’ rights and remedies generally and, with respect to the enforceability of any agreement, contract, commitment or obligation, by general principles of equity, including principles of commercial reasonableness, good faith and fair dealing, regardless of whether enforcement is sought in a Proceeding at Law or in equity.

“BHCA” shall have the meaning set forth in the preamble.

“Business Day” means Monday through Friday of each week, except a legal holiday recognized as such by the United States federal government or any day on which banking institutions in Wichita, Kansas are authorized or required by Law to be closed.

“Calculation Date” shall have the meaning set forth in Section 1.06(a)(iv).

“Call Reports” shall have the meaning set forth in Section 3.05(c).

“Cancelled Shares” shall have the meaning set forth in Section 1.05(d).

“Certificate” shall have the meaning set forth in Section 1.07(c).

“Change in Recommendation” shall have the meaning set forth in Section 5.22(d).

“Closing” shall have the meaning set forth in Section 2.01(a).

“Closing Date” shall have the meaning set forth in Section 2.01(a).

“COBRA” shall have the meaning set forth in Section 3.28(d).

“Code” shall have the meaning set forth in the Recitals.

“Confidentiality Agreement” means the Confidentiality Agreement, effective as of April 19, 2017, by and between Adams and EQBK.

“Continuing Employee” shall have the meaning set forth in Section 6.07(a).

“Controlled Group Plans” shall have the meaning set forth in Section 3.28(h).

“CRA” shall have the meaning set forth in Section 3.32.

“Director Support Agreement” shall have the meaning set forth in the Recitals.

“Dissenting Shares” shall have the meaning set forth in Section 1.08.

“Dissenting Shareholder” shall have the meaning set forth in Section 1.08.

“Dodd-Frank Act” shall have the meaning set forth in Section 3.36.

“Effective Time” shall have the meaning set forth in Section 2.01(b).

“Employee Plans” shall have the meaning set forth in Section 3.28(a).

“Environmental Inspections” shall have the meaning set forth in Section 5.12(a).

“Environmental Laws” means the common Law and all federal, state, local and foreign Laws or regulations, codes, Orders, decrees, judgments or injunctions issued, promulgated, approved or entered thereunder, now or hereafter in effect, relating to pollution or protection of human health and the environment, including Laws relating to (i) emissions, discharges, releases or threatened releases of Hazardous Materials, into the environment (including ambient air, surface water, ground water, land surface or subsurface strata), (ii) the manufacture, processing, distribution, use, generation, treatment, storage, disposal, transport or handling of Hazardous Materials, and (iii) underground and above ground storage tanks, and related piping, and emissions, discharges, releases or threatened releases therefrom, (iv) the conservation of open space, ecosystems, wetlands or water of the United States or a state, and (v) the preservation of cultural or historic structures or artifacts.

“EQBK” shall have the meaning set forth in the preamble.

“EQBK Board” shall have the meaning set forth in the Recitals.

“EQBK Capital Stock” shall have the meaning set forth in Section 4.03(a).

“EQBK Class A Stock” shall have the meaning set forth in Section 1.05(a).

“EQBK Class B Stock” shall have the meaning set forth in Section 1.05(a).

“EQBK Closing VWAP” means the volume-weighted average price per share of EQBK Class A Stock for a twenty (20) trading day period, starting with the opening of trading on the twenty-first (21st) trading day prior to the Calculation Date to the closing of trading on the trading day prior to the Calculation Date, rounded to the nearest cent, as reported by Bloomberg Finance L.P.

“EQBK Confidential Schedule” is defined in the first paragraph of Article IV

“EQBK Constituent Documents” shall have the meaning set forth in Section 4.05(b).

“EQBK Financial Statements” shall have the meaning set forth in Section 4.04(b).

“EQBK Preferred Stock” shall have the meaning set forth in Section 4.03(a).

“EQBK SEC Reports” shall have the meaning set forth in Section 4.04(a).

“EQBK Starting Price” means $34.49.

“Equity Bank” shall have the meaning set forth in the Recitals.

“Equity Adjustment” shall have the meaning set forth in Section 1.06(a)(v).

“ERISA” shall have the meaning set forth in Section 3.28(a).

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Exchange Agent” shall have the meaning set forth in Section 1.07(a).

“Exchange Fund” shall have the meaning set forth in Section 1.07(b).

“Exchange Ratio” shall have the meaning set forth in Section 1.06(a)(vi).

“Existing Indemnification Obligation” shall have the meaning set forth in Section 6.13(a).

“FDIA” shall have the meaning set forth in Section 2.02(e).

“FDIC” shall have the meaning set forth in Section 2.02(e).

“Federal Reserve” shall mean the Board of Governors of the Federal Reserve System.

“GAAP” shall have the meaning set forth in Section 3.05(b).

“Governmental Entity” means any court, arbitrator, administrative agency or commission, board, bureau or other governmental or Regulatory Agency or instrumentality.

“Hazardous Material” means any pollutant, contaminant, chemical, or toxic or hazardous substance, constituent, material or waste, or any other chemical, substances, constituent or waste including, among others, asbestos, lead-based paint, urea-formaldehyde, petroleum, crude oil or any fraction thereof or any petroleum product, but does not include de minimis quantities or as office or cleaning supplies.

“Indemnified Parties” shall have the meaning set forth in Section 6.13(e).

“Index Change Ratio” shall mean the quotient of (i) the 20-day average closing price of the KBW NASDAQ Regional Banking Index (KRX) (or, if such index is not available, a similar index that may be agreed upon by the parties hereto that substantially replicates the KBW NASDAQ Regional Banking Index (KRX)) over the twenty (20) trading day period beginning on the twenty-first (21st) trading day prior to the Calculation Date and ending on the trading day prior to the Calculation Date, divided by (ii) 111.79.

“Integrated Mergers” shall have the meaning set forth in the Recitals.

“Intervening Event” means any material event, change, effect, development or occurrence occurring or arising after the date of this Agreement that, individually or in the aggregate, materially affects the business, financial condition, or results of operations of Adams and its Subsidiaries, taken as a whole, that (i) was not known, or reasonably foreseeable, to Adams’s Board as of or prior to the date of this Agreement and did not result from a breach of this Agreement by Adams and (ii) does not relate to or involve an Acquisition Proposal.

“Initial Supplement Date” shall have the meaning set forth in Section 5.19.

“IRS” shall have the meaning set forth in Section 3.12(m).

“KGCC” shall have the meaning set forth in Section 1.09.

A person has “Knowledge” of, or acts “Knowingly” with respect to, a particular fact or other matter if any individual who is presently serving as a director or “executive officer” (as such term is defined of 12 C.F.R. Part 215 (Regulation O)) of that person, after reasonable inquiry, is actually aware of such fact or other matter.

“Law” shall mean any federal or state constitution, statute, regulation, rule, or common law applicable to a Person.

“Leases” shall have the meaning set forth in Section 3.11(a)(i).

“Leased Real Property” shall have the meaning set forth in Section 3.09.

“Letter of Transmittal” shall have the meaning set forth in Section 1.07(c).

“Lien(s)” means any mortgage, security interest, pledge, encumbrance or lien (statutory or otherwise).

“Listed Contracts” shall have the meaning set forth in Section 3.11(a).

“Material Adverse Change” means, with respect to any party, that any material adverse change in the business, results of operations, condition (financial or otherwise), assets, properties, liabilities (absolute, accrued, contingent or otherwise) or reserves of such party and its Subsidiaries, taken as a whole, has occurred, but excluding any change with respect to, or effect on, such party resulting from or in connection with any of the following, by itself or by themselves, either alone or in combination, to constitute or contribute to: (i) any changes in Laws or interpretations thereof that are generally applicable to the banking or savings industries; (ii) changes in GAAP that are generally applicable to the banking or savings industries; (iii) the execution and delivery of this Agreement, the announcement thereof, or the performance of the transactions contemplated hereby, including any expenses which are reasonably incurred in connection with this Agreement or the transactions contemplated by this Agreement; (iv) changes in global, national or regional political conditions or general economic or market conditions in the United States or the State of Kansas or the State of Missouri, including changes in prevailing interest rates, credit availability and liquidity, currency exchange rates, and price levels or trading volumes in the United States or foreign securities markets affecting other companies in the financial services industry; (v) general changes in the credit markets or general downgrades in the credit markets; (vi) actions or omissions of a party taken as required by this Agreement or with the prior informed written consent of the other party or parties in contemplation of the transactions contemplated by this Agreement; (vii) any natural or man-made disaster or acts of God; (viii) outbreak or escalation of hostilities, declared or undeclared acts of war or terrorism; or (ix) any litigation relating to this Agreement or the transactions contemplated hereby; provided, that, in the case of clauses (i), (ii), (iv) (v), (vii) or (viii), such party is not affected to a greater extent than other Persons, bank holding companies or insured depository institutions in the industry in which such party operates.

“Merger” shall have the meaning set forth in the Recitals.

“Merger Consideration” shall have the meaning set forth in Section 1.05(b)(ii).

“Merger Sub” shall have the meaning set forth in the Preamble.

“Minimum Equity” shall have the meaning set forth in Section 1.06(a)(vii).

“Missouri DOF” “Adams” shall have the meaning set forth in Section 2.02(b).

“MRS” shall have the meaning set forth in Section 1.01.

“Nonqualified Deferred Compensation Plan” shall have the meaning set forth in Section 3.28(l).

“Order” shall mean any award, decision, decree, injunction, judgment, order, ruling, or verdict entered, issued, made or rendered by any court, administrative agency or any other Governmental Entity.

“OREO Property” shall have the meaning set forth in Section 3.09.

“OSBC” means the Office of the State Bank Commissioner of Kansas.

“Owned Real Property” shall have the meaning set forth in Section 3.09.

“Permitted Encumbrances” shall mean only (i) Liens for Taxes not yet due and payable and that do not constitute penalties , (ii) statutory Liens of landlords, (iii) Liens of carriers, warehousemen, mechanics, materialmen and repairmen incurred in the ordinary course of business consistent with past practice and not yet delinquent, (iv) zoning, building, or other restrictions, variances, covenants, rights of way, rights of subtenants, encumbrances, easements and other minor irregularities in title, none of which, individually or in the aggregate, interfere in any material respect with the present use of or occupancy of the affected parcel by the Bank, or have a material detrimental effect on the value thereof or its present use.

“Per Share Cash Amount” shall have the meaning set forth in Section 1.06(a)(viii).

“Per Share Merger Consideration” shall have the meaning set forth in Section 1.05(b)(ii).

“Person” means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, any other business entity, or a governmental entity (or any department, agency, or political subdivision thereof).

“PPACA” shall have the meaning set forth in Section 3.28(d).

“Proceeding” means any action, claim, audit or other inquiry, hearing, investigation, suit or other charge or proceeding (whether civil, criminal, administrative, investigative, formal or informal) by or before any Governmental Entity or before an arbitrator or arbitral body or mediator.

“Property” or “Properties” shall mean the Owned Real Property and Leased Real Property.

“Proprietary Rights” shall have the meaning set forth in Section 3.15.

“Proxy Statement/Prospectus” shall have the meaning set forth in Section 5.02(a)(iv).

“Registration Statement” shall have the meaning set forth in Section 5.13(a).

“Regulatory Agency” means (i) any self-regulatory organization, (ii) the Federal Reserve, (iii) the FDIC, (iv) Missouri DOF (v) the SEC, or (vi) any other federal or state governmental or regulatory agency or authority having or claiming jurisdiction over a party to this Agreement or the transactions contemplated hereby.

“Retirement Plan” shall have the meaning set forth in Section 5.14(a).

“Requisite Adams Vote” shall have the meaning set forth in Section 7.03.

“SEC” shall have the meaning set forth in Section 3.37.

“Secondary Investigation” shall have the meaning set forth in Section 5.12(a).

“Second Certificate of Merger” shall have the meaning set forth in Section 1.09.

“Second Effective Time” shall have the meaning set forth in Section 1.09.

“Second Step Merger” shall have the meaning set forth in the Recitals.

“Securities Act” shall mean Securities Act of 1933, as amended.

“Share Adjustment” shall have the meaning set forth in Section 1.05(f).

“Shareholders’ Meeting” shall have the meaning set forth in Section 5.02(a)(i).

“SOA” shall have the meaning set forth in Section 5.20(b).

“Subsidiary” means, when used with reference to an entity, any corporation, a majority of the outstanding voting securities of which are owned directly or indirectly by such entity or any partnership, joint venture or other enterprise in which any entity has, directly or indirectly, a majority equity interest.

“Superior Proposal” means any bona fide written Acquisition Proposal received after the date hereof that Adams’s Board determines in good faith, after consultation with its outside legal and financial advisors, to be reasonably likely to be consummated in accordance with its terms and to be more favorable to Adams and its shareholders from a financial point of view than the transactions contemplated hereby (including any adjustment to the terms and conditions proposed by EQBK in response to such proposal pursuant to Section 5.22(e) or otherwise); provided that for purposes of this definition references to 15% in the definition of “Acquisition Proposal” shall be deemed to be references to 50%.

“Surviving Corporation” shall have the meaning set forth in Section 1.01.

“Tail Policy” shall have the meaning set forth in Section 6.13(c).

“Tax” or “Taxes” means all (i) United States federal, state or local or non-United States taxes, assessments, charges, duties, levies, interest or other similar governmental charges of any nature, including all income, franchise, profits, capital gains, capital stock, transfer, sales, use, occupation, property, excise, severance, windfall profits, stamp, stamp duty reserve, license, payroll, withholding, ad valorem, value added, alternative minimum, environmental, customs, social security (or similar), unemployment, sick pay, disability, registration and other taxes, assessments, charges, duties, interest, fees, levies or other similar governmental charges of any kind whatsoever, whether disputed or not, together with all estimated taxes, deficiency assessments, additions to tax, charges, duties, levies, penalties and interest; (ii) any liability for the payment of any amount of a type described in clause (i) arising as a result of being or having been a member of any consolidated, combined, unitary or other group or being or having been included or required to be included in any Tax Return related thereto; and (iii) any liability for the payment of any amount of a type described in clause (i) or clause (ii) as a result of any obligation to indemnify or otherwise assume or succeed to the liability of any other Person.

“Tax Return” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Terminated Employee” shall have the meaning set forth in Section 6.07(a).

“Termination Fee” shall have the meaning set forth in Section 9.03(b)(i).

“Treasury Regulations” means the regulations promulgated by the United States Department of the Treasury pursuant to and in respect of provisions of the Code. All references herein to sections of the Treasury Regulations shall include any corresponding provision or provisions of succeeding, similar, substitute proposed or final Treasury Regulations.

“Voting Agreement” shall have the meaning set forth in the Recitals.

“Welfare Plan” shall have the meaning set forth in Section 5.14(b).

Section 10.12    Specific Performance. Each of the parties hereto acknowledges that the other parties would be irreparably damaged and would not have an adequate remedy at Law for money damages if any of the covenants contained in this Agreement were not performed in accordance with its terms or otherwise were materially breached. Each of the parties hereto therefore agrees that, without the necessity of proving actual damages or posting bond or other security, the other party will be entitled to temporary and/or permanent injunction or injunctions which a court of competent jurisdiction concludes is justified to prevent breaches of such performance and to specific enforcement of such covenants in addition to any other remedy to which they may be entitled, at Law or in equity.

Section 10.13    Rules of Construction. Whenever the words “include,” “includes” or “including” are used in this Agreement, they are deemed to be followed by the words “without limitation.” The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement refer to this Agreement as a whole and not to any particular provision in this Agreement. Each use herein of the masculine, neuter or feminine gender is deemed to include the other genders. Each use herein of the plural includes the singular and vice versa, in each case as the context requires or as is otherwise appropriate. The word “or” is used in the inclusive sense. Any agreement or instrument defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement or instrument as from time to time amended, modified or supplemented, including by waiver or consent. References to a Person are also to its permitted successors or assigns. In the event that an ambiguity or a question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.

Section 10.14    Articles, Sections, Exhibits and Schedules. All articles and sections referred to herein are articles and sections, respectively, of this Agreement and all exhibits and schedules referred to herein are exhibits and schedules, respectively, attached to this Agreement. Descriptive headings as to the contents of particular sections are for convenience only and do not control or affect the meaning, construction or interpretation of this Agreement or any particular section. Any and all schedules, exhibits, certificates or other documents or instruments referred to herein or attached hereto are and will be incorporated herein by reference hereto as though fully set forth herein.

Section 10.15    Public Disclosure. None of EQBK, Merger Sub or Adams, or any Affiliate or Subsidiary of the same, will make any announcement, statement, press release, acknowledgment or other public disclosure of the existence of, or reveal the terms, conditions or the status of, this Agreement or the transactions contemplated hereby without the prior written consent of the other parties to this Agreement (which shall not be unreasonably withheld, conditioned or delayed); provided, however, that (i) EQBK and Adams are permitted to make any public disclosures or governmental filings as legal counsel may deem necessary to maintain compliance with or to prevent violations of applicable Law, that may be necessary to obtain regulatory approval for the transactions contemplated hereby, or that may be necessary to enforce the obligations under this Agreement and (ii) EQBK may disclose the existence of, or reveal the terms, conditions or the status of, this Agreement or the transactions contemplated hereby to potential investors in EQBK that are bound by a confidentiality agreement.

Section 10.16    Extension; Waiver. At any time prior to the Closing Date, EQBK, on the one hand, and Adams, on the other hand, may (a) extend the time for the performance of any of the obligations or other acts of the other party, (b) waive any inaccuracies in the representations and warranties of the other party contained herein or in any document, certificate or writing delivered pursuant hereto, or (c) waive compliance by the other party with any of the agreements, covenants or conditions contained herein. Such action will be evidenced by a signed written notice given in the manner provided in Section 10.08. No party to this Agreement will by any act (except by a written instrument given pursuant to Section 10.08) be deemed to have waived any right or remedy hereunder or to have acquiesced in any breach of any of the terms and conditions hereof. No failure to exercise nor any delay in exercising any right, power or privilege hereunder by any party hereto will operate as a waiver thereof. No single or partial exercise of any right, power or privilege hereunder will preclude any other or further exercise thereof or the exercise of any other right, power or privilege. A waiver of any party of any right or remedy on any one occasion will not be construed as a bar to any right or remedy that such party would otherwise have on any future occasion or to any right or remedy that any other party may have hereunder. Any party may unilaterally waive a right which is solely applicable to it.

Section 10.17    Amendment. This Agreement may be amended, modified or supplemented only by an instrument in writing executed by each of the parties hereto.

Section 10.18    No Third Party Beneficiaries. Except for Section 6.07 and Section 6.13, nothing contained in this Agreement, express or implied, is intended to confer upon any Persons, other than the parties hereto or their respective successors, any rights, remedies, obligations, or liabilities under or by reason of this Agreement.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be signed by their duly authorized officers as of the date first above written.

EQUITY BANCSHARES, INC.

By:	/s/ Brad S. Elliott
Name:	Brad S. Elliott
Title:	Chairman and Chief Executive Officer

ABE MERGER SUB, INC.

By:	/s/ Brad S. Elliott
Name:	Brad S. Elliott
Title:	President

ADAMS DAIRY BANCSHARES, INC.

By:	/s/ David Charles Chinnery
Name:	David Charles Chinnery
Title:	Chairman and Chief Executive Officer

[Signature Page to Agreement and Plan of Reorganization]

EXHIBIT A

FORM OF

VOTING AGREEMENT

This VOTING AGREEMENT (this “Agreement”) dated as of December 16, 2017 is executed by and among Equity Bancshares, Inc. (“EQBK”), a Kansas corporation and registered bank holding company under the Bank Holding Company Act of 1956, as amended (the “BHCA”), Adams Dairy Bancshares, Inc. (“Adams”), a Missouri corporation and registered bank holding company under the BHCA, Brad S. Elliott (“Proxy Holder”), as proxy, and the Shareholders of Adams listed on the signature pages to this Agreement (referred to herein individually as a “Shareholder” and collectively as the “Shareholders”). Terms with their initial letters capitalized and not otherwise defined herein have the meanings given them in the Reorganization Agreement (as defined below).

RECITALS

WHEREAS, EQBK, Abe Merger Sub, Inc. (“Merger Sub”) and Adams have entered into an Agreement and Plan of Reorganization, dated as of the date hereof (the “Reorganization Agreement”), providing for EQBK’s acquisition of Adams through the merger of Merger Sub with and into Adams, with Adams surviving as a wholly-owned subsidiary of Adams (the “Merger”);

WHEREAS, the Reorganization Agreement provides that all of the issued and outstanding shares of common stock, par value $0.01 per share, of Adams (the “Common Stock”), other than Cancelled Shares and Dissenting Shares, will be exchanged for such consideration as set forth in the Reorganization Agreement;

WHEREAS, as a condition and inducement to EQBK’s willingness to enter into the Reorganization Agreement, each of the Shareholders have agreed to vote their shares of Common Stock in favor of approval of the Reorganization Agreement and the transactions contemplated thereby; and

WHEREAS, EQBK is relying on the agreements set forth herein in incurring expenses in reviewing the business of Adams and its wholly-owned banking subsidiary, Adams Dairy Bank, a Missouri state bank with its principal office in Blue Springs, Missouri (the “Bank”), in proceeding with the filing of applications for regulatory approvals, and in undertaking other actions necessary for the consummation of the Merger, and the Shareholders are benefiting both from such expenditures by EQBK and by the terms of the Reorganization Agreement.

NOW, THEREFORE, for and in consideration of the foregoing and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Adams, EQBK, the Proxy Holder and the Shareholders undertake, promise, covenant and agree with each other as follows:

AGREEMENT

1.    Each Shareholder, being the registered owner of the number of shares of Common Stock set forth below the Shareholder’s name on the signature pages hereto (for each such Shareholder, the “Shares”), will vote, direct to vote, or act by consent with respect to:

(a)	the Shares;

(b)	all Common Stock the Shareholder owns as of the record date of any meeting of the Shareholders of Adams or otherwise as of the date of such vote or consent; and

(c)	all Common Stock the Shareholder owns beneficially and has the power and authority to direct the voting thereof as of the record date of any meeting of the Shareholders of Adams or otherwise as of the date of such vote or consent (clauses (a), (b) and (c), collectively, the “Proxy Shares”);

in favor of approval of the Reorganization Agreement, Merger and any other transactions contemplated by the Reorganization Agreement.

2.    If Adams conducts a meeting of or otherwise seeks approval of its Shareholders with respect to any Acquisition Proposal (as defined in the Reorganization Agreement) or any other matter that may reasonably be expected to contradict this Agreement or the Reorganization Agreement or may reasonably be expected to prevent EQBK or Adams from completing the Merger, then the Shareholders will vote the Proxy Shares against the approval of the Acquisition Proposal or otherwise act in the manner most favorable to completing the Merger and the transactions contemplated by the Reorganization Agreement.

3.    Each Shareholder shall not invite or seek any Acquisition Proposal, support (or publicly suggest that anyone else should support) any Acquisition Proposal that may be made, or ask the Adams Board to consider, support or seek any Acquisition Proposal or otherwise take any action designed to make any Acquisition Proposal reasonably more likely. None of the Shareholders shall meet or otherwise communicate with any Person that makes or is considering making an Acquisition Proposal or any representative of such Person after becoming aware that the Person has made or is considering making an Acquisition Proposal. Each Shareholder shall promptly advise Adams of each contact the Shareholder or any of the Shareholder’s representatives may receive from any Person relating to any Acquisition Proposal or otherwise indicating that any Person may wish to participate or engage in any transaction arising out of any Acquisition Proposal and will provide Adams with all information EQBK requests that is available to the Shareholder regarding any such Acquisition Proposal or possible Acquisition Proposal. Each Shareholder will not make any claim or join in any litigation alleging that the Adams Board is required to consider, endorse or support any Acquisition Proposal or to invite or seek any Acquisition Proposal. Each Shareholder shall not take any other action that is reasonably likely to make consummation of the Merger less likely or to impair EQBK’s ability to exercise any of the rights granted by the Reorganization Agreement. Notwithstanding the foregoing and for purposes of clarity, nothing contained herein shall prevent any Shareholder from taking actions on behalf of Adams, solely in his or her capacity as a director or officer of

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Adams, that are expressly permitted by Section 5.22 of the Reorganization Agreement. Except as set forth in this Agreement, the Shareholders shall not be restricted from voting in favor of, against or abstaining with respect to any matter presented to the shareholders of Adams.

4.    Each Shareholder, severally, but not jointly, represents and warrants to EQBK that:

(a)	Shareholder (i) owns beneficially (as such term is defined in Rule 13d-3 under the Exchange Act) all of the Shares free and clear of all liens or encumbrances, and (ii) except pursuant hereto and that certain Shareholders’ Agreement dated March 3, 2014, among, certain other persons, Adams and the Shareholders, there are no options, warrants or other rights, agreements, arrangements or commitments of any character to which Shareholder is a party relating to the pledge, disposition or voting of any of the Shares and there are no voting trusts or voting agreements with respect to the Shares.

(b)	Shareholder does not beneficially own any Common Stock other than (i) the Shares and (ii) any options, warrants or other rights to acquire any additional shares of Common Stock or any security exercisable for or convertible into shares of Common Stock, set forth on the signature page of this Agreement.

(c)	Shareholder has full power and authority and legal capacity to enter into, execute and deliver this Agreement and to perform fully Shareholder’s obligations hereunder (including the proxy described in Section 5 below). This Agreement has been duly and validly executed and delivered by Shareholder and constitutes the legal, valid and binding obligation of Shareholder, enforceable against Shareholder in accordance with its terms.

(d)	None of the execution and delivery of this Agreement by Shareholder, the consummation by Shareholder of the transactions contemplated hereby or compliance by Shareholder with any of the provisions hereof will conflict with or result in a breach, or constitute a default (with or without notice or lapse of time or both) under any provision of, any trust agreement, loan or credit agreement, note, bond, mortgage, indenture, lease or other agreement, instrument or law applicable to Shareholder or to Shareholder’s property or assets.

(e)	No consent, approval or authorization of, or designation, declaration or filing with, any Governmental Entity or other Person on the part of Shareholder is required in connection with the valid execution and delivery of this Agreement.

(f)	Shareholder hereby (a) confirms his or her knowledge of the availability of the rights of dissenting shareholders under the General and Business

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Corporation Law of Missouri and Chapter 351 of the Missouri Revised Statutes (the “MRS”) with respect to the Merger and (b) confirms receipt of a copy of the provisions of the MRS related to the rights of dissenting shareholders. Each Shareholder hereby waives and agrees not to assert, and shall use its best efforts to cause any of its Affiliates who hold of record any of the Shareholder’s Shares to waive and not to assert, any appraisal rights with respect to the Merger that the Shareholder or such Affiliate may now or hereafter have with respect to any Shares (or any other shares of capital stock of Adams that the Shareholder shall hold of record at the time that the Shareholder may be entitled to assert appraisal rights with respect to the Merger) whether pursuant to the MRS or otherwise.

5.    In order to better effect the provisions of Sections 1 and 2 of this Agreement, each Shareholder hereby revokes any previously executed proxies and hereby constitutes and appoints Proxy Holder, with full power of substitution, his true and lawful proxy and attorney-in-fact to vote at any meeting of the Shareholders of Adams all of the Proxy Shares in favor of the approval of the Reorganization Agreement, Merger and any other transactions contemplated by the Reorganization Agreement (including the termination of any voting trusts, voting agreements, shareholders’ agreements or similar arrangements other than this Agreement), with such modifications to the Reorganization Agreement as the parties thereto may make; but this proxy will not apply with respect to any vote on approval of the Reorganization Agreement if the Reorganization Agreement is modified so as to (i) reduce the amount of consideration or the form of consideration to be received by the Shareholder or (ii) materially alter the tax consequences of the receipt thereof under the Reorganization Agreement in its present form. This proxy shall be limited strictly and solely to the power and authority to vote the Proxy Shares in the manner and for the purpose set forth in Sections 1 and 2 of this Agreement and shall not extend to any other matters.

6.    Each Shareholder hereby covenants and agrees that until this Agreement is terminated in accordance with its terms, each Shareholder will not, and will not agree to, without the consent of EQBK, directly or indirectly, sell, transfer, assign, pledge, encumber, hypothecate, cause to be redeemed or otherwise dispose of (any such transaction, a “Transfer”) any of the Shares or grant any proxy or interest in or with respect to any Shares or deposit any such Shares into a voting trust or enter into another voting agreement or arrangement with respect to such Shares except as contemplated by this Agreement. Any attempted Transfer of Shares or any interest therein in violation of this Section shall be null and void. This Section shall not prohibit a Transfer of the Shares to any member of Shareholder’s immediate family, to another Shareholder, to a trust for the benefit of Shareholder or any member of Shareholder’s immediate family, or upon the death of Shareholder; provided, that a Transfer referred to in this sentence shall be permitted only if, as a precondition to such Transfer, the transferee agrees in a writing, reasonably satisfactory in form and substance to EQBK, to be bound by all of the terms of this Agreement.

7.    Proxy Holder, by his execution below, agrees to (A) vote all of the Shareholders’ Proxy Shares at any meeting of the Shareholders of Adams, in favor of the approval of the

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Reorganization Agreement, Merger and any other transactions contemplated by the Reorganization Agreement (including the termination of any voting trusts, voting agreements, shareholders’ agreements or similar arrangements other than this Agreement), with such modifications to the Reorganization Agreement as the parties thereto may make; but this proxy will not apply with respect to any vote on approval of the Reorganization Agreement if the Reorganization Agreement is modified so as to (i) reduce the amount of consideration or the form of consideration to be received by the Shareholder or (ii) materially alter the tax consequences of the receipt thereof under the Reorganization Agreement in its present form and (B) in the event of an Acquisition Proposal, to vote all of the Shareholders’ Proxy Shares at any meeting of the Shareholders of Adams, against the approval of the Acquisition Proposal or otherwise act in the manner most favorable to completing the Merger and the transactions contemplated by the Reorganization Agreement.

8.    Each Shareholder acknowledges that EQBK and Adams are relying on this Agreement in incurring expenses in connection with EQBK’s reviewing Adams and the Bank’s business, in Adams’s cooperation with EQBK’s preparation of a proxy statement and Registration Statement on Form S-4, in EQBK’s proceeding with the filing of applications for regulatory approvals, and in their undertaking other actions necessary for completing the Merger and that THE PROXY GRANTED HEREBY IS COUPLED WITH AN INTEREST AND IS IRREVOCABLE TO THE FULL EXTENT PERMITTED BY APPLICABLE LAW, INCLUDING TO THE EXTENT APPLICABLE, SECTION 351.245 OF THE MRS. The Shareholders and Adams acknowledge that the performance of this Agreement is intended to benefit EQBK.

9.    This Agreement shall remain in effect until the earlier to occur of (a) the termination of the Reorganization Agreement, as it may be amended or extended from time to time, pursuant to the terms and conditions contained therein, or (b) completion of the transactions contemplated by the Reorganization Agreement.

10.    Proxy Holder may, in his sole discretion, appoint a substitute proxy to act as Proxy Holder under this Agreement; provided, that any substitute proxy shall agree in writing to be bound by the terms and conditions of this Agreement. In the event of the death, disability or incapacity of Proxy Holder, EQBK, in its sole discretion, may appoint a substitute proxy to act as Proxy Holder under this Agreement.

11.    The vote of the Proxy Holder will control in any conflict between his vote of the Proxy Shares and a vote by the substitute proxy holder or the Shareholders of the Proxy Shares, and Adams agrees to recognize the vote of the Proxy Holder instead of the vote of substitute proxy holder or the Shareholders if the substitute proxy holder or the Shareholders do not vote in accordance with Sections 1 and 2 of this Agreement.

12.    This Agreement may be amended, modified or supplemented with respect to a particular Shareholder only by an instrument in writing executed by EQBK, Adams and that Shareholder. Any such amendment, modification or supplement shall only apply to the Shareholder(s) executing such written agreement and this Agreement will remain in full force and effect with respect to Shareholders who do not execute such written agreement.

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13.    For the convenience of the parties hereto, this Agreement may be signed in multiple counterparts, each of which will be deemed an original, and all counterparts hereof so signed by the parties hereto, whether or not such counterpart will bear the execution of each of the parties hereto, will be deemed to be, and is to be construed as, one and the same Agreement. An email or electronic scan in “PDF” format of a signed counterpart of this Agreement will be sufficient to bind the party or parties whose signature(s) appear thereon.

14.    This Agreement, the Reorganization Agreement and the other agreements, documents, schedules and instruments signed and delivered by the parties to each other at the Closing are the full understanding of the parties, a complete allocation of risks between them and a complete and exclusive statement of the terms and conditions of their agreement relating to the subject matter hereof and supersede any and all prior agreements, whether written or oral, that may exist between the parties with respect thereto. Except as otherwise specifically provided in this Agreement, no conditions, usage of trade, course of dealing or performance, understanding or agreement purporting to modify, vary, explain or supplement the terms or conditions of this Agreement is binding unless hereafter made in writing and signed by the party to be bound, and no modification will be effected by the acknowledgment or acceptance of documents containing terms or conditions at variance with or in addition to those set forth in this Agreement.

15.    Any and all notices, requests, instructions and other communications required or permitted to be given under this Agreement after the date of this Agreement by any party hereto to any other party may be delivered personally or by nationally recognized overnight courier service or sent by U.S. mail or (except in the case of payments) by email, at the respective addresses or transmission numbers set forth below and is deemed delivered (a) in the case of personal delivery or email, when received; (b) in the case of mail, upon the earlier of actual receipt or five (5) Business Days after deposit in the United States Postal Service, first class certified or registered mail, postage prepaid, return receipt requested; and (c) in the case of an overnight courier service, one (1) Business Day after delivery to such courier service with and instructions for overnight delivery. The parties may change their respective addresses and transmission numbers by written notice to all other parties, sent as provided in this Section. All communications must be in writing and addressed as follows:

IF TO ADAMS OR THE SHAREHOLDERS:

David Charles Chinnery

Chairman and Chief Executive Officer

Adams State Bancshares, Inc.

651 NE Coronado Drive

Blue Springs, MO 64014

Email:

WITH A COPY (WHICH SHALL NOT CONSTITUTE NOTICE) TO:

Bob Monroe, Esq.

Stinson Leonard Street LLP

1201 Walnut Street, Suite 2900

7

Kansas City, MO 64106-2150

Facsimile: (816) 412-8117

Email: bob.monroe@stinson.com

IF TO EQBK OR PROXY HOLDER:

Brad S. Elliott

Chairman and Chief Executive Officer

Equity Bancshares, Inc.

7701 East Kellogg Drive, Suite 200

Wichita, Kansas 67207

Email: belliott@equitybank.com

WITH A COPY (WHICH SHALL NOT CONSTITUTE NOTICE) TO:

Michael G. Keeley, Esq.

Norton Rose Fulbright US LLP

2200 Ross Avenue, Suite 3600

Dallas, Texas 75201-7932

Email: mike.keeley@nortonrosefulbright.com

16.    THIS AGREEMENT IS TO BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF KANSAS, WITHOUT REGARD FOR THE PROVISIONS THEREOF REGARDING CHOICE OF LAW THAT WOULD APPLY THE LAW OF A DIFFERENT JURISDICTION. VENUE FOR ANY CAUSE OF ACTION BETWEEN THE PARTIES TO THIS AGREEMENT WILL LIE IN SEDGWICK COUNTY, KANSAS. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY SUIT, ACTION OR OTHER PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT: (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF ANY ACTION, SUIT OR PROCEEDING, SEEK TO ENFORCE THE FOREGOING WAIVER, (B) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) EACH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (D) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 16.

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17.    All of the terms, covenants, representations, warranties and conditions of this Agreement are binding upon, and inure to the benefit of and are enforceable by, the parties and their respective successors, representatives and permitted assigns. No party to this Agreement may assign this Agreement, by operation of law or otherwise, in whole or in part, without the prior written consent of the other parties, and any purported assignment made or attempted in violation of this Section shall be null and void. Nothing contained in this Agreement, express or implied, is intended to confer upon any Persons, other than the parties hereto or their respective successors, any rights, remedies, obligations, or liabilities under or by reason of this Agreement.

18.    If any provision of this Agreement is held to be illegal, invalid or unenforceable under present or future laws, then (a) this Agreement is to be construed and enforced as if such illegal, invalid or unenforceable provision were not a part hereof; (b) the remaining provisions of this Agreement will remain in full force and effect and will not be affected by such illegal, invalid or unenforceable provision or by its severance from this Agreement; and (c) there will be added automatically as a part of this Agreement a provision mutually agreed to which is similar in terms to such illegal, invalid or unenforceable provision as may be possible and still be legal, valid and enforceable.

19.    Each of the parties hereto acknowledges that the other parties would be irreparably damaged and would not have an adequate remedy at law for money damages if any of the covenants contained in this Agreement were not performed in accordance with its terms or otherwise were materially breached. Each of the parties hereto therefore agrees that, without the necessity of proving actual damages or posting bond or other security, the other party will be entitled to temporary and/or permanent injunction or injunctions which a court of competent jurisdiction concludes is justified to prevent breaches of such performance and to specific enforcement of such covenants in addition to any other remedy to which they may be entitled, at law or in equity.

[Signature Page Follows]

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

EQUITY BANCSHARES, INC.

By:
Name:	Brad S. Elliott
Title:	Chairman and Chief Executive Officer

PROXY HOLDER:

Brad S. Elliott

ADAMS DAIRY BANCSHARES, INC.

By:
Name:
Title:

[Signature Page to Voting Agreement]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

SHAREHOLDER

Name:

Number of Shares:

Exhibit B

FORM OF

DIRECTOR SUPPORT AGREEMENT

This DIRECTOR SUPPORT AGREEMENT (the “Agreement”) is made and entered into as of December 16, 2017, by and between Equity Bancshares, Inc. (“EQBK”), a Kansas corporation and registered bank holding company under the Bank Holding Company Act of 1956, as amended (the “BHCA”), and                     , an individual resident of the State of                      (“Director”). Terms with their initial letters capitalized and not otherwise defined herein have the meanings given to them in the Reorganization Agreement (as defined below).

RECITALS

WHEREAS, EQBK, Abe Merger Sub, Inc. (“Merger Sub”) and Adams Dairy Bancshares, Inc. (“Adams”), a Missouri corporation and registered bank holding company under the BHCA, have entered into an Agreement and Plan of Reorganization, dated as of the date hereof (the “Reorganization Agreement”), providing for EQBK’s acquisition of Adams through the merger of Merger Sub with and into Adams, with Adams surviving as a wholly-owned subsidiary of EQBK (the “Merger”); and

WHEREAS, as a condition and inducement to EQBK’s willingness to enter into the Reorganization Agreement, EQBK and Director have agreed to enter into this Agreement.

NOW, THEREFORE, in consideration of the premises and mutual covenants contained herein and in the Reorganization Agreement intending to be legally bound hereby, EQBK and Director agree as follows:

AGREEMENT

1.    Director Support. Director agrees to use his or her best efforts to refrain from harming the goodwill of Adams, any Subsidiary of Adams (“Adams Subsidiary”), EQBK or any Subsidiary of EQBK, and their respective customer, client and vendor relationships. During the term of this Agreement, Director agrees to consider utilizing Equity Bank, a Kansas state bank with its principal office in Andover, Kansas (“Equity Bank”), when obtaining banking products or services for his or her personal or business needs.

2.    Director Covenants.

(a)    Director acknowledges that he or she has received substantial, valuable consideration, including confidential trade secret and proprietary information relating to the identity and special needs of current and prospective customers of Adams or any Adams Subsidiary, Adams’s and any Adams Subsidiary’s current and prospective services, Adams’s and any Adams Subsidiary’s business projections and market studies, Adams’s and any Adams Subsidiary’s business plans and strategies, Adams’s and any Adams Subsidiary’s studies and information concerning special services unique to Adams or any Adams Subsidiary. Director further acknowledges and agrees that this consideration constitutes fair and adequate consideration for the execution of the non-

solicitation and non-competition restrictions set forth below. Accordingly, other than in any capacity for or on behalf of EQBK or any Subsidiary of EQBK, Director agrees that Director will not, directly or indirectly, individually or as an employee, partner, officer, director or shareholder or in any other capacity whatsoever:

i.    solicit the business of any person or entity who is a customer of Adams or any Adams Subsidiary as of the date of this Agreement or as of the Closing Date on behalf of any other insured depository institution for the purpose of providing financial services to such person or entity;

ii.    acquire any interest in (directly or indirectly), charter, operate or enter into any franchise or other management agreement with any insured depository institution that has a location within 50 miles of any location of Adams or any Adams Subsidiaries (the “Noncompete Area”) (but notwithstanding the foregoing, Director may (1) acquire an ownership interest in any publicly-traded depository institution or its holding company, so long as that ownership interest does not exceed 1% of the total number of shares outstanding of that depository institution or holding company, and (2) invest in an existing mutual fund that invests, directly or indirectly, in such insured depository institutions or holding companies);

iii.    from and after the Effective Time, serve as an officer, director, employee, agent or consultant to any insured depository institution that has a location within the Noncompete Area;

iv.    establish or operate a branch or other office of an insured depository institution within the Noncompete Area; or

v.    recruit, hire, assist others in recruiting or hiring, discuss employment with, or refer others concerning employment, any person who is, or within the 12 months preceding the Closing Date was, an employee of Adams or any Adams Subsidiary; but nothing in this Section 2(a)(v) applies to employment other than in financial services.

Director may not avoid the purpose and intent of this Section 2(a) by engaging in conduct within the Noncompete Area from a remote location through means such as telecommunications, written correspondence, computer generated or assisted communications, or other similar methods.

(b)    If any court of competent jurisdiction should determine that the terms of this Section 2 are too broad in terms of time, geographic area, lines of commerce or otherwise, that court is to modify and revise any such terms so that they comply with applicable law.

(c)    Director agrees that (i) this Agreement is entered into in connection with the sale to EQBK of Adams and Adams Dairy Bank, a Missouri state bank with its

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principal office in Blue Springs, Missouri (collectively, the “Bank”), (ii) Director is receiving valuable consideration for this Agreement, (iii) the restrictions imposed upon Director by this Agreement are essential and necessary to ensure EQBK acquires the goodwill of the Bank, and (iv) all the restrictions (including particularly the time and geographical limitations) set forth in this Agreement are fair and reasonable.

3.    Early Resolution Conference. This Agreement is understood to be clear and enforceable as written and is executed by both parties on that basis. However, should Director later challenge any provision as unclear, unenforceable, or inapplicable to any competitive activity that Director intends to engage in, Director will first notify EQBK in writing and meet with a EQBK representative and a neutral mediator (if EQBK elects to retain one at its expense) to discuss resolution of any disputes between the parties. Director will provide this notice at least twenty-one (21) days before Director engages in any activity on behalf of a competing business or engages in other activity that could foreseeably fall within a questioned restriction. If Director fails to comply with this requirement, Director waives his right to challenge the reasonable scope, clarity, applicability or enforceability of this Agreement and its restrictions at a later time.

4.    Termination. This Agreement and all obligations hereunder will terminate on the earlier of (a) the date the Reorganization Agreement is terminated pursuant to Section 9.01 of the Reorganization Agreement or (b) the date that is twenty-four (24) months after the Closing Date.

5.    Waiver, Amendment and Modification. Any party may unilaterally waive a right which is solely applicable to it. Such action will be evidenced by a signed written notice. No failure to exercise nor any delay in exercising any right, power or privilege hereunder by any party hereto will operate as a waiver thereof. No single or partial exercise of any right, power or privilege hereunder will preclude any other or further exercise thereof or the exercise of any other right, power or privilege. A waiver of any party of any right or remedy on any one occasion will not be construed as a bar to any right or remedy that such party would otherwise have on any future occasion or to any right or remedy that any other party may have hereunder. This Agreement may be amended, modified or supplemented only by an instrument in writing executed by each of the parties hereto.

6.    Governing Law. THIS AGREEMENT IS TO BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF KANSAS WITHOUT REGARD FOR THE PROVISIONS THEREOF REGARDING CHOICE OF LAW THAT WOULD APPLY THE LAW OF A DIFFERENT JURISDICTION. VENUE FOR ANY CAUSE OF ACTION BETWEEN THE PARTIES TO THIS AGREEMENT WILL LIE IN SEDGEWICK COUNTY, KANSAS. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND, THEREFORE, EACH SUCH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LEGAL ACTION ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY TO THIS AGREEMENT CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE OF ANY OTHER PARTY HAS

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REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT SEEK TO ENFORCE THE FOREGOING WAIVER IN THE EVENT OF A LEGAL ACTION, (B) SUCH PARTY HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (D) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 6.

7.    Binding Effect; Assignment. All of the terms, covenants, representations, warranties and conditions of this Agreement are binding upon, and inure to the benefit of and are enforceable by, the parties and their respective successors, representatives and permitted assigns. No party to this Agreement may assign this Agreement, by operation of law or otherwise, in whole or in part, without the prior written consent of the other parties, and any purported assignment made or attempted in violation of this Section shall be null and void.

8.    No Third Party Beneficiaries. Nothing contained in this Agreement, express or implied, is intended to confer upon any Persons, other than the parties hereto or their respective successors, any rights, remedies, obligations, or liabilities under or by reason of this Agreement.

9.    Severability. If any provision of this Agreement is held to be illegal, invalid or unenforceable under present or future laws, then (a) this Agreement is to be construed and enforced as if such illegal, invalid or unenforceable provision were not a part hereof; (b) the remaining provisions of this Agreement will remain in full force and effect and will not be affected by such illegal, invalid or unenforceable provision or by its severance from this Agreement; and (c) there will be added automatically as a part of this Agreement a provision mutually agreed to which is similar in terms to such illegal, invalid or unenforceable provision as may be possible and still be legal, valid and enforceable.

10.    Specific Performance. Each of the parties hereto acknowledges that the other parties would be irreparably damaged and would not have an adequate remedy at law for money damages if any of the covenants contained in this Agreement were not performed in accordance with its terms or otherwise were materially breached. Each of the parties hereto therefore agrees that, without the necessity of proving actual damages or posting bond or other security, the other party will be entitled to temporary and/or permanent injunction or injunctions which a court of competent jurisdiction concludes is justified to prevent breaches of such performance and to specific enforcement of such covenants in addition to any other remedy to which they may be entitled, at law or in equity.

11.    Entire Agreement. This Agreement, the Reorganization Agreement, the Voting Agreement and the other agreements, documents, schedules and instruments signed and delivered by the parties to each other at the Closing are the full understanding of the parties, a complete allocation of risks between them and a complete and exclusive statement of the terms and conditions of their agreement relating to the subject matter hereof and supersede any and all prior agreements, whether written or oral, that may exist between the parties with respect thereto. Except as otherwise specifically provided in this Agreement, no conditions, usage of trade, course of dealing or performance, understanding or agreement purporting to modify, vary,

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explain or supplement the terms or conditions of this Agreement is binding unless hereafter made in writing and signed by the party to be bound, and no modification will be effected by the acknowledgment or acceptance of documents containing terms or conditions at variance with or in addition to those set forth in this Agreement.

12.    Rules of Construction. Descriptive headings as to the contents of particular sections are for convenience only and do not control or affect the meaning, construction or interpretation of this Agreement or any particular section. Whenever the words “include,” “includes” or “including” are used in this Agreement, they are deemed to be followed by the words “without limitation.” The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement refer to this Agreement as a whole and not to any particular provision in this Agreement. Each use herein of the masculine, neuter or feminine gender is deemed to include the other genders. Each use herein of the plural includes the singular and vice versa, in each case as the context requires or as is otherwise appropriate. The word “or” is used in the inclusive sense. Any agreement or instrument defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement or instrument as from time to time amended, modified or supplemented, including by waiver or consent. References to a Person are also to its permitted successors or assigns. In the event that an ambiguity or a question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.

13.    Notice. Any and all notices, requests, instructions and other communications required or permitted to be given under this Agreement after the date of this Agreement by any party hereto to any other party may be delivered personally or by nationally recognized overnight courier service or sent by U.S. mail or (except in the case of payments) by facsimile transmission, at the respective addresses or transmission numbers set forth below and is deemed delivered (a) in the case of personal delivery or facsimile transmission, when received; (b) in the case of mail, upon the earlier of actual receipt or five (5) Business Days after deposit in the United States Postal Service, first class certified or registered mail, postage prepaid, return receipt requested; and (c) in the case of an overnight courier service, one (1) Business Day after delivery to such courier service with instructions for overnight delivery. The parties may change their respective addresses and transmission numbers by written notice to all other parties, sent as provided in this Section. All communications must be in writing and addressed as follows:

If to Director:

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If to EQBK:

Brad S. Elliott

Chairman and Chief Executive Officer

Equity Bancshares, Inc.

7701 East Kellogg Drive, Suite 200

Wichita, Kansas 67207

Facsimile: (316) 681-0839

With a copy (which shall not constitute notice) to:

Michael G. Keeley, Esq.

Norton Rose Fulbright US LLP

2200 Ross Avenue, Suite 3600

Dallas, Texas 75201-7932

Facsimile: (214) 855-8200

14.    Articles, Sections, Exhibits and Schedules. All articles and sections referred to herein are articles and sections, respectively, of this Agreement and all exhibits and schedules referred to herein are exhibits and schedules, respectively, attached to this Agreement. Descriptive headings as to the contents of particular sections are for convenience only and do not control or affect the meaning, construction or interpretation of this Agreement or any particular section. Any and all schedules, exhibits, certificates or other documents or instruments referred to herein or attached hereto are and will be incorporated herein by reference hereto as though fully set forth herein.

15.    Multiple Counterparts. For the convenience of the parties hereto, this Agreement may be signed in multiple counterparts, each of which will be deemed an original, and all counterparts hereof so signed by the parties hereto, whether or not such counterpart will bear the execution of each of the parties hereto, will be deemed to be, and is to be construed as, one and the same Agreement. A facsimile or electronic scan in “PDF” format of a signed counterpart of this Agreement will be sufficient to bind the party or parties whose signature(s) appear thereon.

[Signature Page Follows]

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IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first above written.

DIRECTOR

Name

EQUITY BANCSHARES, INC.

By:
Name:	Brad S. Elliott
Title:	Chairman and Chief Executive Officer